UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CoreCivic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2020

To our Stockholders:

You are invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of CoreCivic, Inc. (the “Company”) to be held at 10:00 a.m., Central Time, on Thursday, May 14, 2020. This year’s Annual Meeting will be a virtual meeting of stockholders to be held over the internet via webcast at www.virtualshareholdermeeting.com/CXW2020. The Company determined to host the Annual Meeting virtually due to the emerging public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being of our stockholders, employees and directors. We believe that the use of the internet to host the virtual Annual Meeting will enable us to communicate with our stockholders in an effective manner and allow for expanded stockholder attendance and participation during these unprecedented conditions. An audio broadcast of the virtual Annual Meeting will also be available to stockholders by telephone toll-free at 1-877-328-2502. Please note that listening to the audio broadcast will not be deemed attending the virtual Annual Meeting, and you cannot vote or participate in the virtual Annual Meeting from such audio broadcast. You will be able to listen to the telephonic audio broadcast or attend the virtual Annual Meeting and to vote and submit questions during the virtual Annual Meeting via a live webcast by visiting the website provided above and entering the 16-digit control number included in your notice of internet availability of your proxy materials, your proxy card or voter instruction form.  As in the past, prior to the virtual Annual Meeting you will be able to authorize a proxy to vote your shares on the matters submitted for stockholder approval at the virtual Annual Meeting by registering with and submitting certain information to www.proxyvote.com and we encourage you to do so.  The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

Following the formal matters to be addressed at the virtual Annual Meeting, stockholders will have the opportunity to ask questions about the Company.

Along with the other members of the Board of Directors and management, we encourage you to attend our virtual Annual Meeting via webcast.

Sincerely,

Mark A. Emkes
Chairman of the Board of Directors

Damon T. Hininger
President and Chief Executive Officer

CORECIVIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 14, 2020

The Annual Meeting of Stockholders of CoreCivic, Inc. (the “Annual Meeting”) will be held at 10:00 a.m., Central Time, on Thursday, May 14, 2020. This year’s Annual Meeting will be a virtual meeting of stockholders to be held over the internet via webcast at www.virtualshareholdermeeting.com/CXW2020. The Company determined to host the Annual Meeting virtually due to the emerging public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being of our stockholders, employees and directors. We believe that the use of the internet to host the virtual Annual Meeting will enable us to communicate with our stockholders in an effective manner and allow for expanded stockholder attendance and participation during these unprecedented conditions. At the virtual Annual Meeting, stockholders will consider and act on the following items of business:

(1)

The election of the 11 nominees named in the accompanying Proxy Statement to serve on our Board of Directors. The nominees are Damon T. Hininger, Donna M. Alvarado, Robert J. Dennis, Mark A. Emkes, Stacia A. Hylton, Harley G. Lappin, Anne L. Mariucci, Thurgood Marshall, Jr., Devin I. Murphy, Charles L. Overby and John R. Prann, Jr.

(2)	The non‑binding ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
(3)	An advisory vote to approve the compensation of our Named Executive Officers.
(4)	The approval of the CoreCivic, Inc. 2020 Stock Incentive Plan.
(5)	Such other matters as may properly come before the virtual Annual Meeting or any adjournments or postponements thereof.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the internet. We believe these rules allow us to provide our stockholders with the information they need in a timely and convenient manner, while lowering the costs of delivery and reducing the environmental impact of the virtual Annual Meeting. Our Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2019 Annual Report on Form 10-K) are available on our website at www.corecivic.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/21871N. You may request copies of the proxy materials, including our Proxy Statement, without charge by sending a written request to CoreCivic, Attention: Cameron Hopewell, Managing Director of Investor Relations, 5501 Virginia Way, Suite 110, Brentwood, TN  37027, or by calling Cameron Hopewell at (615) 263-3000.

Your vote is important. You may vote by internet or toll-free telephone. If you receive a copy of our Proxy Statement and proxy card by mail, you may vote by completing, signing and returning the proxy card in the accompanying postage-paid envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the virtual Annual Meeting via webcast, please take advantage of one of the advance voting options to ensure your shares are represented at the virtual Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

An audio broadcast of the virtual Annual Meeting will also be available to stockholders by telephone toll-free at 1-877-328-2502. Please note that listening to the audio broadcast will not be deemed attending the virtual Annual Meeting, and you cannot vote or participate in the virtual Annual Meeting from such audio broadcast. You will be able to listen to the telephonic audio broadcast or attend the virtual Annual Meeting and to vote and submit questions during the virtual Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CXW2020 and entering the 16-digit control number included in your notice of internet availability of your proxy materials, your proxy card or voter instruction form.

If you wish to attend the virtual Annual Meeting via webcast at a location provided by the Company, the Company will air the webcast at the offices of the Company’s Maryland counsel, Miles & Stockbridge, located at 100 Light Street, 5th Floor, Baltimore, Maryland 21202. Please note that no members of management or the Board of Directors will attend at this location. In addition, you must bring a valid, government-issued photo identification, such as a driver’s license or a passport to Miles & Stockbridge’s office to be admitted by building security. If you wish to view the virtual Annual Meeting via webcast at Miles & Stockbridge’s office, please follow the directions for doing so set forth under the heading What do I need to attend the virtual Annual Meeting? in this Proxy Statement.

Stockholders of record at the close of business on Wednesday, March 18, 2020 are entitled to vote at the virtual Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

/s/ Cole G. Carter
Cole G. Carter,
Executive Vice President, General Counsel & Secretary

April 3, 2020

Brentwood, Tennessee

ii

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CORECIVIC, INC.

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 14, 2020

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (our “Board”) of CoreCivic, Inc., a Maryland corporation (the “Company,” “CoreCivic,” “we” or “us”), of proxies to be voted at our 2020 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”). This year’s Annual Meeting will be a virtual meeting of stockholders to be held over the internet via webcast at www.virtualshareholdermeeting.com/CXW2020. The Company determined to host the Annual Meeting virtually due to the emerging public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being of our stockholders, employees and directors. We believe that the use of the internet to host the virtual Annual Meeting will enable us to communicate with our stockholders in an effective manner and allow for expanded stockholder attendance and participation during these unprecedented conditions.

On or about April 3, 2020, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our stockholders as of Wednesday, March 18, 2020, the record date, containing instructions on how to access this Proxy Statement, the Annual Report to Stockholders (including our Letter to Stockholders and 2019 Annual Report on Form 10-K) and other proxy materials online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, the Notice also contains instructions on how to request a printed copy. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.

The virtual Annual Meeting will take place via webcast on Thursday, May 14, 2020, at 10:00 a.m., Central Time. An audio broadcast of the virtual Annual Meeting will also be available to stockholders by telephone toll-free at 1-877-328-2502. Please note that listening to the audio broadcast will not be deemed attending the virtual Annual Meeting, and you cannot vote or participate in the virtual Annual Meeting from such audio broadcast. You will be able to listen to the telephonic audio broadcast or attend the virtual Annual Meeting and to vote and submit questions during the virtual Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CXW2020 and entering the 16-digit control number included in your Notice, your proxy card or voter instruction form. The live webcast of our virtual Annual Meeting provides our stockholders with rights and opportunities to vote and ask questions, which are substantially equivalent to in-person meetings of stockholders. If you plan to attend the virtual Annual Meeting, you must be a stockholder as of Wednesday, March 18, 2020, the record date. If you wish to attend the virtual Annual Meeting via webcast at a location provided by the Company, the Company will air the webcast at the offices of the Company’s Maryland counsel, Miles & Stockbridge, located at 100 Light Street, 5th Floor, Baltimore, Maryland 21202. Please note that no members of management or the Board will attend at this location. In addition, you must bring a valid, government-issued photo identification, such as a driver’s license or a passport to Miles & Stockbridge’s office to be admitted by building security. If you wish to view the virtual Annual Meeting via webcast at Miles & Stockbridge’s office, please follow the directions for doing so set forth under the heading What do I need to attend the virtual Annual Meeting? in this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON Thursday, May 14, 2020.

The Company’s Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2019 Annual Report on Form 10-K) are available on our website at www.corecivic.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/21871N.

INFORMATION ABOUT THE VIRTUAL ANNUAL MEETING AND VOTING

What matters will be acted on at the virtual Annual Meeting?

Stockholders are asked to consider and vote on the following matters at the virtual Annual Meeting:

Proposal 1.	The election of 11 nominees named in this Proxy Statement to our Board.
Proposal 2.	The non-binding ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Proposal 3.	An advisory vote to approve the compensation paid to our Named Executive Officers.

Proposal 4.The approval of the CoreCivic, Inc. 2020 Stock Incentive Plan.

Proposal 5.	Such other matters as may properly come before the virtual Annual Meeting or any adjournments or postponements thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the virtual Annual Meeting.

Who is entitled to vote at the virtual Annual Meeting?

Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive notice of and to vote at the virtual Annual Meeting. Our Board has fixed the close of business on Wednesday, March 18, 2020, as the record date.

As of the record date, there were 119,628,697 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the virtual Annual Meeting.

What do I need to attend the virtual Annual Meeting?

If you wish to attend the virtual Annual Meeting via webcast, you must be a stockholder as of Wednesday, March 18, 2020, the record date. If you are a stockholder of record, or if you hold a legal proxy for the virtual Annual Meeting provided by your bank, broker, or nominee, you may attend the virtual Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CXW2020 and entering the 16-digit control number included in your Notice, your proxy card or voter instruction form. If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and wish to attend the virtual Annual Meeting, you should follow the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee.

In order to vote or submit a question during the virtual Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/CXW2020, and will need to enter the 16‑digit control number included in your Notice, your proxy card or voter instruction form.  Broadridge Financial Services, Inc. is hosting our virtual Annual Meeting and, on the date of the virtual Annual Meeting, will be available by telephone at the technical support number that will be posted on the log in page for our virtual Annual Meeting to answer your questions regarding how to attend and participate in the virtual Annual Meeting. If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and wish to vote or submit a question during the virtual Annual Meeting, you should follow the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee.

If you wish to attend the virtual Annual Meeting via webcast at a location provided by the Company, the Company will air the webcast at the offices of the Company’s Maryland counsel Miles & Stockbridge located at 100 Light Street, 5th Floor, Baltimore, Maryland 21202. Please note that no members of management or the Board will attend at this location. If you wish to view the virtual Annual Meeting via webcast at Miles & Stockbridge’s office, you will need to complete and return the Reservation Request Form found at the end of this Proxy Statement to: CoreCivic, Attention: Secretary, 5501 Virginia Way, Suite 110, Brentwood, Tennessee 37027. Your Reservation Request Form must be received by the Secretary of the Company no later than May 8, 2020. Reservation Request Forms received after that date will not be processed. In addition, you must bring a valid, government-issued photo identification, such as a driver’s license or a passport to Miles & Stockbridge’s office to be admitted by building security.

An audio broadcast of the virtual Annual Meeting will also be available to stockholders by telephone toll-free at 1-877-328-2502. Please note that listening to the audio broadcast will not be deemed attending the virtual Annual Meeting, and you cannot vote or participate in the virtual Annual Meeting from such audio broadcast. You will be able to listen to the telephonic audio broadcast by visiting www.virtualshareholdermeeting.com/CXW2020 and entering the 16-digit control number included in your notice of internet availability of your proxy materials, your proxy card or voter instruction form. If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee and wish to hear the telephonic audio broadcast, you should follow the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee.

How does our Board recommend I vote on each of the proposals?

Our Board recommends that you vote:

•	FOR the election of each of the 11 nominees to serve as directors on our Board.
•	FOR the ratification of the appointment of Ernst & Young LLP.
•	FOR the approval, by a non-binding advisory vote, of the compensation paid to our Named Executive Officers.
•	FOR the approval of the CoreCivic, Inc. 2020 Stock Incentive Plan.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder will vote your shares according to the recommendations of our Board set forth above. Further, if any other matter properly comes before the virtual Annual Meeting or any adjournments or postponements thereof, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

Why did I receive the Notice in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending the Notice regarding the internet availability of the proxy materials to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions set forth in the Notice.

How do I vote?

You can vote either in person by attending the virtual Annual Meeting via webcast or by proxy (whether or not you attend the virtual Annual Meeting via webcast). In order to vote while attending the virtual Annual Meeting via webcast, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/CXW2020 and will need to enter the 16-digit control number included in your Notice, your proxy card or voter instruction form.

If you are a record holder, you can submit your vote by proxy in any of the following ways:

•	vote by internet (instructions are in the Notice you received in the mail or the proxy card);
•	vote by toll-free telephone (instructions are on the proxy card); or
•

if you requested and received printed copies of this Proxy Statement and Annual Report to Stockholders (including our Letter to Stockholders and 2019 Annual Report on Form 10-K) and other proxy materials, you may vote by filling out the proxy card enclosed with the materials, date and sign it, and return it in the accompanying postage-paid envelope.

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee. If you wish to vote in person via attendance at the virtual Annual Meeting, you will need to obtain a valid proxy from your broker, bank or other nominee authorizing you to vote your shares at the virtual Annual Meeting by following the instructions on the voting instruction form or the Notice you receive from your bank, broker or other nominee.

As a record holder, if you submit voting instructions by telephone or by the internet, you may change your vote by following the same instructions used in originally voting your shares. If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee. Attendance at the virtual Annual Meeting will not by itself revoke a previously granted proxy.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting via webcast, we urge you to submit your voting instructions to the proxy holders as soon as possible.

What are broker non-votes?

A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the broker, bank or other nominee does not have discretionary authority to vote the shares. Brokers, banks and other nominees do not have discretionary authority to vote on the election of directors to serve on our Board (Proposal 1), the advisory vote to approve the compensation paid to our Named Executive Officers (Proposal 3) or the vote to approve the CoreCivic, Inc. 2020 Stock Incentive Plan (Proposal 4). As a result, if you hold your shares in street name and do not provide voting instructions on these proposals to your broker, bank or other nominee, your shares will be considered to be broker non-votes and will not be voted on such proposals. Shares that constitute broker non-votes will be counted as present at the virtual Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on Proposal 1, Proposal 3 or Proposal 4. Brokers, banks and other nominees generally have discretionary authority to vote on Proposal 2, the non‑binding ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

What vote is required to approve each proposal?

Quorum Requirement. The presence, in person via attendance at the virtual Annual Meeting or by proxy of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the virtual Annual Meeting is necessary to constitute a quorum for the transaction of business at the virtual Annual Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the virtual Annual Meeting will necessitate an adjournment or postponement of the virtual Annual Meeting and will subject the Company to additional expense.

Election of Directors. Under the Company’s Ninth Amended and Restated Bylaws (the “Bylaws”), adopted by our Board in December 2017, a majority of all of the votes cast at the virtual Annual Meeting is required for the election of each nominee in an uncontested election of directors. A majority of votes cast means the number of shares cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote of the election of directors as they are not considered votes cast.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on our Board as a “holdover” director, but must tender his or her resignation to our Board promptly after certification of the election results of the stockholder vote. The Nominating and Governance Committee of our Board will then recommend to our Board whether to accept the resignation or whether other action should be taken. Our Board will act on the tendered resignation, taking into account the recommendation of our Nominating and Governance Committee, and our Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of our Nominating and Governance Committee or the decision of our Board with respect to his or her resignation.

Non‑Binding Ratification of Ernst & Young LLP. The affirmative vote of the holders of a majority of the shares present in person via attendance at the virtual Annual Meeting or represented by proxy at the virtual Annual Meeting and entitled to vote is required to approve, on an advisory basis, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If our stockholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the appointment and may affirm the appointment of Ernst & Young LLP or retain another independent accounting firm, in its sole discretion. Even if the appointment of Ernst & Young is ratified, our Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm at any time if it determines that a change would be in our best interest. Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, we do not expect any broker non-votes in connection with this proposal. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal.

Advisory Vote on Executive Compensation. The affirmative vote of the holders of a majority of the shares present in person via attendance at the virtual Annual Meeting or represented by proxy at the virtual Annual Meeting and entitled to vote is required to approve the non‑binding advisory vote of compensation paid to our Named Executive Officers. Because your vote is advisory, it will not be binding on our Board or the Company. However, our Board and our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation paid to our Named Executive Officers. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal.

Vote on the CoreCivic, Inc. 2020 Stock Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person via attendance at the virtual Annual Meeting or represented by proxy at the virtual Annual Meeting and entitled to vote is required to approve the CoreCivic, Inc. 2020 Stock Incentive Plan. Brokers do not have discretionary authority to vote on the approval of the CoreCivic, Inc. 2020 Stock Incentive Plan. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal.

Where can I find the virtual Annual Meeting voting results?

We will announce the voting results at the virtual Annual Meeting. We also will report the voting results on a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the virtual Annual Meeting has been held.

How and when may I submit a stockholder proposal for the Company’s 2021 Annual Meeting?

Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are actually received at our executive offices no later than Tuesday, December 4, 2020, and that comply with other SEC rules regarding form and content. Proposals must be sent to our executive offices using the following address: CoreCivic, Attention: Secretary, 5501 Virginia Way, Suite 110, Brentwood, Tennessee 37027.

Other stockholder proposals may be raised at next year’s annual meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be actually received at our executive offices (the applicable address listed above) between Saturday, February 13, 2021 and Monday, March 15, 2021.

How and when may I submit a nomination for an individual to serve on the Board?

If you wish to nominate an individual to serve as a director, our Bylaws require that you comply with certain procedural requirements, including the delivery of a timely notice of the nomination in proper written form. The notice must include certain biographical information regarding the proposed nominee, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposed nominee’s written consent to nomination and the additional information as set forth in our Bylaws. Additionally, for a stockholder nominee to appear in our proxy materials, the nominating stockholder must satisfy, among other requirements set forth in our Bylaws, certain CoreCivic capital stock ownership requirements, as well as expressly elect at the time of providing the notice described above to have its nominee included in the Company’s proxy materials.

For a stockholder’s notice to the Secretary to be timely under our Bylaws, it must be delivered to or mailed and received at our principal executive offices (the applicable address listed above) between Saturday, February 13, 2021, and Monday, March 15, 2021. If the presiding officer at a meeting determines that a nomination was not properly made in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that the nomination was defective, and the defective nomination shall be disregarded.

How can I obtain the Company’s Annual Report on Form 10-K?

Any stockholder who desires a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, may obtain a copy without charge by visiting our website, www.corecivic.com. A copy of our Annual Report on Form 10-K can also be obtained, free of charge, upon written request to CoreCivic, Attention: Cameron Hopewell, Managing Director of Investor Relations, 5501 Virginia Way, Suite 110, Brentwood, Tennessee 37027.

What are the costs of soliciting these proxies?

The Company pays the cost of soliciting proxies. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone, e-mail or facsimile by directors, officers and employees of the Company. No additional compensation will be paid for these services.

How many copies of the Notice and proxy materials should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice and, to the extent requested, a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you do not wish to participate in householding and would prefer to receive a separate copy of the Notice or, to the extent requested, set of proxy materials, or if you are receiving multiple copies of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You may also notify us by sending a written request to CoreCivic, Attention: Cameron Hopewell, 5501 Virginia Way, Suite 110, Brentwood, Tennessee 37027.

Whom should I contact if I have any questions?

If you have any questions about the virtual Annual Meeting or these proxy materials, please contact Cameron Hopewell, 5501 Virginia Way, Suite 110, Brentwood, Tennessee 37027 or by telephone at (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 6201 15th Avenue, Brooklyn, New York 11219, (800) 937-5449, or Cameron Hopewell, Managing Director of Investor Relations, at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

What if during the virtual Annual Meeting I have technical difficulties or trouble accessing the live webcast of the virtual Annual Meeting?

On the day of the virtual Annual Meeting, if you encounter any difficulties accessing the live webcast of the virtual Annual Meeting or during the virtual Annual Meeting itself, please call the technical support number that will be posted on the log in page for our virtual Annual Meeting for assistance. Technicians will be ready to assist you beginning at 9:30 a.m., Central Time, with any difficulties.

CORPORATE GOVERNANCE

We believe effective corporate governance is important to our long-term success and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. Our Nominating and Governance Committee also administers an annual self-evaluation process for our Board and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.

You can access our current corporate charter, Bylaws, Corporate Governance Guidelines, Board committee charters, Code of Ethics and certain other corporate governance information on our website, www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Director Independence

Messrs. Hininger and Lappin are not independent directors because they are employed by the Company. Our Board has determined that all of our other directors are independent. Accordingly, nine of our 11 current directors and director nominees are independent. Our Audit, Risk, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, our Board used the requirements and standards for director independence prescribed by the New York Stock Exchange (“NYSE”) and the SEC and considers all relevant facts and circumstances.

Separation of Chairman and Chief Executive Officer

We do not have a formal policy regarding the separation of our Chairman of the Board of Directors (our “Chairman”) and Chief Executive Officer (“CEO”) positions. In general, our Board believes the determination depends on the circumstances, including our Board’s evaluation of the person or persons available to serve in those positions and the needs of the Company at a particular time.

Since October 2009, the roles of Chairman and CEO have been held separately. Mark A. Emkes currently serves as our Chairman, while Damon T. Hininger serves as our President and CEO. Our Board believes the Company’s leadership structure is appropriate at this particular time. Having Mr. Hininger serve as President and CEO, while Mr. Emkes serves as our Chairman, helps us achieve important strategic objectives. Mr. Hininger is positioned to fully focus his energies on implementing our business strategy and administering our day-to-day affairs. Mr. Emkes is positioned to draw on his relationships with Board members and his past experience to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Hininger. Our Board considers many factors when determining how to best select our Chairman, including: familiarity with the Company and its business, proximity in location to the Company’s headquarters, experience as a leader and consensus builder, willingness and availability to dedicate sufficient time to the Company and experience working with other public companies.

Pursuant to our Bylaws, our Chairman presides over meetings of our Board and meetings of the stockholders at which he or she is present and has general oversight responsibility for our business and affairs. Our CEO has responsibility for implementation of the policies of the Company, as determined by our Board, and for the administration of our business affairs. Our CEO also has responsibility for presiding over any meeting of our Board or of the stockholders at which our Chairman is not present.

Executive Sessions of our Board

Executive sessions of our Board, or meetings of our independent directors without management present, are held periodically in order to provide an opportunity for the directors to discuss openly any and all matters. Our Corporate Governance Guidelines provide that executive sessions of our Board are called and chaired by an independent director appointed from time to time by our Nominating and Governance Committee. Mark A. Emkes currently serves as the executive session chair.

Board Meetings and Committees

Our Board is responsible for establishing our broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, our Board selects and evaluates our executive officers, establishes, reviews and approves our corporate objectives and strategies and evaluates and approves major acquisitions and capital commitments.

Our Board currently consists of 11 directors, all of whom are standing for re-election at the virtual Annual Meeting and are identified, along with their biographical information, under “Proposal 1—Election of Directors” beginning on page 17 of this Proxy Statement.

In 2019, our Board met six times in regular session, and our independent directors met five times in executive session. It is customary for our independent directors to meet in executive session prior to, and following the conclusion of, regular meetings of our Board. The average attendance of all directors at Board and committee meetings was approximately 95%. Each director attended at least 90% of the aggregate meetings of the Board and any committees on which such director was a member, during the period in which he or she served as a member of such committee. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All of the directors serving on the Board at such time attended last year’s annual meeting of stockholders.

Our Board has five regularly standing committees: the Audit, Compensation, Nominating and Governance, Risk and Executive Committees. Each regularly standing committee has a written charter that has been approved by the committee, the Nominating and Governance Committee and our Board. Each committee charter is reviewed at least annually. Our Board and its committees may act by unanimous written consent without convening a meeting, and our Board appoints and delegates certain duties to special committees from time to time as permitted by our Bylaws. The table below shows the current composition of each of our regularly standing and two special committees (the Special Litigation Committee and the Demand Review Committee) as of the date of this Proxy Statement, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2019. A more complete description of each standing committee follows the table.

Committee	Members	Summary of Responsibilities	2019 Meetings
Audit	John R. Prann, Jr. (Chair) Donna M. Alvarado Anne L. Mariucci Devin I. Murphy	Responsibilities include oversight of the integrity of our financial statements; the hiring, qualifications, independence and performance of our independent registered public accountants; and the performance of our internal audit function.	5
Compensation	Donna M. Alvarado (Chair) Robert J. Dennis Mark A. Emkes Anne L. Mariucci (1) John R. Prann, Jr.	Responsibilities include setting executive officer compensation and overseeing the evaluation of the executive officers’ performance, and periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation.	5
Nominating and Governance	Charles L. Overby (Chair) Mark A. Emkes Stacia A. Hylton Thurgood Marshall, Jr.	Responsibilities include identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives.	5
Risk	Thurgood Marshall, Jr. (Chair) Donna M. Alvarado Charles L. Overby	Responsibilities include coordinating the Board’s oversight of the Company’s risk assessment and enterprise risk management practices, as well as the Company’s legal, regulatory and contract compliance.	5
Executive	Mark A. Emkes (Chair) Robert J. Dennis Damon T. Hininger Charles L. Overby	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	—
Special Litigation Committee	Stacia A. Hylton (Chair) Thurgood Marshall, Jr. Charles L. Overby	In response to stockholder demand letters, our Board formed a Special Litigation Committee in 2016.	9
Demand Review Committee	Mark A. Emkes (Chair) Robert J. Dennis Stacia A. Hylton	In response to stockholder demand letters, our Board formed a Demand Review Committee in January 2020.	—

(1)	Ms. Mariucci served as a member of the Risk Committee until May 16, 2019 and began her service on the Compensation Committee on May 16, 2019.

Audit Committee

Our Audit Committee is responsible for:

•	overseeing the integrity of our financial statements;
•	reviewing the effectiveness of our internal control over financial reporting;
•

supervising our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, fees, scope of audit services, approval of audit and non-audit services and annual evaluation of the audit firm’s independence;

•	monitoring preparation by our management of quarterly and annual financial reports and interim earnings releases and the performance of our internal audit function;
•	reviewing Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC;
•	overseeing management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our internal auditing program;
•	overseeing and making determinations with respect to our Related Party Transaction policy; and
•	issuing the Report of the Audit Committee in this Proxy Statement.

Our Board has determined that each member of our Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Exchange Act. Our Board also has determined that each member is “financially literate” as defined by the rules of the NYSE, and that each of Ms. Mariucci, Mr. Murphy, and Mr. Prann is qualified as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act. The full text of the Audit Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Compensation Committee

Our Compensation Committee approves the compensation of our CEO and other executive officers, including annually reviewing and approving corporate goals and objectives relevant to their compensation. Our Compensation Committee is responsible for ensuring that our compensation programs are designed to encourage high performance, promote accountability and adherence to Company values and align with the interests of our stockholders. Our Compensation Committee responsibilities include administration of cash and equity-based incentive compensation plans and stock ownership guidelines, evaluation of the performance of the executive officers and assessment of the material risks of our compensation programs. Our Compensation Committee is also responsible for reviewing, and making recommendations to our Board regarding, the compensation of our Board. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances.

Our Compensation Committee has retained Exequity LLP ("Exequity") as its independent compensation consultant, to provide advice and guidance on the design and market competitiveness of our executive compensation programs. Exequity reports exclusively to the Compensation Committee and does not provide any additional services to the Company. Exequity was paid an aggregate amount of approximately $212,000 in 2019 for consulting with our Compensation Committee on compensation matters. Each year our Compensation Committee reviews the independence of the compensation consultants and other advisors who provide advice to our Compensation Committee, employing the independence factors specified in the NYSE listing standards. Our Compensation Committee has determined Exequity is independent within the meaning of the NYSE listing standards. In 2019, Exequity assisted our Compensation Committee by providing the following compensation consulting services:

•	performing a comprehensive review of our executive compensation program;

•	reviewing our current peer group and peer selection methodology; and
•	recommending a comprehensive executive compensation plan redesign and reconstituted peer group.

Compensation Committee Interlocks and Insider Participation

Our Board has determined that each of Donna M. Alvarado, (Chair), Robert J. Dennis, Mark A. Emkes, Anne L. Mariucci and John R. Prann, Jr., who comprise all members of our Compensation Committee is independent as defined by the listing standards of the NYSE. In addition, there are no relationships among our executive officers, members of our Compensation Committee or entities whose executives serve on our Board or our Compensation Committee that require disclosure. Each member also qualifies as a “non-employee director” within the meaning of the SEC’s Rule 16b-3. The full text of the Compensation Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for developing and overseeing our Board’s Corporate Governance Guidelines, and for monitoring the independence of our Board. Our Nominating and Governance Committee also determines Board membership qualifications; selects, evaluates and recommends to the Board nominees to fill vacancies as they arise; reviews the performance of our Board and its committees; and is responsible for director education. Other responsibilities include oversight of our Board’s self-evaluation process and leading our Board’s executive succession planning efforts. Our Board has determined that each member of our Nominating and Governance Committee is independent as defined by the listing standards of the NYSE. The full text of the Nominating and Governance Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Our Nominating and Governance Committee is authorized by our Board to identify director candidates; evaluate and consider candidates proposed by any director, member of management or stockholder; develop and implement screening processes it deems necessary and appropriate; and recommend for selection by our Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. Our Nominating and Governance Committee is authorized by our Board to exercise sole authority in retaining any third-party search firm our Nominating and Governance Committee deems appropriate to identify and assist with the evaluation of director candidates; and has utilized that authority in past director searches.

Our Nominating and Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of our Nominating and Governance Committee through current Board members, stockholders, members of management, director search firms and other persons. A stockholder who wishes to recommend a prospective nominee for our Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the heading How and when may I submit a stockholder proposal for the Company’s 2021 Annual Meeting? General information concerning the submission of stockholder nominations for an individual to serve as a director is provided above under the heading How and when may I submit a nomination for an individual to serve on the Board? Pursuant to Board policy, there are to be no differences in the manner in which our Nominating and Governance Committee evaluates candidates based on the source of the recommendation.

Our Nominating and Governance Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines, which include professional integrity and sound judgment; sufficient time available to devote to Board activities; a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; an understanding of our business and human rights concerns related to our business; and factors such as diversity, age, skills and educational and professional background. With respect to diversity, our Nominating and Governance Committee considers diversity in terms of age, gender and ethnicity, as well as diversity of skills, expertise and experience, in its deliberations.

Our Nominating and Governance Committee may also consider other factors it deems relevant, including the current composition of our Board in terms of independence, expertise, experience and special knowledge required for the effective discharge of Board responsibilities; whether there is a need to fill vacancies or expand or contract the size of the Board; the balance of management and independent directors; the structure, membership and need for expertise on our standing committees; and the qualifications of other prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis protected by applicable law.

With respect to determining whether current directors should stand for re-election, our Nominating and Governance Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of our Board and the Company. With respect to new candidates for Board service, a full evaluation may also include detailed background checks and in-person and telephonic interviews with our Nominating and Governance Committee and other Board members. Our Nominating and Governance Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.

Risk Committee

Our Risk Committee is charged with coordinating our Board’s oversight of our assessment and risk management practices, including our enterprise risk management ("ERM") program; our legal and regulatory environment, including the special rules applicable to Real Estate Investment Trusts, (“REITs”); and our contract compliance, particularly regarding contracts with government entities. Our Risk Committee is also responsible for monitoring and reviewing public policy developments and other trends facing the Company that could impact our operations and performance. Our Risk Committee further assists our Board in fulfilling its oversight responsibility with respect to organizational ethics and compliance, and receives regular reports from our Corporate Ethics and Compliance Officer, who reports to the CEO, and to the chair of our Risk Committee. The full text of the Risk Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Executive Committee

Our Executive Committee is charged with acting on behalf of the full Board when necessary and subject to authority limitations with respect to the transaction of routine, administrative matters that occur between regularly scheduled Board meetings. The full text of the Executive Committee charter is available on the Company’s website at www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Special Litigation Committee

In response to stockholder demand letters, our Board formed a Special Litigation Committee to take any actions it deems appropriate or necessary to investigate, respond and otherwise properly address the matters alleged in the demand letters. The matters alleged in the demand letters were generally related to an August 18, 2016 memorandum issued by the Department of Justice (“DOJ”) in which the DOJ directed that, as each contract with privately operated prisons reaches the end of its term, the Federal Bureau of Prisons (“BOP”) should either decline to renew that contract or substantially reduce its scope in a manner consistent with law and the overall decline of the BOP's inmate population. That memorandum was rescinded on February 21, 2017 by the newly‑appointed Attorney General. The Special Litigation Committee has retained independent legal counsel to advise the committee in the performance of its duties. The matters being reviewed by the Special Litigation Committee are separate from the matters being reviewed by the Demand Review Committee, which are discussed below.

Demand Review Committee

In response to a stockholder demand letter received on January 13, 2020 from the Oregon Attorney General and the Oregon State Treasurer, our Board formed a Demand Review Committee in January 2020 to take any actions it deems appropriate or necessary to investigate, respond and otherwise properly address the matters alleged in the demand letter. The demand letter’s allegations are associated with various incidents and allegations related to the Company’s operation of correctional and detention facilities. Because the Demand Review Committee did not form until 2020, it did not conduct any meetings during 2019. The Demand Review Committee has retained independent legal counsel to advise the committee in the performance of its duties.

Limitations on Other Board Service

The Audit Committee charter provides that a member of our Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines instruct our Nominating and Governance Committee and our Board to take into account the nature of and time involved with respect to a director’s service on other boards, as well as other job responsibilities, in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics. Our Corporate Governance Guidelines require a director to provide notice to the Chair of our Nominating and Governance Committee of his or her acceptance of a nomination to serve on the board of another public company in the case where such nomination has not been previously disclosed.

Communications with Directors

Stockholders, employees and other interested parties may communicate with members of our Board (including specific members of our Board or our independent directors as a group) by writing to CoreCivic, Attention: Secretary, 5501 Virginia Way, Suite 110, Brentwood, Tennessee 37027. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to our Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may exercise discretion in submitting to the addressee, may include, but are not limited to, junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by our Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to our Audit Committee.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members that require disclosure under Item 404 of Regulation S-K under the Exchange Act.

Pursuant to its written charter, our Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires our Audit Committee (or the chair of our Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;
•	the Company was, is or will be a participant; and
•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;
•	immediate family member of any of the foregoing; or
•

firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, our Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, our Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers and non-executive directors because we believe it is important to align the interests of our management and our Board with the interests of our stockholders. The guidelines are discussed in detail under the headings Executive and Director Compensation—Guidelines and Policies—Executive Officer Stock Ownership Guidelines and Executive and Director Compensation—Director Compensation—Director Stock Ownership Guidelines in this Proxy Statement and are accessible on our website, www.corecivic.com (under the “Corporate Governance” section of the Investors page).

No Hedging or Pledging Permitted

Our insider trading guidelines include provisions that prohibit members of our Board, executive officers, other officers and employees from engaging in hedging or pledging transactions involving Company securities. Generally prohibited practices include purchasing or selling derivative securities, such as exchange‑traded put or call options as well as participating in individually arranged derivative transactions. Directors, executive officers, other officers and employees are also generally prohibited from participating in long‑term forward sales or monetization transactions that are used to hedge an ownership position in the Company’s securities. None of the members of our Board or our executive officers are engaged in any hedging or pledging transactions involving Company securities.

Code of Ethics

All of our directors and employees, including our CEO, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics. Our Code of Ethics and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing our Code of Ethics annually, and our Risk Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post any amendments to or waivers from our Code of Ethics (to the extent applicable to our directors, CEO, principal financial officer or principal accounting officer) on our website. Our Code of Ethics is accessible on our website, www.corecivic.com (under the “Corporate Governance” section of the Investors page).

Board Oversight of Corporate Strategy and Enterprise Risk

Our Board engages in proactive oversight and regular review of the development, evaluation and execution of our annual operating plan and long-term growth, diversification and investment strategies. Each regular meeting of our Board includes a comprehensive business update presented by our CEO, which addresses our progress in achieving near-term operational objectives, strategic transactions completed and new opportunities being actively pursued, as well as current and future challenges to our continued success. Each such meeting also includes presentations from members of the executive team who are directly responsible for the implementation of our growth and diversification strategy, the integration of new acquisitions and the financial performance of our business. At our Board’s two-day retreat in August of each year, management engages our Board in a detailed discussion of our growth and investment strategy, target opportunities, risks and challenges, and proposals for modifying our strategies to improve results. At its annual December meeting, our Board is provided the opportunity to challenge management on the details of our annual operating plan prior to its approval. In addition to the opportunity to engage management and independent consultants we retain to assist with the development and execution of our growth strategy, our independent directors set aside time at each meeting to meet in executive session to review and deliberate upon management’s performance in strategy development and execution.

Our Risk Committee performs a leadership role on behalf of our Board and our Audit Committee in the oversight of our risk assessment and risk management practices, and assists our Board and Audit Committee with oversight of our financial, legal, contractual and regulatory risks and organizational ethics and compliance. Our Risk Committee is also charged with oversight of management’s ERM program.

Management’s ERM program entails the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to develop and improve controls for managing these risks or mitigating their effects in an integrated effort involving our Board, relevant Board committees, management and other personnel. Our ERM program is led by our General Counsel, is a component of management’s strategic planning process and is overseen by our Risk Committee with periodic reports to the full Board.

The full Board maintains an ongoing, direct role in risk oversight through, among other things, regular reports from the Chair of our Risk Committee, regular reports from our CEO on the ERM process and oversight of management’s strategic planning process, which includes an evaluation of opportunities and risks presented by the Company’s current strategies and alternative strategies. Our Board also receives regular reports from each of the executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, our Board receives regular reports from our Chief Corrections Officer with respect to key areas of operational risk; monitors risks relating to our partnership development efforts through regular reports from our Chief Development Officer; and receives regular reports from our General Counsel with respect to legal and compliance risks. In addition, our Board evaluates risk in the context of particular business strategies and transactions. For example, our Board monitors significant capital expenditures through its annual budget review and quarterly capital expenditure reports from management, and monitors risk relating to our acquisition and financing activities through in depth reviews of proposed acquisition and financing transactions.

In addition to our Risk Committee, other standing committees of our Board have responsibility for risk oversight within their areas of oversight. Our Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. It receives an annual risk assessment report from our internal auditors, as well as financial risk assessment information in connection with particular events or transactions. Our Nominating and Governance Committee addresses certain governance-related risks, such as risks related to Board and executive management succession planning. As discussed in detail below, our Compensation Committee addresses risks relating to our executive compensation strategies. The full Board receives regular reports from the chairs of these committees and receives copies of meeting materials provided to each of the committees.

Compensation Risk Assessment

In setting compensation, our Compensation Committee considers risks in the achievement of the Company’s goals that may be inherent in the compensation program as well as the risks to CoreCivic’s stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” our Compensation Committee believes our executive compensation plans are appropriately structured and do not pose a material risk to CoreCivic. Our Compensation Committee considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance targets we believe are reasonable, but uncertain, in light of past performance and current market and economic conditions.

•

The financial and strategic business goals (“Strategic Business Goals”) used for determining payouts under our incentive compensation plans are aligned with our near-term and long-term operating and strategic growth plans, and are established at challenging, but appropriate, levels that do not encourage unnecessary or excessive risk taking.

•	We use restricted stock units rather than stock options for equity awards because, unlike options, restricted stock units retain value even in a depressed market.
•

Performance-based vesting over multiple years for our long-term equity incentive awards promotes the alignment of our executives’ interests with those of our stockholders for the long-term performance of the Company.

•

Time‑based restricted stock units and, assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

Our executive stock ownership guidelines require our executives to hold significant levels of our stock, which aligns an appropriate portion of their personal wealth to the long-term performance of the Company.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board reflects a diverse, highly engaged group of directors with a wide range of relevant experience:

Independence	∎	∎	∎	∎	∎	∎	∎	∎	∎	☐	☐	82%
CEO / Senior Leadership Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	100%
Gender / Ethnic Diversity	∎	∎	∎	∎	☐	☐	☐	☐	☐	☐	☐	36%
Other Public Company Board Experience	∎	∎	∎	∎	∎	∎	∎	☐	☐	☐	☐	64%
Tenure
1 – 4 Years	∎	∎	∎	☐	☐	☐	☐	☐	☐	☐	☐	27%
5 – 9 Years	∎	∎	∎	☐	☐	☐	☐	☐	☐	☐	☐	27%
10+ Years	∎	∎	∎	∎	∎	☐	☐	☐	☐	☐	☐	45%

*Percentage calculations are rounded to the nearest whole number. As a result, totals of categories may not equal 100%.

The current term of office of each of our directors expires at the virtual Annual Meeting. Our Board has nominated the following 11 nominees, all of whom are currently serving as directors, for election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the 11 nominees to serve if elected. If any of them becomes unavailable to serve as a director, our Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by our Board.

The general criteria considered by our Nominating and Governance Committee with respect to director nominees are discussed beginning on page 11 of this Proxy Statement under the heading Nominating and Governance Committee. Based on the evaluation of those criteria, our Nominating and Governance Committee and Board believe each nominee contributes relevant skills, expertise and experience to our Board, and that the group of nominees collectively has the skills, expertise, experience, independence and other attributes necessary to discharge effectively our Board’s oversight responsibilities on behalf of our stockholders.

Nominees Standing for Election

Information regarding each of the nominees for director, including particular qualifications considered for each nominee, is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

DAMON T. HININGER	Director since 2009

Mr. Hininger, age 50, has served as a director and our President and Chief Executive Officer since October 2009. From 2008 until 2009, he served as our President and Chief Operating Officer. From 2007 until 2008, he served as our Senior Vice President, Federal and Local Customer Relations, after having served as Vice President, Federal and Local Customer Relations since 2002. Prior to 2002, he held several positions of increasing responsibility with the Company. Mr. Hininger joined the Company in 1992 as a correctional officer at the Leavenworth Detention Center. He serves on the Board of Trustees of the United Way of Metropolitan Nashville and Belmont University, where he also serves on the Board of Advisors for the Massey School of Business. Mr. Hininger also serves on the Board of Directors of the Nashville Public Education Foundation, the Men of Valor, the Kansas State University Foundation and as a member of the Executive Board of the Middle Tennessee Council of the Boy Scouts of America. Mr. Hininger holds a bachelor’s degree from Kansas State University and a master’s degree in business administration from the Jack Massey School of Business at Belmont University.

In making the decision to nominate Mr. Hininger to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his current service as our President and CEO and his comprehensive knowledge of the Company, its business, operations and management team through his current position and past roles with the Company, including roles at the facility operations level, as Chief Operating Officer and as Senior Vice President, Federal and Local Customer Relations. The Board also considered Mr. Hininger's familiarity and experience with human rights issues affecting the Company's business because of his leadership role in our Company, his multi‑decade experience in our industry and his participation in human rights related panels and programs as part of his involvement with the American Correctional Association and the Correctional Leaders Association.

DONNA M. ALVARADO	Director since 2003

Ms. Alvarado, age 71, has served as a director since December 2003, and serves as Chair of our Compensation Committee. She also serves as a member of our Audit Committee and Risk Committee. Ms. Alvarado is the founder and president of Aguila International, an international business consulting firm specializing in human resources and leadership development. Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense and Director of ACTION, the federal domestic volunteer agency. Ms. Alvarado serves as a director and member of the audit, compensation and public affairs committees of CSX Corporation, a publicly-traded provider of rail and other transportation services. She serves as a director and chair of the nominating and corporate governance committee, as well as a member of the audit and risk committees, of Park National Corporation, a publicly-traded bank holding company. Ms. Alvarado has served as a member and as chair of both the Ohio Board of Regents and the Ohio Workforce Policy Board. She holds both a bachelor’s degree and a master’s degree in Spanish from The Ohio State University, completed doctoral coursework in Latin American literature at the University of Oklahoma and earned a postgraduate certificate in financial management from the Wharton School of Business at the University of Pennsylvania.

In making the decision to nominate Ms. Alvarado to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and member of audit, compensation, risk and nominating and corporate governance committees; her human resources and leadership development expertise; her civic and community involvement; and her contribution to the Board’s gender and cultural diversity. The Board also considered Ms. Alvarado's experience related to human rights issues, both in general and as affecting our Company's business, including her service on various statewide commissions focused on equity in educational access, judicial reform, voting rights and equal opportunity in employment as well as her service on national commissions focused on addressing homelessness, expanded treatment for addiction, immigration and literacy.

ROBERT J. DENNIS	Director since 2013

Mr. Dennis, age 66, has served as a director since February 2013, and serves as a member of our Compensation Committee and Executive Committee. Mr. Dennis also serves as a member of our Demand Review Committee. Mr. Dennis has served as the Executive Chairman of the Board of Directors of Genesco Inc., a publicly traded retailer of footwear, apparel and accessories, since February 2020, and it is expected that Mr. Dennis will continue to hold this position until June 30, 2020.  Previously, Mr. Dennis served as Genesco’s President and Chief Executive Officer from 2008 until February 2020 and as Chairman from April 2010 to February 2020. Prior to joining Genesco, Mr. Dennis held senior management positions with Hat World Corporation and Asbury Automotive, and was a partner and leader of the North American Retail Practice with McKinsey & Company. Mr. Dennis serves as a director and member of the governance committee and the finance and investments committee of HCA Holdings, Inc., a publicly traded health care services company. Mr. Dennis serves on the Board of Trustees of the United Way of Metropolitan Nashville, the Board of Leadership Nashville, the Board of the Nashville Chamber of Commerce, and serves on the Board of Visitors at Vanderbilt University’s Owen School of Management. Mr. Dennis holds a master’s degree in business administration, with distinction, from the Harvard Business School, and bachelor’s and master’s degrees from Rensselaer Polytechnic Institute.

In making the decision to nominate Mr. Dennis to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer of a public company; his public company director experience; his demonstrated business acumen; his understanding of corporate finance and business development matters; and his civic and community involvement. The Board also considered Mr. Dennis’ human rights related experience associated with the management of a clothing retailer engaged in international business, labor and supply chain management.

MARK A. EMKES	Director since 2014

Mr. Emkes, age 67, has served as a director since August 2014, and serves as the independent Chairman of the Board. He also serves as a member of our Compensation Committee, Nominating and Governance Committee and Executive Committee Chair. Mr. Emkes also serves as Chair of our Demand Review Committee. From 2011 until 2013, Mr. Emkes served as the State of Tennessee’s Commissioner of Finance and Administration. For more than five years until his retirement in 2010, Mr. Emkes served as Chief Executive Officer and Chairman of the Board of Directors of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company. He also served as President of Bridgestone Americas, Inc. from January 2009 until his retirement. From 2004 until 2010, Mr. Emkes also served as a director of Bridgestone Corporation. Mr. Emkes serves as a director and member of the compensation committee of Greif, Inc., a publicly traded industrial packaging products and services company, and as a director and chair of the audit committee of First Horizon National Corporation, a publicly traded regional financial institution. Mr. Emkes has served as President of the Middle Tennessee Council of the Boy Scouts of America, the Board of Directors of the Community Foundation of Middle Tennessee and the Advisory Board of Habitat for Humanity, Nashville Chapter. Mr. Emkes was the 2011 recipient of the Jennings A. Jones Champion of Free Enterprise Award and was inducted into the Nashville Business Hall of Fame in 2012. Mr. Emkes holds a bachelor’s degree in economics from DePauw University and a master’s degree in business administration from the Thunderbird School of Global Management.

In making the decision to nominate Mr. Emkes to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience in various management positions, including as chief executive officer and chairman of an international company; his demonstrated business acumen and his understanding of corporate finance and business development matters; and his civic and community involvement. The Board also considered Mr. Emkes’ experience with human rights issues, including those related to sourcing, workplace practices and labor management as part of his role as executive leader of an international manufacturer operating throughout the Americas.

STACIA A. HYLTON	Director since 2016

Ms. Hylton, age 59, has served as a director since August 2016, and is a member of our Nominating and Governance Committee and Chair of our Special Litigation Committee. Ms. Hylton also serves as a member of our Demand Review Committee. Since 2016, Ms. Hylton has served as a Principal for LS Advisory, a New Jersey-based business solutions advisory consultancy. In 2010, Ms. Hylton was nominated by U.S. President Barack Obama to serve as Director of the U.S. Marshals Service (“USMS”), a federal agency with more than 5,600 employees responsible for federal judiciary security, fugitive operations, asset forfeitures, prisoner operations, transportation and witness security, and served as Director of the USMS until her retirement in 2015. She served as the U.S. Attorney General’s Federal Detention Trustee in the U.S. Department of Justice from 2004 to 2010. From 1980 to 2004, Ms. Hylton served in progressively senior leadership positions within the USMS. Ms. Hylton serves as a director and member of the audit committee of Spok Holdings, Inc., a publicly-traded provider of communications solutions. Ms. Hylton is a Fellow for the National Academy for Public Administration and has served on the Board of Directors of the National Center for Missing and Exploited Children and Law Enforcement Exploring. Ms. Hylton has served on the Executive Committee for the International Chiefs of Police and the Accreditation and Policy Committees for the National Sheriffs Association. Ms. Hylton holds a bachelor’s degree in criminal justice from Northeastern University.

In making the decision to nominate Ms. Hylton to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and member of an audit committee; her unique understanding of the USMS; her civic and community involvement; and her contribution to the Board’s gender diversity. The Board also considered Ms. Hylton’s experience with human rights issues related to our business, developed through leadership of a large, federal law enforcement and detention agency. In that role, Ms. Hylton led the establishment, revision and compliance monitoring of human rights standards, engaged with nongovernmental organizations and national and international stakeholders and participated in policing and detention reform initiatives.

HARLEY G. LAPPIN	Director since 2018

Mr. Lappin, age 64, has served as a director and has been employed as a special operations advisor to the leadership team of the Company since January 2018. Mr. Lappin served as our Executive Vice President and Chief Corrections Officer from 2011 until his retirement from such position on January 1, 2018. Prior to joining the Company in 2011, Mr. Lappin served from 2003 to 2011 as Director of the BOP. As Director of the BOP, Mr. Lappin had oversight and management responsibility for 116 federal prisons, 14 large, private contract facilities and more than 250 contracts for community corrections facilities, in total comprising more than 215,000 offenders managed by 38,000 employees. Mr. Lappin has received numerous awards throughout his career, including the Associate Warden of the Year award for the BOP’s South Central Region (1992); the BOP’s Excellence in Prison Management Award (2000); the Attorney General’s Award for Excellence in Management (2001); and the Presidential Rank Award of Meritorious Executive (2004). In 2010, he received the American Correctional Association’s ("ACA") E.R. Cass Award for Correctional Achievement, the highest honor bestowed by that organization. In 2015, Mr. Lappin received the Louie L. Wainwright Award from the Association of State Correctional Administrators ("ASCA"). Mr. Lappin has served as chair of the Standards Committee of the ACA, is a former board member of both the National Institute of Corrections and the Federal Prison Industry Board, and a former chair of the Prison Industry Committee of ASCA. Mr. Lappin holds a bachelor’s degree from Indiana University and a master’s degree in criminal justice from Kent State University.

In making the decision to nominate Mr. Lappin to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his comprehensive corrections industry experience, including executive leadership of federal and private sector correctional system operations; his public company leadership experience; his understanding of government through his public sector experience; and his extensive knowledge of the Company, its business, operations, facilities, customers and personnel through his past role as our Chief Corrections Officer. The Board also considered Mr. Lappin’s extensive experience with human rights issues affecting our business, such as safe and secure detention, respect for prisoner and detainee rights, labor management, and engagement with nongovernmental organizations. He acquired this experience while serving in various roles including executive leader of the nation’s largest corrections and detention system.

ANNE L. MARIUCCI	Director since 2011

Ms. Mariucci, age 62, has served as a director since December 2011, and serves as a member of our Audit Committee and Compensation Committee. Until May 16, 2019, Ms. Mariucci also served as a member of our Risk Committee. Since 2003, she has been affiliated with private equity firms Hawkeye Partners (Austin, Texas), Inlign Capital Partners (Phoenix, Arizona) and Glencoe Capital (Chicago, Illinois). Prior to 2003, Ms. Mariucci served in a variety of senior executive roles with Del Webb Corporation, and following its 2001 merger with Pulte Homes, Inc., as President of Del Webb Group and Senior Vice President of Strategy for Pulte Homes, Inc. Ms. Mariucci serves as a director of Taylor Morrison Home Corporation, a publicly-traded homebuilder where she serves as Chair, Compensation Committee, and as a member of the Audit and Nominating & Governance committees. Ms. Mariucci also serves as a director of Southwest Gas Holdings, Inc. a publicly-traded holding company, where she serves as Chair of the Pension Investment Committee and as a member of the Compensation and Nominating & Corporate Governance Committees. Ms. Mariucci serves as lead director of Berry Corporation (f/k/a Berry Petroleum Corporation), a publicly-traded energy company, where she serves as Chair of the Nomination/Governance Committee, and member of the Compensation and Audit Committees. Ms. Mariucci serves as a director of Banner Health, a non-profit health system, where she serves as a member of the Compensation Committee and Chair of the Investment Committee. Ms. Mariucci serves as a director of the Arizona State University Foundation and the Fresh Start Women’s Foundation. Ms. Mariucci is a past director of the Arizona State Retirement System, Scottsdale Healthcare and Action Performance Companies, as well as a past trustee of the Urban Land Institute. She also served on the Arizona Board of Regents. Ms. Mariucci holds a bachelor’s degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business.

In making the decision to nominate Ms. Mariucci to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, her public company executive leadership experience; her understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; her background in accounting and corporate finance; her experience and knowledge with real estate; her experience as a public company director and member of audit and compensation committees; her civic and community involvement; and her contribution to the Board’s gender diversity.

THURGOOD MARSHALL, JR.	Director since 2002

Mr. Marshall, age 63, has served as a director since December 2002, and serves as Chair of our Risk Committee and as a member of our Nominating and Governance Committee and our Special Litigation Committee. Until his retirement in 2019, he served as a partner in the Washington D.C. office of the law firm of Morgan, Lewis & Bockius LLP, and a principal in the firm’s Morgan Lewis Consulting Group LLC, which assists business clients with communications, political and legal strategies. Mr. Marshall has held appointments in all three branches of the federal government. Prior to joining a predecessor of Morgan, Lewis & Bockius LLP in 2001, he served as Assistant to the President and Cabinet Secretary from 1997 to 2001. Mr. Marshall has served as Director of Legislative Affairs and Deputy Counsel to the Vice President, and as counsel to the Senate Judiciary Committee, the Senate Committee on Commerce, Science and Transportation and the Senate Government Affairs Committee. In 2006, he was confirmed by the United States Senate to serve on the Board of Governors of the United States Postal Service and served as Chairman prior to completing his service in 2013. Mr. Marshall serves as a director of Genesco Inc., a publicly traded retailer of footwear, apparel and accessories. He is a former member of the Board of Trustees of the Ford Foundation and the Ethics & Compliance Certification Institute. Mr. Marshall serves as a trustee on four non-profit boards – The Third Way, Campaign Legal Center, President Lincoln’s Cottage and the DC Grays. Mr. Marshall holds a bachelor’s degree and a juris doctor from the University of Virginia and served as a law clerk for United States District Judge Barrington D. Parker.

In making the decision to nominate Mr. Marshall to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of politics and the public sector through his varied government service and consulting work; his understanding of organizational governance and oversight through his service as a director in the public, non-profit and for-profit sectors; his understanding of legal, regulatory and compliance issues through his education and experience as a lawyer; and his contribution to the Board’s cultural diversity. The Board also considered Mr. Marshall’s extensive experience with and expertise in human rights issues, including his service as a board member of the American Bar Association’s Center for Human Rights, his work focusing on human rights issues as a staff member for Senator Edward M. Kennedy and his service in the Administration of President Clinton in various roles affecting US human rights policy.

DEVIN I. MURPHY	Director since 2018

Mr. Murphy, age 60, joined CoreCivicʼs Board of Directors in November 2018 and serves on the Audit Committee. He is President of Phillips Edison & Company, one of the nation’s largest owners and operators of grocery-anchored shopping centers. He previously served as Vice Chairman of Investment Banking at Morgan Stanley. Mr. Murphy began his real estate career in 1986, when he joined the real estate group at Morgan Stanley as an associate. He held a number of senior positions at Morgan Stanley including co-head of U.S. real estate investment banking and head of the private capital markets group. He also served on the investment committee of the Morgan Stanley Real Estate Funds, a series of global private real estate funds with over $30 billion of assets under management. Prior to rejoining Morgan Stanley in June 2009, Mr. Murphy was a managing partner of Coventry Real Estate Advisors, a real estate private equity firm, which sponsors institutional investment funds that acquire and develop retail properties. Before joining Coventry, Mr. Murphy also served as global head of real estate investment banking for Deutsche Bank Securities, Inc. Mr. Murphy is an advisory director of Hawkeye Partners, a real estate private equity firm headquartered in Austin, Texas, and of Trigate Capital, a real estate private equity firm headquartered in Dallas, Texas. Mr. Murphy received a Bachelor of Arts with Honors from the College of William and Mary, and a Master of Business Administration from the University of Michigan.

In making the decision to nominate Mr. Murphy to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria above, his executive leadership of real estate and finance‑focused organizations; his broad exposure to private equity, banking and other investment businesses; and his high level leadership roles in complex merger and acquisition transactions and activities.

CHARLES L. OVERBY	Director since 2001

Mr. Overby, age 73, has served as a director since December 2001, and serves as Chair of our Nominating and Governance Committee and as a member of our Executive Committee, our Risk Committee and our Special Litigation Committee. From 1989 until 2011, Mr. Overby served as Chief Executive Officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, and its predecessor, The Gannett Foundation. Mr. Overby served from 1997 to 2011 as Chief Executive Officer of The Freedom Forum’s affiliate, Newseum, an interactive museum in Washington, D.C. committed to educating visitors on free expression and the First Amendment. Prior to leading The Freedom Forum, Mr. Overby served for 16 years as a reporter, editor and corporate executive with Gannett Co., Inc., the nation’s largest newspaper company and publisher of USA TODAY, including roles as a Pulitzer Prize-winning editor at The Clarion-Ledger in Jackson, Mississippi. Mr. Overby serves as Chairman of the Overby Center for Southern Journalism and Politics at the University of Mississippi and on the Board of Trustees of the Andrew Jackson Foundation. Mr. Overby holds a bachelor’s degree from the University of Mississippi.

In making the decision to nominate Mr. Overby to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience and understanding of corporate governance as chief executive of several non-profit organizations; his understanding of media and public relations through his career as a journalist, print media executive and executive with other media-related organizations; his political experience; and his civic and community involvement and leadership. The Board also considered Mr. Overby’s human rights experience and expertise, developed through decades‑long advocacy, experience and engagement in global issues related to the freedom of speech and press freedom.

JOHN R. PRANN, JR.	Director since 2000

Mr. Prann, age 69, has served as a director since December 2000, and serves as Chair of our Audit Committee. He also serves as a member of our Compensation Committee. From 2009 to 2016, Mr. Prann served as Chairman of the Board of Directors of a privately held motorsports business. From 2012 to 2014, Mr. Prann served as a Senior Advisor to The Pritzker Group, a private capital, venture capital and asset management firm. From 1993 to 2001, Mr. Prann served as President, Chief Executive Officer and Chief Operating Officer of Katy Industries, Inc., a publicly traded manufacturer and distributor of consumer products and maintenance cleaning products. Mr. Prann also served as President and Chief Executive Officer of CRL, Inc., a diversified holding company that held a 25% interest in Katy Industries, Inc. Mr. Prann served as a director of CPAC, Inc., a publicly traded chemicals and equipment business, and Dynojet Research, Inc. He has served as a partner with the accounting firm of Deloitte & Touche. Mr. Prann holds a bachelor’s degree in biology from the University of California, Riverside, and a master’s degree in business administration from the University of Chicago.

In making the decision to nominate Mr. Prann to serve as a director, our Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience as president and chief executive of a public company and his understanding of accounting and finance issues through his education and career.

Under the Company’s Bylaws, a majority of all of the votes cast at the virtual Annual Meeting is required for the election of each nominee in an uncontested election of directors. A majority of votes cast means the number of shares cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote of the election of directors as they are not considered votes cast.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on our Board as a “holdover” director, but must tender his or her resignation to our Board promptly after certification of the election results of the stockholder vote. The Nominating and Governance Committee of our Board will then recommend to our Board whether to accept the resignation or whether other action should be taken. Our Board will act on the tendered resignation, taking into account the recommendation of our Nominating and Governance Committee, and our Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of our Nominating and Governance Committee or the decision of our Board with respect to his or her resignation.

Our Board unanimously recommends a vote “FOR” each of the 11 nominees.

PROPOSAL 2 ̶  NON-BINDING RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2019 are described below under “Audit Matters.”

Representatives of Ernst & Young LLP will be present at the virtual Annual Meeting via webcast. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the shares present in person via attendance at the virtual Annual Meeting or represented by proxy at the virtual Annual Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm, in its sole discretion. Even if the appointment of Ernst & Young LLP is ratified, our Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm at any time if it determines that a change would be in our best interest.

Our Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020.

AUDIT MATTERS

Audit and Non-Audit Fees

The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2019 and 2018:

Fees	2019	2018
Audit Fees (1)	$1,097,469	$1,243,318
Audit-Related Fees (2)	438,178	362,759
Tax Fees (3)	297,433	319,987
All Other Fees (4)	1,205	2,000
Total	$1,834,285	$1,928,064

(1)

Audit fees for 2019 and 2018 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, and reviews of our quarterly financial statements.

(2)

Audit-related fees in 2019 and 2018 include consultation related to our capital market transactions and due diligence and accounting consultations related primarily to our acquisitions completed in 2019 and 2018 and other prospective acquisitions.

(3)	Tax fees for 2019 and 2018 were for services consisting primarily of federal and state tax planning, including the Company’s activities relating to being taxed as a REIT.
(4)	All other fees for 2019 and 2018 consist of access fees to EY Online, an online information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees

Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2019 and 2018, our Audit Committee pre-approved all amounts disclosed under “audit,” “audit-related,” “tax” and “all other” fees by Ernst & Young, LLP in accordance with applicable rules.

Our Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by our Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before our Audit Committee for consideration and, if determined by our Audit Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that our Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. Our Audit Committee has delegated to its Chair, Mr. Prann, the authority to pre-approve services between meetings when necessary, provided the full Audit Committee is apprised of the services approved at its next regularly scheduled meeting.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Oversight of Financial Reporting

As part of its oversight of our financial statements, our Audit Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to the 2019 fiscal year, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles (“GAAP”) and reviewed significant accounting and disclosure issues with our Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 1301 (Communications with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Our Audit Committee also received the written disclosures and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with our Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Also with respect to fiscal 2019, our Audit Committee received periodic updates on the effectiveness of our internal control over financial reporting provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided our Audit Committee with, and our Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. Our Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to our Board that our Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Submitted by the Audit Committee:

John R. Prann, Jr., Chair

Donna M. Alvarado

Anne L. Mariucci

Devin I. Murphy

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (the “CD&A”) and the accompanying tables contained in this Proxy Statement. At our 2017 Annual Meeting of Stockholders, our stockholders indicated on an advisory basis their preference that advisory votes to approve the compensation of our Named Executive Officers occur every year. Taking into account the non-binding advisory input of our stockholders and other relevant factors, our Board has determined to hold this advisory vote every year. The affirmative vote of the holders of a majority of the shares present in person via attendance at the virtual Annual Meeting or represented by proxy at the virtual Annual Meeting and entitled to vote is required to approve the non-binding advisory vote of compensation paid to our Named Executive Officers. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal.

Because your vote is advisory, it will not be binding on our Compensation Committee. However, our Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A, which begins on page 41 of this Proxy Statement, and other sections of this Proxy Statement that provide additional details on our executive compensation, including our compensation philosophy and objectives and the 2019 compensation of our Named Executive Officers.

As described in detail in the CD&A, our executive compensation programs are designed to ensure our executive officers are rewarded appropriately for their contributions to us, and that our overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our programs are designed to attract and retain executive leadership who will execute our business strategy, uphold our values and deliver results and long-term value to our stockholders. Our goal is to have a substantial portion of executive compensation contingent upon our performance.

Our Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure our programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our Compensation Committee has engaged an independent compensation consultant from time to time to assist it in reviewing and assessing, as well as providing advice and guidance on the design and market competitiveness of, our compensation strategies and plans.

We believe our executive compensation programs are structured in the best manner possible to align the interests of our management team with those of our stockholders in the management of our business, the pursuit of our strategic objectives and the creation of long-term value.

Stockholders are being asked to vote on the adoption of the following resolution:

RESOLVED: That the stockholders of CoreCivic, Inc. approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2020 virtual Annual Meeting of Stockholders.

Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

PROPOSAL 4 - APPROVAL OF THE CORECIVIC, INC.

2020 STOCK INCENTIVE PLAN

We are asking stockholders to approve the CoreCivic, Inc. 2020 Stock Incentive Plan (the “2020 Plan”). A summary of the principal features of the 2020 Plan is set forth below, and the full text of the 2020 Plan is attached as Appendix B to this proxy statement.

Overview of the Amended Plan

One of our general compensation philosophies is that a significant portion of the total compensation paid to each of our executive officers should be in the form of “at risk” pay in order to create proper incentives for our executives to achieve corporate and strategic performance objectives, and to maximize stockholder value over the long-term. We further believe that each executive’s long-term incentive compensation should be closely aligned with our stockholders’ interests, as more fully described in the Compensation Discussion and Analysis beginning on page 41 below.

Participants in our long-term incentive compensation program generally include our executive officers, certain of our management-level employees, and our non-employee directors. We believe that the utilization of equity-based incentive compensation has been effective over the years in enabling us to attract and retain the talent critical to the Company and that stock ownership has focused our key employees on improving our performance and helped create a culture that encourages our officers and employees to think and act as stockholders.

 Information About the CoreCivic, Inc. 2020 Stock Incentive Plan

Background. On February 20, 2020, upon the recommendation and approval of the Compensation Committee of the Board (for purposes of this Proposal 4, the “Committee”), our Board adopted the 2020 Plan, effective as of May 14, 2020, subject to the approval of stockholders at the virtual Annual Meeting. Our Board is seeking stockholder approval of the 2020 Plan in accordance with the NYSE Listed Company Manual.

The 2020 Plan is intended to replace our existing incentive compensation plan, the CoreCivic, Inc. Second Amended and Restated 2008 Stock Incentive Plan (for purposes of this Proposal 4, the “Prior Plan”). If our stockholders approve the 2020 Plan at the virtual Annual Meeting, no additional awards will be granted under the Prior Plan after the date of such approval. Outstanding awards under the Prior Plan, however, will continue to be governed by the Prior Plan, and the agreements under which they were granted.

Our Board and our Committee believe that the current share reserve under the Prior Plan is insufficient to meet the future needs of the Company to attract and retain talented employees as well as to provide incentives for our employees to exert maximum efforts for our success and ultimately increase stockholder value.  We believe that increasing the shares reserved for issuance by an additional 2,500,000 shares will provide us enough shares to continue to offer competitive equity compensation through 2025. This calculation is based on the average rate at which time‑based and performance‑based awards were granted and canceled over the past three fiscal years and assumes that future awards under the 2020 Plan would be granted at a similar rate without taking into account the “fungible share ratio,” as further described below.

If our stockholders do not approve the 2020 Plan, compensatory grants may continue to be made under the Prior Plan to the extent that shares of common stock remain available for grant under the Prior Plan. As of March 18, 2020, 2,194,320 shares of common stock remained available for grant under the Prior Plan, which has an expiration date of May 11, 2022. However, if our stockholders do not approve the proposed share increase under the 2020 Plan, we believe we will not be able to continue to offer competitive equity packages to retain our current employees and hire new employees, and that we may not be competitive with other companies that offer equity.  We believe that this could significantly impede our plans for growth and adversely affect our ability to operate our business.

The 2020 Plan, like the Prior Plan, allows us to offer equity-based compensation to our officers, employees, directors and consultants in the form of stock options, stock appreciation rights, restricted share awards, RSUs, performance awards, performance units and other awards. The proposal to approve the 2020 Plan does not imply that we intend to materially alter our compensation practices, although, as was the case under the Prior Plan, the Company and the Committee maintain the ability to do so.

The Prior Plan currently utilizes a “fungible share ratio” under which options and stock appreciation rights reduce the share reserve on a one-for-one basis, but full-value awards, such as restricted stock units and share-based performance awards, reduce the share reserve on a 2.25-for-one basis. Given our commitment to limiting annual potential incremental dilution attributable to equity incentive awards, coupled with the fact that we have not issued stock options since 2012 and have never issued stock appreciation rights and have only issued, and currently intend to issue, restricted stock units and share-based performance awards (i.e., full-value awards) under the 2020 Plan, we do not believe that continuing to include a “fungible share ratio” is necessary.

The 2020 Plan modifies the share recycling provisions of the Prior Plan such that, to the extent any shares subject to a full-value award (i.e., an award other than an option or stock appreciation right) are tendered or withheld to satisfy any tax withholding, then in each such case, the shares so tendered or withheld will again become available for future awards under the 2020 Plan. Under the Prior Plan, such shares would not again become available for future awards.

In addition, if our stockholders approve the 2020 Plan at the virtual Annual Meeting, the Company will terminate its Non-Employee Directors’ Compensation Plan (the “Non-Employee Directors’ Plan”), which the Company’s stockholders approved in 2003.  The Non-Employee Directors’ Plan allows our non-employee directors to elect to receive none, 50 percent or 100 percent of each such director’s annual retainer and chairman fees, to the extent not otherwise deferred under the Company’s non-employee director deferred compensation plan, in shares of common stock.  The Non-Employee Directors’ Plan had 231,576 shares available for issuance as of December 31, 2019, and there are no outstanding elections in effect that have caused, or could cause, the Company to issue additional shares under the Non-Employee Directors’ Plan after December 31, 2019 and prior to the virtual Annual Meeting.

Key Terms of the 2020 Plan. Key features of the 2020 Plan (and, where applicable, changes from the Prior Plan) are highlighted below.

Plan Feature	2020 Plan Terms	Change from the Prior Plan
Authorized Shares (Section 4.1 of the 2020 Plan)

(a) 4,694,320 shares (which includes (i) 2,500,000 shares authorized pursuant to the 2020 Plan, and (ii) 2,194,320 shares authorized and available for grant as of March 18, 2020, under the Prior Plan, less (b) any shares (adjusted based on the fungible share counting provision set forth below) granted under the Prior Plan after March 18, 2020.

The Prior Plan originally made 18,000,000 shares available for grant (which included (i) 6,000,000 shares initially authorized under the Company’s 2008 Stock Incentive Plan, adjusted for a two-for-one stock split in July 2007, and (ii) an additional 12,000,000 shares authorized pursuant to the Company’s Amended and Restated 2008 Stock Incentive Plan). As of March 18, 2020, there were 2,194,320 shares available for grant under the Prior Plan.

Removal of Fungible Share Counting (Section 4.1 of the 2020 Plan)	Each share subject to an award under the 2020 Plan will reduce the share reserve by one share.	Under the Prior Plan, each share subject to a full‑value award would reduce the share reserve by 2.25 shares, and each share subject to an option or SAR would reduce the share reserve by one share.
Expiration Date (Section 16.2 of the 2020 Plan)	May 14, 2030.	The Prior Plan expires on May 11, 2022.

Plan Feature	2020 Plan Terms	Change from the Prior Plan
Limited Share Recycling (Section 4.1 of the 2020 Plan)

The following shares underlying any award will not again become available for awards under the 2020 Plan: (1) shares tendered or withheld in payment of the option price of an option; (2) shares tendered or withheld to satisfy any tax withholding obligation with respect to an option or SAR; (3) shares repurchased by the Company with proceeds received from the exercise of an option; and (4) shares subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.

Under the Prior Plan, shares tendered or withheld to satisfy any tax withholding obligation with respect to any award under the Prior Plan (not just options and SARs) would not again become available for issuance under the Prior Plan.

Forfeited Awards (Section 4.1 of the 2020 Plan)	Awards made under the 2020 Plan (and the Prior Plan) which terminate, expire unexercised or are settled for cash, forfeited or canceled will be added back to the share reserve on a one‑for‑one basis.

Under the Prior Plan, full‑value awards which terminate, expire unexercised or are settled for cash, forfeited or canceled would be added back to the share reserve on a 2.25‑for‑one basis; all other awards made under the Prior Plan which terminate, expire unexercised or are settled for cash, forfeited or canceled would be added back to the share reserve on a one‑for‑one basis.

No Repricing (Section 6.2 of the 2020 Plan)

The 2020 Plan prohibits the repricing of stock options or SARs without stockholder approval. This restriction applies to both direct repricing (lowering the option price of a stock option) and indirect repricing (canceling an outstanding stock option in exchange for a cash award or another award).

No change.
Minimum Vesting Requirement (Sections 6.6, 7.5 and 9 of the 2020 Plan)

No award will have a vesting period of less than one year (except for substitute awards, vesting in connection with the death or disability of a participant, or in the event of change in control, as defined in the 2020 Plan). Up to 5% of the awards under the 2020 Plan will not be subject to this requirement.

No Change.
Recoupment/ Clawback Provision (Section 14.4 of the 2020 Plan)

Awards will be subject to recoupment under certain circumstances, including to the extent (1) set forth in any award agreement, (2) the recipient is subject to a clawback policy adopted by us (including to comply with the Dodd-Frank Act, once final SEC clawback rules are adopted), or (3) the recoupment provisions of the Sarbanes-Oxley Act apply to the recipient.

No Change.
Limit on Non-Employee Director Compensation (Section 10.2 of the 2020 Plan)

The aggregate value of all compensation (both cash and equity) paid or granted, as applicable, to any non-employee director in any calendar year shall not exceed $500,000 (subject to exceptions for extraordinary circumstances such as service on a special committee).

No Change.

We recognize that equity-based compensation programs dilute stockholder equity and need to be used judiciously. We manage our long-term dilution by considering the number of shares subject to equity-based awards that we grant annually, commonly expressed as a percentage of total shares outstanding and referred to as burn rate. Burn rate is a key measure of dilution that shows how rapidly a company is depleting its shares reserved for equity-based compensation plans, and differs from annual dilution because it does not take into account cancellations and other shares returned to the reserve. We believe our historical share utilization rate has been prudent and mindful of stockholder interests.

Burn Rate Information. The table below sets forth information regarding historical awards granted in 2019, 2018 and 2017 and the corresponding Unadjusted Burn Rate and Adjusted Burn Rate (as such terms are defined below):

	2019	2018	2017
Stock options granted(1)	-	-	-
Full-value awards (RSUs) granted(2)	930,155	944,627	554, 204

Total awards granted
Weighted-average common shares outstanding(3)	119,028,000	118,544,000	118,084,000
Annual Unadjusted Burn Rate(4)	0.78%	0.80%	0.47%
Three Year Average Annual Unadjusted Burn Rate(4)	0.68%
Annual Adjusted Burn Rate(5)	1.95%	1.99%	1.17%
Three Year Average Annual Adjusted Burn Rate(5)	1.71%

(1)	During the last three years, the Company, consistent with its current compensation practices, has not granted any stock options to its employees or directors.
(2)

Consists of time-based RSU awards and performance-based RSU awards granted to employees, officers and directors during the applicable fiscal year, with all performance-based RSU awards being valued at the target (100%) performance level at the time of grant.

(3)

For purposes of the calculation above, weighted-average common shares outstanding is calculated using the basic shares outstanding, as reported in the footnotes to our Annual Report on Form 10-K for the applicable year.

(4)

Annual Unadjusted Burn Rate for an applicable fiscal year is equal to (i) the number of full-value awards granted during such year divided by (ii) the weighted-average common shares outstanding during such year.

(5)

Annual Adjusted Burn Rate for an applicable fiscal year is equal to (i) the number obtained by multiplying (a) the number of full-value awards granted during such year times (b) 2.5, divided by (ii) the weighted-average common shares outstanding during such year. The published burn rate methodology of a leading proxy advisory firm considers each full-value award as being more than one share for purposes of converting such shares to a stock option equivalent, with the multiplier depending on the volatility of an issuer’s stock over the last three years. The 2.5 times multiplier included in the above calculation is based on our past stock price volatility utilizing the burn rate methodology of this proxy advisory firm. The calculation above taking into account this multiplier is for illustrative purposes only.

In addition, in fiscal year 2020 through March 18, 2020, we have granted 1,226,483 RSUs. On March 18, 2020, the closing price of a share of common stock on the NYSE was $9.14 per share.

Overhang Information–Prior Plan and Non‑Employee Directors' Plan. An additional metric that we use to measure the cumulative impact of our equity incentive program is overhang. Our actual overhang as of December 31, 2019 was 5.6%, which is calculated as (i) the sum of (A) all equity-based awards outstanding (644,763 stock options and 1,557,149 RSUs (6)), (B) the total number of shares available to be granted under the Prior Plan (4,649,869), and (C) the total number of shares available for issuance under the Non-Employee Directors’ Plan (231,576), divided by (ii) the sum of the total number of our common shares outstanding (119,095,550), plus (A), (B) and (C). Our actual overhang as of March 18, 2020 was 4.0%.

Overhang Information–2020 Plan (as of March 18, 2020). As of March 18, 2020 (taking into account the impact of our adoption of the 2020 Plan (assuming the 2020 Plan is adopted by our stockholders at the virtual Annual Meeting) and including the remaining 2,194,320 previously authorized shares carried over from the Prior Plan and the termination of the Non-Employee Directors’ Plan, which eliminates 231,576 previously authorized shares), our overhang would have been 5.7%, which is calculated as (i) the sum of (A) all equity-based awards outstanding (500,394 stock options with a weighted average exercise price of $21.88 and weighted average remaining term of 1.6 years and 2,044,564 RSUs (6)) and (B) the total number of shares available to be granted under the 2020 Plan, prior to reduction for any awards granted pursuant to the Prior Plan after March 18, 2020 (4,694,320), divided by (ii) the sum of the total number of our common shares outstanding on the record date (119,628,697), plus (A) and (B).

The Company believes that the burn rate and overhang referenced above reflect the sound compensation practices of the Company and represent a judicious use of equity for compensation purposes.

(6)

For purposes of this calculation, the total number of outstanding performance-based RSU awards included in the total number of RSU awards above is determined by valuing all performance-based RSU awards at the target (100%) performance level.

In determining to adopt the 2020 Plan and recommend the 2020 Plan to our stockholders, the Committee and the Board considered various factors, including the expiration of the Prior Plan on May 11, 2022, the provisions included in the 2020 Plan, the number and type of awards made by us in recent years under the Prior Plan, our burn rate, our overhang (including our potential overhang if the 2020 Plan is approved by our stockholders), and the guidelines of certain proxy advisory firms.

General Plan Information

The following is a summary of the principal features of the 2020 Plan. The following summary is not a complete description of all the provisions of the 2020 Plan and is qualified in its entirety by reference to the 2020 Plan, a copy of which is attached hereto as Appendix B and incorporated herein by reference.

Purpose. The primary purpose of the 2020 Plan is to promote the interests of the Company, its subsidiaries and its stockholders by, among other things, (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its subsidiaries and affiliates, (ii) motivating those individuals by means of incentives to achieve long-range performance targets, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking the compensation of those individuals to the long-term interests of the Company and its stockholders.

Shares Available for Awards under the 2020 Plan. Under the 2020 Plan, awards may be made in common stock of the Company. Subject to adjustment as provided by the terms of the 2020 Plan, the maximum aggregate number of shares of common stock with respect to which awards may be granted under the 2020 Plan (the “Share Reserve”) will be (a) 4,694,320 shares (which includes (i) 2,500,000 shares newly authorized pursuant to the 2020 Plan, and (ii) 2,194,320 shares authorized and remaining available for grant as of March 18, 2020, under the Prior Plan), less (b) one (1) share for every share that was subject to an award granted after March 18, 2020 under the Prior Plan. Each share subject to the grant of an award under the 2020 Plan shall reduce the Share Reserve by one (1) share. If an award entitles the holder thereof to receive or purchase shares, the number of shares covered by such award or to which such award relates shall be counted on the date of grant of such award against the aggregate number of shares available for awards under the 2020 Plan; provided, however, that the number of shares covered by a performance award or to which such performance award relates shall be counted against the aggregate number of shares available for awards under the 2020 Plan on the date such performance awards vest. Shares issued by the Company as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by an entity acquired by the Company, or with which the Company combines (“Substitute Awards”), do not reduce the number of shares available for awards under the 2020 Plan.

The Share Reserve shall be increased by the number of shares with respect to which awards were granted under the 2020 Plan or the Prior Plan as of the date the 2020 Plan is approved by our stockholders at the virtual Annual Meeting, but which thereafter terminate, expire unexercised, or are settled for cash, forfeited or canceled without delivery of the shares under the terms of the 2020 Plan or the Prior Plan. Any such shares that are added to the Share Reserve will be added as one (1) share. Notwithstanding the foregoing, shares relating to any award under the 2020 Plan or the Prior Plan will not again become available for awards under the 2020 Plan in the following circumstances: (1) shares tendered or withheld in payment of the option price of an option: (2) shares tendered or withheld to satisfy any tax withholding obligation with respect to options or SARs; (3) shares repurchased by the Company with proceeds received from the exercise of an option; and (4) shares subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise. To the extent that any shares subject to a full‑value award (i.e., an award other than an option or SAR) are tendered or withheld to satisfy any tax withholding obligation, then in each such case, the shares so tendered or withheld will again become available for future awards under the 2020 Plan.

With certain limitations, the Share Reserve and awards made under the 2020 Plan may be adjusted to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2020 Plan in the event of any non‑recurring dividend or other distribution, reorganization, recapitalization, stock split, reverse stock split, combination, merger, consolidation, or other similar corporate transaction or event that affects the shares subject to awards under the 2020 Plan.

Eligibility and Administration. Current and prospective officers and employees, and directors of, and consultants to, the Company or its subsidiaries or affiliates are eligible to be granted awards under the 2020 Plan. As of March 18, 2020, approximately 180 individuals were eligible to participate in the 2020 Plan. However, the Company has not at the present time determined who will receive the shares of common stock that will be authorized for issuance under the 2020 Plan or how they will be allocated.

The Committee will administer the 2020 Plan, except with respect to awards to non-employee directors, for which the 2020 Plan will be administered by the Board. The Committee will be composed of not less than two non-employee directors, at least two of whom shall qualify as a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder, and each of whom shall be “independent” within the meaning of the listing standards of the NYSE. Subject to the terms of the 2020 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the 2020 Plan, and make all other determinations which may be necessary or desirable for the administration of the 2020 Plan. The Committee may delegate to one or more officers or managers of the Company (or of any subsidiary or affiliate), or to a committee of such officers or managers, the authority to grant awards or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate awards held by participants other than those who are considered our officers or directors for purposes of the Exchange Act Section 16 or who are otherwise not subject to the Exchange Act Section 16, subject to certain other limitations.

Minimum Vesting Period. Except for Substitute Awards, in connection with the death or disability of a participant, or in the event of a Change in Control (as defined in the 2020 Plan), no award will have a vesting period of less than one year from the date of grant (inclusive of any performance periods related thereto); provided, that the Committee has the discretion to waive this requirement with respect to an award at or after grant, so long as the total number of shares that are issued pursuant to awards having an originally stated vesting period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the Share Reserve.

Non-Employee Director Compensation Limit. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including equity-based awards granted and cash fees paid by the Company to such non-employee director, will not exceed $500,000 in value, calculating the value of any awards granted under the 2020 Plan based on the grant date fair value of such awards for financial reporting purposes. The Board may make exceptions to this applicable limit described above for individual non-employee directors in extraordinary circumstances, such as where any such non-employee director is serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.

Awards Under the 2020 Plan

Stock Options and Stock Appreciation Rights. The Committee is authorized to grant stock options, including both incentive stock options which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, to participants in the 2020 Plan (except that incentive stock options may only be granted to our employees, subject to applicable requirements of the Code). The Committee may specify the terms of such grants subject to the terms of the 2020 Plan. The Committee is also authorized to grant SARs, either with or without a related option. The grant of a stock option or SAR will occur when the Committee by appropriate action determines to grant a participant a stock option or SAR and establishes the number of shares and option price or grant price of such award, or on such later date as the Committee may specify. The option price per share subject to an option or grant price per share subject to a SAR is determined by the Committee, but may not be less than the fair market value of a share of common stock on the date of the grant, except in the case of Substitute Awards.

Except in connection with corporate transactions involving the Company (such as a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split up, spin off, combination or exchange of shares), the Committee shall not have the power to (i) amend the terms of previously granted options or SARs to reduce the option price of such options or the grant price of such SARs, (ii) cancel such options or SARs in exchange for a cash payment or any other award, including substitute options or SARs with a lower option price than the canceled options, or a lower grant price than the canceled SARs, or (iii) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the NYSE or the principal securities exchange on which the shares are traded, in each case without the approval of the Company’s stockholders.

The term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or SAR may have a term exceeding 10 years (provided that under certain circumstances the period of time over which an option or SAR may be exercised will be automatically extended if on the scheduled expiration date of the award exercise would violate applicable securities law, subject to certain limitations as described in the 2020 Plan).

A stock option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Stock options and SARs shall be exercised by written notice of intent to exercise the stock option or SAR and, with respect to options, payment in full to the Company of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Payment of the option price must be made (i) in cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered shares previously acquired by the participant valued at the fair market value of such shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of such cash (or cash equivalents) and shares, or (iv) at the discretion of the Committee and subject to applicable securities laws, by (A) delivering a notice of exercise of the option and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the option price, together with any applicable withholding taxes or (B) the Company withholding shares otherwise deliverable to the participant pursuant to the option having an aggregate fair market value at the time of exercise equal to the total option price together with any applicable withholding taxes. Until the participant has been issued the shares subject to such option exercise, he or she shall possess no rights as a stockholder with respect to such shares.

Generally, options and SARs shall not be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime by anyone other than the participant. Under certain conditions, non-qualified stock options granted to a participant may be transferred by such participant to a permitted transferee (which includes family members and trusts, partnerships, or other entities in which the participant or the family member has more than fifty percent of the beneficial interest). A permitted transferee may not further assign or transfer any such non-qualified stock options otherwise than by will or the laws of descent and distribution. Following the transfer of non-qualified stock options to a permitted transferee, such non-qualified stock options shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the participant, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring participant.

Restricted Shares and Restricted Share Units. The Committee is authorized to grant restricted shares of common stock and restricted share units, or RSUs. Restricted shares are shares of common stock subject to transfer restrictions as well as forfeiture upon certain terminations of employment (or other service-providing capacity) prior to the end of a restricted period or other conditions specified by the Committee in the award agreement. A participant granted awards of restricted shares of common stock generally has many of the rights of a stockholder of the Company with respect to the restricted shares, including the right to receive dividends and the right to vote such shares. However, none of the restricted shares may be transferred for value, encumbered or disposed of (other than pursuant to will or the laws of descent) during the restricted period or until after fulfillment of the restrictive conditions.

Each RSU has a value equal to the fair market value of a share of common stock on the date of grant. The Committee determines, in its sole discretion, the restrictions applicable to the RSUs. The applicable award agreement will specify whether a participant will be entitled to receive dividend equivalent rights in respect of any RSUs at the time of any payment of dividends to stockholders on shares. If the applicable award agreement specifies that a participant will be entitled to receive dividend equivalent rights, (i) the amount of any such dividend equivalent right shall equal the amount that would be payable to the participant as a stockholder in respect of a number of shares equal to the number of RSUs then credited to the participant, and (ii) no dividend equivalents shall be paid on unvested RSUs until such RSUs have vested. Except as determined otherwise by the Committee, RSUs may not be transferred, encumbered or disposed of. In addition, except as may otherwise be provided in an award agreement such units will terminate, without further obligation on the part of the Company, unless the participant remains in continuous employment (or other service-providing capacity) of the Company for the entire restricted period and any other restrictive conditions relating to the RSUs are met.

Performance Awards. A performance award consists of a right that is denominated in cash or shares of common stock, valued in accordance with the achievement of certain performance objectives during certain performance periods as established by the Committee, and payable at such time and in such form as the Committee shall determine. Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee. Termination of employment (or other service-providing capacity) prior to the end of any performance period, other than for reasons of death or total disability, will result in the forfeiture of the performance award, except as otherwise determined by the Committee. A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution or as the Committee may otherwise determine.

Performance awards are subject to certain specific terms and conditions under the 2020 Plan. Performance objectives that may be used to determine the extent to which performance awards will vest under the 2020 Plan include, but are not limited to, the following (including ratios or other relationships between one or more, or a combination, of the following examples of performance objectives, which may be measured on an absolute basis or relative to peer companies or specific business units of peer companies): earnings before interest, taxes, depreciation and/or amortization (“EBITDA”) or adjusted EBITDA; funds from operations (“FFO”) or adjusted FFO; operating income or profit; operating efficiencies; return on equity, assets, capital, capital employed or investment; after tax operating income; net income; earnings or book value per share; utilization; net investment income; gross profit; loan loss ratios; stock price or total stockholder return; net asset growth; debt reduction; individual performance; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or any combination thereof. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may in its discretion modify such performance objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Other Stock-Based Awards. The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee will determine the terms and conditions of such awards, consistent with the terms of the 2020 Plan.

Non-Employee Director Awards. Subject to applicable legal requirements and the limits on compensation paid to non-employee directors as noted above, the Board may provide that all or a portion of a non-employee director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board be payable in non-qualified stock options, restricted shares, RSUs and/or other stock-based awards, including unrestricted shares, either automatically or at the option of the non-employee directors. The Board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board.

Other Terms

Termination of Employment. The Committee will determine the terms and conditions that apply to any award upon the termination of employment (or other service-providing capacity) with the Company, its subsidiaries and affiliates, and provide such terms in the applicable award agreement or in its rules or regulations.

Change in Control. Unless otherwise provided in an award agreement at or after grant, or by the Committee by resolution prior to a “Change in Control” (as defined in the 2020 Plan), a Change in Control shall not affect the vesting or exercisability of, or restrictions applicable to, outstanding awards.

Subject to certain qualifications and exceptions set forth in the 2020 Plan, the 2020 Plan defines a “Change in Control” to mean:

•

Any person (with certain exceptions) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

•

As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company, or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

•

During any twelve consecutive-month period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of our Board, treating any individual whose election or nomination was approved by a majority of the incumbent directors as an incumbent director for this purpose;

•	A complete liquidation or dissolution of the Company; or
•	The sale or other disposition of all or substantially all of the assets of the Company to any person, other than a transfer to a subsidiary of the Company.

Amendment and Termination. The Board may amend, alter, suspend, discontinue or terminate the 2020 Plan or any portion of the 2020 Plan at any time, except that stockholder approval must be obtained for any such action if such approval is necessary to comply with any tax or regulatory requirement with which the Board deems it desirable or necessary to comply (including the rules and regulations of the NYSE). Subject to certain restrictions, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively; however, the Committee may not materially and adversely affect the rights of any participant without the affected participant’s consent.

Forfeiture Events. Any award granted pursuant to the 2020 Plan shall be subject to mandatory repayment by the participant to the Company (i) to the extent set forth in any award agreement, (ii) to the extent that such participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including final SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Other Terms of Awards. The Company may take action, including the withholding of amounts from any award made under the 2020 Plan, to satisfy withholding and other tax obligations.

Effective Date. The 2020 Plan will become effective as of May 14, 2020, provided that the 2020 Plan has been approved by the Company’s stockholders at the virtual Annual Meeting. No new awards may be granted under the 2020 Plan after May 14, 2030, the tenth anniversary of the effective date of the 2020 Plan.

Certain Federal Income Tax Consequences

The following is a brief summary of certain federal income tax aspects of awards under the 2020 Plan based upon the United States federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain United States state and local taxes and foreign taxes, which are not described herein. The 2020 Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the 2020 Plan.

Stock Options. The grant of a stock option with an option price equal to the fair market value of the common stock on the date of grant is not generally a taxable event to the participant or the Company. A participant will not have taxable income as a result of the exercise of an incentive stock option (except that the alternative minimum tax may apply). Upon the exercise of a nonqualified stock option, a participant will recognize ordinary income to the extent that the fair market value of the common stock acquired pursuant to the exercise of the stock option, as of the exercise date, is greater than the option price of the stock option. Any income recognized by the participant as a result of the exercise of a nonqualified stock option will be compensation income and will be subject to income and employment tax withholding at the time the common stock is acquired. Subject to certain limitations, the Company generally is entitled to a deduction in an amount equal to the compensation income recognized by the participant.

Sale of Common Stock. If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the common stock received upon such exercise), and (ii) the option price. The Company will generally be entitled to a deduction of the same amount.

The sale or other taxable disposition of common stock acquired upon the exercise of a stock option will be a taxable event to the participant. In general, the participant selling such common stock will recognize gain or loss equal to the difference between the amount realized by such participant upon such sale or disposition and the participant’s adjusted tax basis in such common stock. A participant’s adjusted tax basis in common stock purchased upon exercise of a stock option will generally be the amount paid for such shares plus the amount, if any, of ordinary income recognized upon the exercise of the option or as a result of the disposition of shares received on the exercise of an incentive stock option for which the required holding periods have not been met. Any such gain or loss resulting from a sale or disposition of common stock obtained by the participant through the exercise of an option, generally will be taxed as capital gain or loss if such common stock was a capital asset in the hands of the participant. This gain or loss will be taxed as long-term capital gain or loss if at the time of any such sale or disposition the participant has held such common stock for more than one year. The time that such participant holds a stock option (rather than the common stock attributable to such stock option) is not taken into account for purposes of determining whether the participant has held such common stock for more than one year. In addition, there are limits on the deductibility of capital losses by the participant.

Stock Appreciation Rights. The grant of a SAR with a grant price at least equal to the fair market value of the common stock on the date of grant is not generally a taxable event to the participant or the Company. The exercise of a SAR will result in the participant recognizing ordinary income on the value of the SAR at the time of exercise. The Company will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a SAR. The participant generally will also recognize capital gain or loss on the subsequent sale of any common stock acquired through the exercise of a SAR award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the SAR is exercised.

Other Stock-Based Awards. A participant who is granted any other stock-based award that is not subject to any vesting or forfeiture restrictions will generally recognize, in the year of grant (or, if later, payment in case of stock units and similar awards), ordinary income equal to the fair market value of the cash, stock or other property received upon vesting and/or settlement of the award. If such other stock-based award is in the form of property that is subject to restrictions, such as a restricted share award, the participant would not recognize ordinary income until the restrictions lapse, unless the participant makes a Section 83(b) Election (as discussed below). If such other stock-based award is in the form of a restricted share unit or similar award that does not provide for the delivery of shares or cash until a vesting condition has been satisfied or some later date, the participant would not generally recognize ordinary income until the date the vesting condition is satisfied and the shares or cash have been made available to the participant. The Company generally is entitled to a deduction for the amount of ordinary income recognized by the participant with respect to the other stock-based award in the same year as the ordinary income is recognized by the participant.

Performance-Based Awards. Payments made under performance-based awards are taxable as ordinary income at the time an individual attains the performance targets and the payments or shares are issued or made available to, and are transferable by, the participant. Participants receiving performance-based awards settled in shares of the Company’s common stock will recognize ordinary income equal to the fair market value of the shares of the Company’s common stock received as the performance targets are met and such shares vest or are made available to the Participant, less any amount paid by the participant for the performance awards, unless the participant makes a Section 83(b) Election (discussed below) to be taxed at the time of the grant. A Section 83(b) Election may not be available with respect to certain forms of performance awards. The participant will also recognize capital gain or loss on the subsequent sale of any of the Company’s common stock received by a participant as a performance award. Unless a participant makes a Section 83(b) Election, his or her basis in the stock is its fair market value at the time the performance targets are met and the shares become vested or are made available to the Participant.

Section 83(b) Considerations. Participants who acquire shares of common stock subject to a “substantial risk of forfeiture” may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) with respect to such shares within 30 days after the date of acquisition. If common stock acquired pursuant to an award is subject to a substantial risk of forfeiture and a participant does not make a Section 83(b) Election, such participant would be subject to tax at ordinary income rates on the excess, if any, of the fair market value of the common stock, on the date or dates that the common stock becomes free of the transfer and forfeiture restrictions, over the price paid for such common stock, if any. In contrast, a participant who makes the Section 83(b) Election will be required to include in income in the year of grant the excess, if any, of the fair market value of the common stock at grant acquired over the price paid for such common stock, if any, and would not be subject to United States federal income tax upon the lapsing of any such transfer or forfeiture restrictions. Any further appreciation in the fair market value of such common stock generally will be taxed as a capital gain, rather than as ordinary income, as discussed more fully above. A Section 83(b) Election may be disadvantageous, however, if the participant was required to include amounts in income as a result of making the Section 83(b) Election and the common stock subsequently decreases in value, inasmuch as any losses recognized on a subsequent disposition of such common stock would be capital losses, the deductibility of which is subject to certain limitations. Additionally, if the participant ultimately forfeits the common stock, no deduction will be available to such participant with respect to any income inclusion that resulted from the Section 83(b) Election.

A Section 83(b) Election may not be available with respect to certain forms of awards. There can be no assurances as to whether the applicable tax rates will change or whether the value of the common stock will appreciate. A participant who purchases or is issued common stock subject to a substantial risk of forfeiture is urged to consult his or her personal tax advisor regarding the effects of a Section 83(b) Election.

Tax Consequences to the Company. For a discussion of the tax consequences applicable to us in connection with executive compensation pursuant to Section 162(m) of the Code, see Executive and Director Compensation—Guidelines and Policies—Deductibility of Executive Compensation below. The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the 2020 Plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2020 Plan are urged to consult a tax advisor as to the tax consequences of participation. The 2020 Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

Plan Benefits

The terms and number of awards to be granted under the 2020 Plan are to be determined at the discretion of the Committee. Since no such determinations regarding future awards or grants have been made, the benefits that will be paid or awarded under the 2020 Plan are not currently determinable.

The approval of the 2020 Plan requires the affirmative vote of the holders of a majority of the shares present in person via attendance at the virtual Annual Meeting or represented by proxy at the virtual Annual Meeting and entitled to vote. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the proposal. Broker non-votes will not impact the outcome of this matter.

The Board and the Committee unanimously recommend that the stockholders vote FOR the proposal to approve the 2020 Plan.

EXECUTIVE OFFICERS

The following table sets forth our executive officers as of March 31, 2020:

Damon T. Hininger	Chief Executive Officer and President, Director
David M. Garfinkle	Executive Vice President and Chief Financial Officer
Patrick D. Swindle	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Lucibeth N. Mayberry	Executive Vice President, Real Estate
David K. Churchill	Senior Vice President and Chief Human Resources Officer
Cole G. Carter	Executive Vice President, General Counsel and Secretary

Set forth below are the biographies of each of our current executive officers, except for Mr. Hininger, whose biography is set forth under “Proposal 1 – Election of Directors.”

David M. Garfinkle, age 52, has served as our Executive Vice President and Chief Financial Officer since May 1, 2014. Mr. Garfinkle served as the Company’s Vice President of Finance and Controller from February 2001 to May 2014. From 1996 to 2001, Mr. Garfinkle served as Vice President and Controller for Bradley Real Estate, Inc., a publicly traded REIT. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a Senior Manager at KPMG Peat Marwick, LLP. Mr. Garfinkle is a Certified Public Accountant and holds a bachelor’s degree in business administration from St. Bonaventure University. Mr. Garfinkle also serves as a board member and Chair of the Finance Committee of Junior Achievement of Middle Tennessee.

Patrick D. Swindle, age 44, has served as our Executive Vice President and Chief Corrections Officer since January 2018. From October 2016 to January 2018, Mr. Swindle served as our Senior Vice President, Operations. From April 2014 to October 2016, Mr. Swindle served as our Vice President, Treasury and Strategic Development. From August 2013 to April 2014, Mr. Swindle served as our Vice President, Strategic Development. From July 2009 to August 2013, Mr. Swindle served as our Vice President and Treasurer. Mr. Swindle joined the Company in 2007 as Managing Director, Treasury. Prior to joining the Company, Mr. Swindle spent 10 years in equity research in the equity capital markets divisions of SunTrust Equitable Securities, Raymond James Financial Services, Inc. and Avondale Partners, LLC. During his time as an equity analyst, Mr. Swindle focused his research on outsourced business services, government and healthcare industries, including partnership corrections. Mr. Swindle holds a bachelor’s degree in finance from Western Kentucky University.

Anthony L. Grande, age 50, has served as our Executive Vice President and Chief Development Officer since July 2008. From September 2007 to July 2008, Mr. Grande served as our Senior Vice President, State Customer Relations. Mr. Grande joined the Company in 2003 as Vice President, State Customer Relations. Prior to joining the Company, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande holds a bachelor’s degree from The American University and a master’s degree in education from Vanderbilt University.

Lucibeth N. Mayberry, age 48, has served as our Executive Vice President, Real Estate since May 2015. From November 2013 to May 2015, Ms. Mayberry served as our Senior Vice President, Real Estate. From August 2008 to November 2013, Ms. Mayberry served as our Vice President, Deputy Chief Development Officer. From March 2006 to August 2008, Ms. Mayberry served as our Vice President, Research, Contract and Proposals. Ms. Mayberry joined CoreCivic in May 2003 as Senior Director, State Partnership Relations, and was promoted to Managing Director, State Partnership Relations in 2004. Before joining CoreCivic, Ms. Mayberry served as a Senior Associate of the Taxation and Estate Planning Practice Group at the Nashville-based law firm Stokes, Bartholomew, Evans and Petree. Ms. Mayberry holds a bachelor’s degree from the University of Tennessee, a juris doctor from Vanderbilt University, and a master of laws degree in taxation from the University of Florida.

David K. Churchill, age 56, has served as our Senior Vice President and Chief Human Resources Officer since May 2019. From September 2014 to May 2019, Mr. Churchill served as Vice President of Human Resources. Churchill joined CoreCivic in August 2012 as senior director of Organizational Development. Mr. Churchill has over 30 years of experience in human resources, talent management, and organizational development, having served in various senior‑level roles at Bank of America, Ingersoll Rand, and Tractor Supply Company. Mr. Churchill holds a bachelor’s degree in business management from Eastern Illinois University, a master’s of business administration from Aurora University, and a doctorate in organizational behavior from The George Washington University.

Cole G. Carter, age 51, has served as our Executive Vice President, General Counsel and Secretary since May 2019. From July 2018 until May 2019, Mr. Carter served as our Senior Vice President, General Counsel and Secretary. From July 2006 to July 2018, Mr. Carter served as Associate General Counsel. Mr. Carter joined CoreCivic in 1992 as an academic instructor at Metro-Davidson County Detention Facility. Mr. Carter was promoted to manager of Educational Services at our Facility Support Center in May 1996, where Mr. Carter also served as director of Educational Services and joined our Legal Department in 2006. Since 2016, Mr. Carter has served as president of the CoreCivic Cares Fund, which provides short-term assistance to CoreCivic employees who are undergoing financial hardship. Mr. Carter holds a bachelor’s degree from Tennessee State University, a master’s degree from Middle Tennessee State University, and a juris doctor from Nashville School of Law.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement discusses the philosophy, objectives and elements of our executive compensation programs and the compensation awarded to our Named Executive Officers (“NEOs”), consisting of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives in 2019. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this Proxy Statement. Based on SEC proxy disclosure rules, the following individuals were our NEOs for the fiscal year ended December 31, 2019:

Damon T. Hininger	Chief Executive Officer and President
David M. Garfinkle	Executive Vice President and Chief Financial Officer
Patrick D. Swindle	Executive Vice President and Chief Corrections Officer
Anthony L. Grande	Executive Vice President and Chief Development Officer
Lucibeth N. Mayberry	Executive Vice President, Real Estate

Executive Summary

Our Company and Strategy

CoreCivic is a self-managed, fully integrated equity REIT that is the nation’s largest owner of partnership correctional, detention, and residential reentry facilities. We are one of the largest prison operators in the United States, and we believe we are the largest private owner of real estate used by United States government agencies. Through three segments, CoreCivic Safety, CoreCivic Community and CoreCivic Properties, we provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a growing network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions.

The keystone of our business strategy is creating long-term value for our stockholders by pursuing avenues to profitably grow our primary CoreCivic Safety correctional and detention business while diversifying our revenues and cash flows by prudently expanding our CoreCivic Community and CoreCivic Properties businesses.

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CoreCivic Safety pursues avenues to profitably grow by improving performance under contracts with our existing government partners to maintain high renewal rates, marketing available facility capacity to existing and new government partners and providing new facility capacity as appropriate to meet specific partner needs.

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CoreCivic Community, the second largest community corrections provider in the United States, pursues opportunities to acquire residential reentry centers that will further expand the network of reentry assets we own and reentry services we provide to existing and new government partners.

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CoreCivic Properties, which offers government partners and providers an attractive portfolio of facilities that can be leased for delivering mission-critical government services, not only supports CoreCivic Safety and CoreCivic Community by marketing our available facilities for lease (as an alternative to contracting for “turn-key” correctional, detention and residential reentry services), but pursues opportunities to acquire existing government-leased assets and to develop, build and lease new assets to our government partners.

2019 Company Performance Highlights

During 2019, the Company continued to focus on diversification efforts, while simultaneously growing occupancy at its existing facilities. At the same time, many of the Company’s government partners experienced significant budgetary constraints, while others underwent meaningful political transitions. Highlights from 2019 include:

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Our full year performance exceeded our 2019 financial guidance, as set forth in our quarterly earnings press release dated February 19, 2019, for Net Income, Adjusted Net Income, Diluted EPS, Adjusted EBITDA, Adjusted EPS and Normalized FFO (“NFFO”) per diluted share:

	2019 Financial Guidance (February 19, 2019)
	Low End	Mid-Point (2)	High End	Actual Performance
Net Income (in thousands)	$170,120	$175,120	$180,120	$188,886
Adjusted Net Income (in thousands) (1)	$173,000	$178,000	$183,000	$204,806
Adjusted EBITDA (in thousands) (1)	$414,500	$419,000	$423,500	$443,878
Diluted EPS	$1.43	$1.47	$1.51	$1.59
Adjusted EPS (1)	$1.45	$1.50	$1.54	$1.72
NFFO per diluted share (1)	$2.36	$2.40	$2.44	$2.62

(1)

Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, and NFFO per diluted share are measures calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to Appendix A for further discussion and reconciliations of these measures to their most comparable GAAP measures.

(2)	Mid-Point amounts are calculated using High End and Low End guidance amounts from the guidance set forth in our quarterly earnings press release dated February 19, 2019 where applicable.
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Achieved positive year over year revenue growth across all three business segments of the enterprise, reporting a 6% increase in Safety segment revenue, a 21% increase in Community segment revenue and a 34% increase in Properties segment revenue, our fastest growing business line.

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Completed a $250.0 million Senior Secured Term Loan B financing transaction, the net proceeds of which were used, along with existing capacity under the Company’s revolving credit facility, to redeem the Company’s then outstanding $325.0 million in aggregate principal amount of 4.125% senior notes due in April 2020.

CoreCivic Safety

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Executed a new contract with U.S. Immigration and Customs Enforcement (“ICE”) to care for up to 2,348 adult detainees at our Adams County Correctional Center in Mississippi. The new management contract has an initial term of 60 months, with unlimited extension options thereafter upon mutual agreement.

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Executed a new contract with ICE to activate our 910-bed Torrance County Detention Facility in New Mexico. The Torrance facility had previously been idle since 2017. The new management contract has an initial term of 60 months, with unlimited extension options thereafter upon mutual agreement.

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Executed a new contract with the USMS to activate our 1,422-bed Eden Detention Center in Texas. The Eden facility had previously been idle since 2017. The new management contract, which also permits ICE to utilize capacity at the facility at any time in the future, has an indefinite term.

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Executed a new contract with the Kansas Department of Corrections (“KDOC”), to care for offenders at our Saguaro Correctional Facility. The new management contract has an initial term of one year, with two additional one-year extension options upon mutual agreement. The new contract with the KDOC also provides that, upon mutual agreement, we may transfer offenders held under the contract to another correctional facility that we operate.

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Completed the $39.0 million, 512-bed expansion of our Otay Mesa Detention Center in California and extended the contract with the federal government through December 2034, including two five-year extension options. The expansion was a result of long-standing demand from the USMS and ICE, and limited detention capacity in the Southwest region of the United States. Both the USMS and ICE currently utilize the Otay Mesa facility under an existing contract that enables both agencies to utilize the additional capacity.

CoreCivic Community

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Completed the integration of Rocky Mountain Offender Management Systems, LLC into Recovery Monitoring Solutions Corporation, which provides non-residential correctional alternatives, including electronic monitoring and case management services, to municipal, county, and state governments in multiple states. This integration strengthens our focus on rehabilitation and reduction of recidivism and completes the spectrum of correctional services we offer to government agencies.

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Completed the acquisition of the South Raleigh Reentry Center, a 60-bed residential reentry center in Raleigh, North Carolina. In connection with the acquisition, we provide reentry services for both male and female residents under custody of the BOP.

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Completed the acquisition of certain assets of Rehabilitation Services, Inc., resulting in the addition of two residential reentry centers in Virginia. The Ghent Residential Reentry Center, a 36-bed residential reentry center in Norfolk, Virginia and the James River Residential Reentry Center, an 84-bed residential reentry center in Newport News, Virginia, provide reentry services for residents under custody of the BOP.  The residential reentry facilities can also serve an additional 34 home confinement clients on behalf of the BOP.

CoreCivic Properties

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Completed the acquisition of a 37,000 square-foot office building in Detroit, Michigan that was built-to-suit for the state of Michigan’s Department of Health and Human Services (“MDHHS”), in 2002. The property is 100% leased to the Michigan Department of Technology, Management and Budget (“MDTMB”), on behalf of MDHHS through June 2028, and includes one six-year renewal option at the sole discretion of the MDTMB.

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Entered into a lease with the Commonwealth of Kentucky Department of Corrections for our previously idled 656-bed Southeast Correctional Complex in Wheelwright, Kentucky, formerly known as the Southeast Kentucky Correctional Facility. The lease is expected to commence in mid-2020 and has an initial term of ten years and includes five two-year renewal options.

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Continued construction of the new Lansing Correctional Facility in Kansas, and in December 2019, began accepting offenders into the 512-bed minimum security complex ahead of schedule, with the remaining 1,920-bed medium/maximum security complex completed in January 2020.

Stock Price Performance and TSR Ranking Within Our Peer Group

Our stock price decreased from a closing price of $17.83 at fiscal year-end 2018 to $17.38 for fiscal year-end 2019. We believe our stock price was impacted by activism targeting lending institutions which have provided credit to the private corrections and detention industries; by negative media and political representations regarding immigration policies of the Trump Administration; and by political controversy and uncertainty related to the 2020 Presidential Election. Our total stockholder return (“TSR”) for 2019 and the three-year and five-year periods ended December 31, 2019, and ranking within our peer group (as set forth under Compensation Discussion and Analysis— Process for Determining Compensation—Independent Review and Use of Market Data—Peer Group Review and Update), are illustrated below. On March 18, 2020, our closing stock price was $9.14.

	TSR (1)	Percentile Ranking within Peer Group (1)
One-Year TSR (12/31/2018-12/31/2019)	4.44%	18%
Three-Year TSR (12/31/2016-12/31/2019)	(11.95)%	10%
Five-Year TSR (12/31/2014-12/31/2019)	(30.81)%	13%

(1)TSR and Percentile Ranking within Peer Group calculated by the Company’s Independent Compensation Consultant using the Peer Group discussed in Compensation Discussion and Analysis—Process for Determining Compensation—Independent Review and Use of Market Data—Peer Group Review and Update below.

Pay for Performance

Pay for performance is an important component of our longstanding executive compensation philosophy. Our compensation approach is designed to attract, retain and motivate qualified, knowledgeable and talented executives. Compensation is provided using a balanced mix of short and long‑term incentives because we believe that this balance drives leadership decisions that continuously strengthen our Company and leadership focus on returning value to stockholders.

As each year’s executive compensation program goals are set, our Compensation Committee considers our Company’s external challenges and opportunities, examining not only opportunities for desirable business outcomes, but also opportunities for our Company to contribute to the improvement of the lives of those entrusted to our care and the career and leadership development of our workforce.  The Committee also strives to align financial targets and NEO incentives with the most important aspects of our Company’s growth and diversification strategy.

In 2019, under the guidance of the Company’s newly appointed Independent Compensation Consultant, Exequity LLP (“Exequity”), our Compensation Committee led a comprehensive review and redesign of the Company’s Executive Compensation Program. As a result of the 2019 redesign, both short and long-term incentive programs in 2019 were subjected to different performance criteria than the years preceding 2019. We believe the 2019 redesign builds upon the strong foundation established under prior executive compensation policies, while creating proper incentives for our executives to achieve corporate and strategic objectives and to maximize stockholder value over the long-term and to align pay with stockholders’ interest. Consistent with these objectives, our Compensation Committee has developed and approved an executive compensation program providing for a range of compensation for our executives, with the intent of rewarding strong performance and reducing incentive compensation when our performance objectives are not achieved. For a detailed discussion of our short-term and long-term incentive programs, see the Executive and Director Compensation—NEO Compensation for 2019—Annual Cash Incentive Plan and Executive and Director Compensation—NEO Compensation for 2019—Long-Term Incentive Compensation sections, respectively, of this Proxy Statement.

The charts below illustrate the balance of the elements of target total compensation during 2019 for the CEO and the average of the other NEOs:

Elements of CEO Target Compensation (1)	Elements of Other NEO Average Target Compensation (1)

(1) The percentage of total compensation as calculated above is based on the 2019 base salary and the value of executive-level perquisites paid to the NEO which were not paid generally to all employees, the 2019 annual cash incentive compensation award (assuming achievement at the target level (such award was ultimately paid at 178.5% for our CEO and 142.8% for our other NEOs)), the grant date fair value of the performance-based RSU awards granted in February 2019 (assuming vesting at the target achievement level) and the grant date fair value of the time-based RSU awards granted in February 2019. Each compensation element is outlined in more detail in the 2019 Summary Compensation Table on page 64 below.  For the NEOs other than the CEO, the chart above is based on the average of each category.

As the charts above indicate, a significant portion of our NEO’s total target compensation is performance-based.

Key Elements of Our Compensation Program

The following table provides a summary of the types of compensation provided to our CEO and our other NEOs.

Compensation Element	Key Characteristics	Why We Use This Element	Considerations in Setting Pay Amount	2019 Decisions
Base Salary	•Fixed •Payable in cash •Reviewed yearly •Adjusted when appropriate	•Needed to attract key executives •Compensates for responsibilities	•Responsibility level and span •Experience, skills and performance •Market pay for executives in comparable roles	•Our CEO did not receive an increase in 2019 •Our other NEOs received increases ranging from 3% to 7.5%
Short-Term Cash Incentive Compensation	•Variable •Cash‑based •Adjusted annually as appropriate •Tied to preset performance targets	•Motivates and rewards executives •Incentivizes pursuit of short-term strategic goals	•Safety and Community segment Adjusted EBITDA •Properties segment net operating income •Improving lives of residents and employees	•Financial performance exceeded both financial targets •Two of three Strategic Business Goals met, leading to a 1.067 modifier
Long‑Term Equity Incentive Compensation	•Variable •Performance-based RSUs and Time‑based RSUs, vesting ratably over three years	•Motivates and rewards executives •Incentivizes pursuit of long-term stockholder value •Encourages multi-year retention of executives	•Performance-based RSUs vest from 50-150% of grant over three years based on NFFO targets modified by relative TSR (as defined below) (1) •Time-based RSUs vest ratably over three years	•CEO granted 60% perf‑ based, 40% time-based •Other NEOs granted 50/50% split •NFFO performance was above target, but rTSR (as defined below) (1) reduced the award
Other Benefits	•Fixed comp level •General programs available to all employees •Low‑cost executive only perquisites	•Allows executives to enjoy same benefits as all employees •Provide competitive benefits to attract and retain	•Maintain common benefits across workforce •Offer executive level benefits comparable with other companies	•Our CEO and other NEOs receive modest executive perquisites described more fully on page 64

(1)

Relative TSR (“rTSR”) is determined by comparing our Company’s total shareholder return (“TSR”) against publicly traded REITs with a market capitalization between $1 billion and $6 billion. This calculation is performed by our independent Compensation Consultant at the request of our Compensation Committee.

Compensation Program Encompasses Best Practices

We are committed to managing our Company for the benefit of our stockholders, acting with the utmost integrity and serving as a responsible fiduciary to our stockholders regarding our executive compensation practices. Further, we are focused on adopting best practices and practicing good governance regarding our executive compensation programs that work within our objectives and which our Compensation Committee deems advisable. Compensation practices that illustrate these commitments include:

•	We believe in a pay for performance philosophy with significant upward and downward flexibility built in to correspond to the financial results of our business.
•	More than 56% of the compensation of our CEO and 49% of the compensation of our other NEOs in 2019 was tied to performance.
•	We provide a balanced mix of short- and long-term focused compensation.

•

We implement program features to mitigate the use of overly-risky strategies that do not serve our Company’s longer-term sustainability, such as tying a substantial portion of NEO compensation to the value of the Company’s common stock and using rTSR and the achievement of Strategic Business Goals as compensation modifiers.

•	We maintain stock ownership guidelines for our directors and executive officers.
•	We maintain anti-hedging and anti-pledging policies.
•	We provide limited perquisites to our NEOs and other executive officers.
•	We do NOT provide tax gross ups (except in connection with relocations).
•	Dividend equivalents on our performance-based and time‑based RSUs are earned and paid in cash only when and to the extent the underlying RSUs become vested.

Results of 2019 Advisory Vote to Approve Executive Compensation

At our 2019 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our NEOs with more than 97% of the votes cast voting in favor of our advisory “say on pay” proposal. Our Compensation Committee and the Company view these results as an indication that our stockholders support our executive compensation policies. Nonetheless, our Compensation Committee regularly evaluates our executive compensation plans and policies, compensation best practices and market compensation trends, and considers alternatives for strengthening the alignment of our executive compensation program with our compensation philosophy and objectives, our business strategy, competitive market practices and long-term stockholder value creation. The comprehensive plan redesign described in this Proxy Statement reflects both an acknowledgement of stockholder support for the Company’s executive compensation approach and the desire of our Compensation Committee to continuously refine our executive compensation program in accordance with the factors listed above.

Compensation Philosophy and Objectives

The foundational philosophy of our executive compensation programs is to provide a total mix of compensation, comprising base salary, annual cash incentive compensation and long-term equity-based incentive awards, which enables us to attract, retain and motivate, qualified, knowledgeable and talented executive leadership that will execute our business strategy, uphold our values, deliver positive results and create long-term value for our stockholders. Accordingly, our Compensation Committee develops compensation strategies and programs that will attract, retain and motivate qualified, knowledgeable and talented executives through compensation that is:

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Performance-based: A significant component of total compensation should be determined based on whether or not we achieve objective performance criteria that are aligned with positive operational performance, the successful execution of our growth strategy and the creation of long-term stockholder value, and which do not encourage unreasonable risk-taking.

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Competitive: Total compensation should be competitive in the market relative to our peers. As a general guideline, our Compensation Committee believes the total direct compensation of each executive officer should be targeted at the 50th percentile of our market survey and peer group data provided by our independent compensation consultant, subject to adjustment to account for the individual factors described below.  We believe this practice enables us to recruit and retain the best talent for the organization, while achieving an appropriate balance between paying for performance and maintaining control of our compensation expense. We also believe that, in order to be competitive, performance that exceeds target levels should be rewarded with above‑target compensation and performance that falls below target levels should be acknowledged with corresponding below‑target compensation. As a consequence of our full year financial results and the accomplishment of a majority of our Strategic Business Goals related to resident reentry and workforce development, the payout under our annual cash incentive plan exceeded the 125% of base salary target for our CEO and 100% of base salary target for our other NEOs.

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Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes both pay-for-performance and executive retention objectives, while motivating executives and encouraging prudent risk-taking that is aligned with our growth and diversification strategies.

•	Fair: Compensation levels and plan design should fairly reflect competitive practices and the relationship of compensation levels among our executives.

Process for Determining Compensation – Independent Review and Use of Market Data

Role of Compensation Committee

Our Compensation Committee establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our Second Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”). Our Compensation Committee annually reviews executive compensation and our compensation programs to ensure our CEO and the other executive officers are rewarded appropriately for their contributions to our success, and our overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our Compensation Committee conducts this review and makes compensation decisions through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters of each year. Compensation Committee meetings typically are attended by our Compensation Committee members, legal advisors, our Chairman of the Board, our CEO and, upon request, the Compensation Committee’s independent compensation consultant. As with all Board committees, other Board members also have a standing invitation to attend our Compensation Committee’s meetings. Our CEO generally makes recommendations to our Compensation Committee regarding equity awards for the executive officers other than himself. Our Compensation Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independent analysis and determinations. Additional information regarding our Compensation Committee and its meetings is included above under Corporate Governance—Board Meetings and Committees.

In making executive compensation determinations, our Compensation Committee performs an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of our strategy, external pay practices, emerging trends, total cash and total direct compensation positioning relative to our other executives and our peer group, the recommendations of our CEO (only as to our non-CEO executive officers) and such other factors our Compensation Committee deems appropriate. Our Compensation Committee also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, our Compensation Committee has determined we should provide our executives with compensation packages comprising three primary elements:

1)	annual base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group;
2)	annual cash incentive compensation, which is determined based on the achievement of objective financial performance and Strategic Business Goals established annually by our Compensation Committee; and
3)

long-term equity-based incentive awards that vest partially based on the performance of the Company subject to negative or positive modification in accordance with our Company’s rTSR, which strengthens the commonality of interests between executive officers and our stockholders, and partially based on the passage of time, which supports the retention of skilled NEOs who are incentivized to make decisions that support sustainable business operations and value creation over the long‑term.

Benefits and perquisites play a limited role in our executives’ total compensation packages. Our Compensation Committee believes that, as a result of our balance of long- and short-term incentives and our use of performance-based and time‑based RSUs and with dividend equivalents that provide a tie to our stockholders interests and our stock ownership guidelines, our executive compensation programs currently serve our compensation philosophy and objectives well.

Role of Independent Compensation Consultant

Our Compensation Committee has engaged an independent compensation consultant, Exequity, from time to time to assist it in reviewing compensation strategies and plans and to provide market competitive data. When requested, Exequity works directly with the chair of our Compensation Committee and, as directed by the chair of our Compensation Committee, with our CEO and other executive officers. Exequity representatives also attend Compensation Committee meetings when requested by the Compensation Committee. Exequity was selected due to its extensive experience in providing compensation consulting services and its status as a nationally‑recognized advisor on executive and director compensation programs.

At our Compensation Committee’s request, Exequity has from time to time performed compensation analyses, including peer and market comparisons, internal pay equity assessments, updating of the executive salary structure and modeling of executive compensation levels at different levels of company performance. These analyses and input from Exequity have assisted our Compensation Committee in determining whether our strategies and plans were advisable based on the Company’s current financial position and Strategic Business Goals, competitive with our peers and consistent with best practices in corporate governance and compensation design. Additional information regarding the engagement and independence of Exequity as independent compensation consultant to our Compensation Committee is included above under the heading Corporate Governance—Board Meetings and Committees.

Peer Group Review and Update

In 2019, at the request of our Compensation Committee, Exequity assessed and recommended adjustments with respect to our peer group selection methodology and composition. In reviewing the existing peer group, the Compensation Committee sought to:

•	Identify peers having experienced transactions or other corporate events that had altered the peer’s characteristics and made the peer inappropriate for comparison purposes;
•

Expand the number of peers in the Company’s peer group so as to reduce the risk that the transactions and corporate events might render a significant number of peers inappropriate for comparison purposes; and

•

Because of the relatively small number of REITs appropriate for the Company’s peer group, identify non‑REIT peer candidates with greater than 10,000 employees and multi‑state facilities or complex operations.

The Composition Committee considered the recommendations of Exequity in its adoption of the following criteria for identifying appropriate companies to include in our peer group:

•	Owners and operators of multi-state facilities and complex operations;
•	Global Industry Classification Standard (GICS) Code 601010 – Equity REITs;
•	Revenues of $1 billion to $6 billion;
•	Greater than 10,000 employees;
•	Market capitalization between $3 billion to $6 billion;

•	Dividend payout ratio of greater than 60% of net income;
•	Investment in fixed assets of $1.5 billion to $6 billion;
•	Local competitors for executive talent; and
•	Future growth heavily dependent upon the acquisition or development of additional facilities.

Applying the foregoing selection criteria and Exequityʼs recommendations for potential peer group companies, and considering the Company’s overall compensation strategy, the peer group used by our Compensation Committee for 2019 consisted of the following companies:

•Acadia Healthcare Company, Inc.	•Iron Mountain Incorporated
•Americold Realty Trust	•Marriott Vacations Worldwide Corporation
•Brookdale Senior Living, Inc.	•Mid-America Apartment Communities, Inc.
•CBL & Associates Properties, Inc.	•Penn National Gaming, Inc.
•Cinemark Holdings, Inc.	•Piedmont Office Realty Trust, Inc.
•Duke Realty Corporation	•Rayonier, Inc.
•Encompass Health Corporation	•Realty Income Corporation
•Extended Stay America, Inc.	•Red Rock Resorts, Inc.
•Federal Realty Investment Trust	•Ryman Hospitality Properties, Inc.
•The GEO Group, Inc.	•Weingarten Realty Investors
•Hyatt Hotels Corporation

*

The Compensation Committee removed Packaging Corporation of America and Quanta Services Inc. from our peer group and added Acadia Healthcare Company, Inc., Americold Realty Trust, Extended Stay America, Inc., Marriott Vacations Worldwide Corporation, Mid-America Apartment Communities, Inc., Red Rock Resorts, Inc. and Ryman Hospitality Properties, Inc. to our peer group.

Numerous additions and deletions were made to the peer group based on the comprehensive redesign and peer group analysis performed by Exequity. Packaging Corporation of America and Quanta Services, Inc. were removed from the Company’s peer group having been determined to have substantially higher revenues than the Company, businesses that were not comparable to the Company’s business and a low number of the above criteria being met.  At the same time, seven companies were added to the peer group due to their having a relevant size and meeting five or more of the criteria above.

While none of our peer group companies met all of the selection criteria, each peer group company met five or more of the selection criteria. At the time the Compensation Committee selected the peer group, we were generally at the 57th percentile of revenues and the 20th percentile of market capitalization of our peers.

NEO Compensation for 2019

Components of NEO Compensation

The primary components of the 2019 compensation program for our NEOs were:

•	Annual base salary;
•	Annual cash incentive compensation; and
•	Long-term incentive compensation consisting of RSU awards.

Annual Base Salary

We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, our Compensation Committee reviews and, if applicable, approves an annual salary plan for our executive officers, taking into account several factors, including prior year’s salary, responsibilities, tenure, individual performance, salaries paid by companies in our peer group for comparable positions, the Company’s overall pay scale and the Company’s recent and projected financial performance. As a general guideline, our Compensation Committee believes the base salary of each executive officer should be targeted to the 50th percentile of market survey and peer group data provided by our independent compensation consultant, subject to adjustment to account for the individual factors described above, in order to provide competitive base salaries for recruiting and retention purposes.

Our Compensation Committee also solicits the views and recommendations of our CEO, in consultation with our Chairman, when setting the base salaries of the other executive officers, given their respective insight into internal pay equity and positioning issues, as well as executive performance. At a Compensation Committee meeting typically held in the first or second quarter of each year, our CEO summarizes his assessment of the performance during the previous year of each of the other executive officers. Our CEO, in consultation with our Chairman, also provides his recommendations on any compensation adjustments. Our Compensation Committee approves any base salary adjustments for these executives based on factors such as the competitive compensation analysis, our CEO’s assessment of individual performance, the Company’s performance, the location of the executive’s current salary within the applicable salary range, general market conditions and internal pay equity considerations.

The process is similar for determining any base salary adjustments for our CEO, except our CEO does not provide our Compensation Committee with a recommendation. Our CEO presents a self-assessment of his performance during the year to our Compensation Committee, which then approves any base salary adjustment based on the factors described above with respect to our other executives. To the extent it deems necessary and appropriate, our Compensation Committee meets in executive sessions to discuss adjustments to the base salaries of our executive officers, including our CEO. Such adjustments typically take effect on or about July 1 of each year.

In 2019, base salary represented approximately 19.5% of our CEO’s total direct compensation package (and, on average, approximately 23.9% of our other NEOs’ total compensation package (calculated in the manner described on page 44)). After considering the factors described above, including reviewing peer and market data, and consulting with our CEO regarding the other NEOs’ responsibilities, performance and his recommendations, our Compensation Committee approved the following increases to the base salaries paid to each of our NEOs:

Name	2019 Base Salary	2018 Base Salary	Percentage Increase
Damon T. Hininger	$940,040	$940,040	0.00%
David M. Garfinkle	$495,551	$481,118	3.00%
Patrick D. Swindle	$460,394	$428,273	7.50%
Anthony L. Grande	$503,908	$489,231	3.00%
Lucibeth N. Mayberry	$460,394	$428,273	7.50%

The Compensation Committee made modest increases to the base salary of Messrs. Garfinkle and Grande. With respect to Ms. Mayberry and Mr. Swindle, the Compensation Committee determined that a larger percentage adjustment to base salary was necessary to maintain market competitive base salary for these executives. With respect to Mr. Hininger, the Compensation Committee did not grant an increase in base salary, further emphasizing the performance‑based dimension of Mr. Hininger’s compensation package.

Annual Cash Incentive Plan

Our annual cash incentive plan provides our executive officers with an opportunity to earn cash compensation based on the extent to which objective performance targets set in advance by our Compensation Committee are met.

In 2019, assuming performance at the target level of achievement, annual cash incentive compensation represented approximately 24.4% of our CEO’s total compensation package, and on average, 23.9% of our other NEOs’ total compensation package (calculated in the manner described on page 44).

In 2019, our Compensation Committee concluded the competitiveness of our annual cash incentive plan for attracting, retaining and motivating qualified, knowledgeable and talented executives, as well as its alignment with our growth, investment and diversification strategies, would be improved by:

•	including SC Adjusted EBITDA (as described below) and Properties NOI (as described below) as complimentary financial performance metrics; and
•	subjecting that cash incentive to a modifier based on the achievement of Strategic Business Goals (as described below).

The Compensation Committee decided that the annual cash incentive program should be determined based upon an assessment of the Adjusted EBITDA performance of our Safety and Community segments (“SC Adjusted EBITDA”), and that a new, complimentary performance metric, net operating income, should be used for assessing performance for our Properties segment (“Properties NOI”).

The Compensation Committee determined to use SC Adjusted EBITDA, a metric similar to Adjusted EBITDA, because it is not impacted by taxes and short-term financing decisions, such as debt refinancing and equity issuances that are not reflective of operating performance. EBITDA is a primary metric used by both the Safety and Community segments of the Company to assess performance, and the Compensation Committee concluded that aligning incentive compensation with this metric would reinforce the Company’s business strategies. To calculate SC Adjusted EBITDA, the Company aggregated the revenues less operating expenses of all facilities in both the CoreCivic Safety and CoreCivic Community segments, adjusted to exclude start-up expenses.

The Compensation Committee determined to adopt the Properties NOI metric in order to properly account for the Company’s focus on pursuing meaningful realty‑only diversification opportunities through the ownership of strong tenant‑leased assets. Properties NOI provides an ideal measure for the Company’s Properties business segment because net operating income is a common performance metric used by owners of real estate properties. To calculate Properties NOI, the Company aggregated the revenues less operating expenses of all properties in the CoreCivic Properties segment.

The Compensation Committee believes that the combined incentive effect of SC Adjusted EBITDA and Properties NOI properly allocates focus on the Company’s correctional, detention and residential reentry businesses conducted by the Safety segment and Community segment, as well as addresses the growth and increasing importance of our Properties segment. Moreover, in order to appropriately consider the impact of the Company’s correctional, detention and residential reentry business conducted by the Safety segment and Community segment, the Compensation Committee determined that SC Adjusted EBITDA (80%) would be afforded more weight than Properties NOI (20%) as a performance metric for the annual cash incentive program, given the totality of the business conducted within the Safety segment and Community segment, as compared to the Properties segment. Further, the Compensation Committee deemed it appropriate to cause any resulting cash bonus to which our NEOs were eligible to receive, based on the achievement of the performance targets established for SC Adjusted EBITDA and Properties NOI, to be subjected to a Strategic Business Goals modifier, which may increase or decrease such cash bonus depending on the level of achievement of the Strategic Business Goals established by the Compensation Committee.

The Compensation Committee adopted objective, Strategic Business Goals as a performance modifier to the annual cash incentive compensation because our Compensation Committee believes that value is returned to our stockholders when we invest in the lives and futures of our workforce and those entrusted to our care by our government partners. For this reason, the entirety of each NEOs’ annual cash incentive bonus opportunity was subjected to a modifier tied to measurable achievements in:

•	Employee leadership development programs;
•	Resident General Educational Development (“GED”)/high school equivalency (“HSE”) or equivalent completions; and
•	Resident attainment of industry‑recognized job skills training certificates.

Our Compensation Committee believes the additional Strategic Business Goals modifier strikes an appropriate balance in rewarding our executive officers for achieving positive financial results in the near-term, while strengthening their focus on the successful execution of our long-term growth strategy, as well as the development of both our workforce and those entrusted to our care by our government partners. Achievement of the Strategic Business Goals is determined by our Compensation Committee based on their assessment of our performance with respect to the Strategic Business Goals. The Strategic Business Goals modifier can increase or decrease the amount of annual cash incentive compensation calculated based on SC Adjusted EBITDA and Properties NOI, which could also result in annual cash incentive compensation above the maximums or below the minimums described above.

The table below sets forth the performance targets and corresponding percentage of base salary amounts to be awarded to our CEO and other NEOs based on the achievement of Properties NOI and SC Adjusted EBITDA during the year ended December 31, 2019, as established by the Compensation Committee on February 20, 2019. Under this established framework, SC Adjusted EBITDA determines 80% and Properties NOI determines 20% of the annual cash incentive award before that award is adjusted upward or downward based on the achievement of Strategic Business Goals:

2019 Annual Cash Incentive Opportunity
Properties Net Operating Income	CEO Bonus % of Base Salary	Other NEO Bonus % of Base Salary		Safety & Community Adj. EBITDA	CEO Bonus % of Base Salary	Other NEO Bonus % of Base Salary
$47,879,788	12.50%	10.00%	Minimum	$428,502,381	50.00%	40.00%	Minimum
$48,411,785	13.75%	11.00%		$433,263,519	55.00%	44.00%
$48,943,783	15.00%	12.00%		$438,024,656	60.00%	48.00%
$49,475,781	16.25%	13.00%		$442,785,794	65.00%	52.00%
$50,007,778	17.50%	14.00%		$447,546,932	70.00%	56.00%
$50,539,776	18.75%	15.00%		$452,308,069	75.00%	60.00%
$51,071,773	20.00%	16.00%		$457,069,207	80.00%	64.00%
$51,603,771	21.25%	17.00%		$461,830,344	85.00%	68.00%
$52,135,769	22.50%	18.00%		$466,591,482	90.00%	72.00%
$52,667,766	23.75%	19.00%		$471,352,619	95.00%	76.00%
$53,199,764	25.00%	20.00%	Target	$476,113,757	100.00%	80.00%	Target
$53,731,762	26.25%	21.00%		$480,874,895	105.00%	84.00%
$54,263,759	27.50%	22.00%		$485,636,032	110.00%	88.00%
$54,795,757	28.75%	23.00%		$490,397,170	115.00%	92.00%
$55,327,755	30.00%	24.00%		$495,158,307	120.00%	96.00%
$55,859,752	31.25%	25.00%		$499,919,445	125.00%	100.00%
$56,391,750	32.50%	26.00%		$504,680,582	130.00%	104.00%
$56,923,747	33.75%	27.00%		$509,441,720	135.00%	108.00%
$57,455,745	35.00%	28.00%		$514,202,858	140.00%	112.00%
$57,987,743	36.25%	29.00%		$518,963,995	145.00%	116.00%
$58,519,740	37.50%	30.00%	Maximum	$523,725,133	150.00%	120.00%	Maximum

Under the Annual Cash Incentive Opportunity, a failure to achieve the minimum bonus level in either category results in zero bonus opportunity for that category. Similarly, achievement of performance above the maximum bonus level in either category results in a bonus opportunity at the maximum level only for that category.

Cash incentive awards achieved under 2019 Annual Cash Incentive Opportunity table above are further increased or decreased based upon the achievement of Strategic Business Goals established by our Compensation Committee on February 20, 2019 in accordance with the table below.

Strategic Business Goals Met	Strategic Business Goals Modifier
None	0.800x
One	0.933x
Two	1.067x
Three	1.200x

For 2019, we generated $54,504,000 of Properties NOI and $513,423,000 of SC Adjusted EBITDA. As a result of these achievements, our CEO’s annual cash incentive opportunity was 167.25% of base salary and our other NEOs’ annual cash incentive opportunity was 133.8% of base salary, before the application of the Strategic Business Goals modifier.  As indicated in the table below, the Compensation Committee determined that we achieved two of our three Strategic Business Goals, which resulted in a Strategic Business Goals modifier of 1.067x.  The following table reflects our Compensation Committee’s determination of the appropriate modifier based on Strategic Business Goals established by the Committee on February 20, 2019:

Strategic Business Goals Modifier	2019 Target	2019 Performance	Goal Achieved?
GED/HSEs earned by residents (1)	1,653	1,376	NO
IRCs awarded (2)	4,712	5,136	YES
Saturation rate of MKL programs (3)	61%	61%	YES

Resulting Modifier			1.067x

(1)

GED/HSE or equivalent completions refers to successful completions of a battery of exams intended to serve as a high school equivalency exam for test takers who did not complete a high school education.

(2)

IRCs are “industry recognized certificates,” which reflect a resident’s mastery of skills specific to a given vocational program in accordance with criteria established by nationally or regionally recognized industry associations or other oversight bodies.

(3)

Master Key Leadership (“MKL”) is the Company’s primary leadership training program. MKL comprises the College of Leadership learning programs within CoreCivic University, the Company's enterprise learning vehicle for leadership training and operational skillset training for employees.

Based on our 2019 performance, the following annual cash incentive plan compensation was awarded to our NEOs in February 2020:

		SC Adjusted EBITDA Goal		Properties NOI Goal		Strategic Bus. Goals	2019 Cash Incentive Compensation
Name	2019 Base Salary(1)	Bonus (%)	Bonus ($)	Bonus (%)	Bonus ($)	Bonus Multiplier	Bonus (%)	Bonus ($)
Damon T. Hininger	$940,040	139.18%	$1,308,348	28.07%	$263,869	1.067	178.5%	$1,677,556
David M. Garfinkle	$488,335	111.35%	$543,761	22.45%	$109,631	1.067	142.8%	$697,170
Patrick D. Swindle	$444,334	111.35%	$494,766	22.45%	$99,753	1.067	142.8%	$634,352
Anthony L. Grande	$496,570	111.35%	$552,931	22.45%	$111,480	1.067	142.8%	$708,927
Lucibeth N. Mayberry	$444,334	111.35%	$494,766	22.45%	$99,753	1.067	142.8%	$634,352

(1)	The amounts in this column reflect the base salary actually paid by the Company to the NEO during the year and reflect, to the extent applicable, any changes in base salary during the year.

Long-Term Incentive Compensation

Our pay mix is weighted toward equity compensation because we believe long-term, equity-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Equity incentive awards are generally granted to our executive officers on an annual basis. In 2019, long-term equity incentive compensation represented approximately 54% of our CEO’s total direct compensation package and, on average, approximately 51% of our other NEOs’ total compensation package (calculated in the manner described on page 44).

Long-Term Equity Incentive Compensation Plan Components

Our long-term equity incentive plan components are:

Performance-Based RSUs

•

Vests over a three-year period based on the achievement of an annual NFFO performance target and subject to an rTSR modifier, which may positively or negatively adjust the number of performance-based RSUs vesting.

•	Awards settled in stock, with cash dividends on RSUs being paid in cash only upon RSUs that ultimately vest upon the achievement of performance targets.
•	Granted to NEOs, executive officers and other vice presidents.

Time-Based RSUs

•

Annual time-based RSU awards vest in equal amounts over three years beginning on the later of (i) the first anniversary of the grant date and (ii) the delivery of the audited financial statements by the Company’s independent registered public accountant for the applicable fiscal year (in the Company’s filing of the Annual Report on Form 10-K).

•	Awards settled in stock, with cash dividends on RSUs being paid in cash only upon RSUs that ultimately vest.
•	Granted to the NEOs as well as to other eligible employees.
2019	Long‑Term Equity Incentive Compensation Awards

For 2019, the Compensation Committee discussed with Exequity the most appropriate way to motivate and retain our executives. The Compensation Committee believed it was important to continue to use RSU awards instead of stock options to better align the interest of our executives with our stockholders, to encourage executive retention and to conform to compensation practices which provide for granting of both time-based and performance-based equity awards to executive officers.

As a result of these discussions, the Compensation Committee made the decision to structure long-term equity incentive compensation awards in 2019 as a combination of performance-based RSUs and time-based RSUs. Our Compensation Committee considered many factors in determining the mix and value of the time‑based and performance-based RSUs to be granted to our NEOs. Factors considered included our financial performance, our progress in the successful execution of our growth and diversification strategy, competitive market practices, internal pay equity, executive recruitment and retention, our focus on equity compensation in our pay mix to encourage long-term value creation, and the volatile nature of the stock market and the Company’s common stock. In addition, the Compensation Committee sought to transition from its recent approach, which amounted to an “all-or-nothing” RSU vesting to a design that created a range of upside and downside risk for our NEOs, thereby providing an incentive to maximize the value of our common stock even when our executives earn less than the targeted equity compensation.  Performance‑based RSUs create substantial upside opportunity in that vesting depends on the achievement of targets aligned with the Company’s business strategy, while time‑based RSUs offer a level of predictability in that they vest in accordance with a preset schedule so long as the grantee remains employed at the time of vesting.  Both performance‑based and time‑based RSUs offer upside and downside potential because each type of RSU is tied to our stock price and each offers the opportunity to accrue dividend equivalents before vesting, but are not paid until vesting, and then only to the extent the associated performance‑based RSUs or time‑based RSUs vest and the underlying shares are issued (see Compensation Discussion and Analysis—NEO Compensation for 2019—Dividend Equivalent Rights). These types of RSUs closely align our CEO and other NEOs with the long‑term interests of our stockholders.

Because we are organized as a REIT, the Compensation Committee believes the use of NFFO as a performance metric for purposes of our performance-based RSUs reflects the value we deliver to our stockholders, as well as the earnings and cash-generating potential of our portfolio, and is comparable to performance metrics used by other REITs. Additionally, by subjecting the performance-based RSUs to the rTSR modifier, the Compensation Committee effected a change designed to better align NEO long-term compensation more fully with the market results experienced by investors.

As a result of the determination discussed above, on February 20, 2019, the Committee made the following long-term incentive compensation awards to the NEOs:

Name	2019 Performance- based RSUs Granted (1)	2019 Time-based RSUs Granted (2)	Grant Date Fair Value (3)
Damon T. Hininger	71,724	48,735	$2,600,002
David M. Garfinkle	22,989	23,430	$1,000,007
Patrick D. Swindle	22,989	23,430	$1,000,007
Anthony L. Grande	22,989	23,430	$1,000,007
Lucibeth N. Mayberry	22,989	23,430	$1,000,007

(1)

The performance-based RSUs vest annually in three anniversary tranches subject to the achievement of the annual NFFO performance target subject to an rTSR modifier. Based on NFFO performance, our NEOs are eligible to earn as high as 150% of the original grant value, subject to adjustment by an rTSR modifier, which may positively or negatively adjust the number of performance‑based RSUs vesting.

(2)

The time-based RSUs vest ratably over three years beginning on the later of (i) the anniversary date of the grant or (ii) the delivery of the audited financial statements by the Company’s independent registered public accountant for the applicable fiscal year (in the Company’s filing of the Annual Report on Form 10-K).

(3)	The grant date fair value was calculated using a Monte Carlo value of $21.75 per share for the performance‑based RSUs and a closing share price of $21.34 per share for the time‑based RSUs.

The grant date fair value of performance-based RSUs awarded to NEOs in 2019 was consistent with the RSUs awarded in 2018.

2019 Time-Based RSU Awards

The time-based RSUs granted to the NEOs reflected in the table above vest ratably over three years beginning on the later of (i) the anniversary date of the grant or (ii) the delivery of the audited financial statements by the Company’s independent registered public accountant for the applicable fiscal year (in the Company’s filing of the Annual Report on Form 10-K). The Compensation Committee believed the amount of the time-based RSUs granted to our NEOs was appropriate given our compensation philosophy and objectives, including our retention objectives. In 2019, time-based RSUs represented approximately 21.6% of our CEO’s total compensation package, and on average, 25.5% of our other NEOs’ total compensation package (calculated in the manner described on page 44).

2019 Performance-Based RSU Awards (2019-2021 Performance Period)

In 2019, after taking into account the dynamic nature of our Company’s business, industry and diversification strategy, the Committee decided to establish an annual NFFO performance target for each award tranche. Under this approach, 2019 vesting targets were established in accordance with the following table on February 20, 2019. Failure to achieve the minimum NFFO performance target results in no RSU vesting and the forfeiture of that year’s performance-based award.

2019	NFFO		2019	NFFO
NFFO	Modifier		NFFO	Modifier
<=$2.15	0.00%		$2.40	100.00%	Target
$2.16	50.00%	Minimum (90%)	$2.41	102.08%
$2.17	52.08%		$2.42	104.17%
$2.18	54.17%		$2.43	106.25%
$2.19	56.25%		$2.44	108.33%
$2.20	58.33%		$2.45	110.42%
$2.21	60.42%		$2.46	112.50%
$2.22	62.50%		$2.47	114.58%
$2.23	64.58%		$2.48	116.67%
$2.24	66.67%		$2.49	118.75%
$2.25	68.75%		$2.50	120.83%
$2.26	70.83%		$2.51	122.92%
$2.27	72.92%		$2.52	125.00%
$2.28	75.00%		$2.53	127.08%
$2.29	77.08%		$2.54	129.17%
$2.30	79.17%		$2.55	131.25%
$2.31	81.25%		$2.56	133.33%
$2.32	83.33%		$2.57	135.42%
$2.33	85.42%		$2.58	137.50%
$2.34	87.50%		$2.59	139.58%
$2.35	89.58%		$2.60	141.67%
$2.36	91.67%		$2.61	143.75%
$2.37	93.75%		$2.62	145.83%
$2.38	95.83%		$2.63	147.92%
$2.39	97.92%		$2.64	150.00%	Maximum (110%)
$2.40	100.00%	Target	>=$2.65	150.00%

NFFO is an amount calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to Appendix A for further discussion and reconciliation of NFFO to its most comparable GAAP measures.

At the same time our Compensation Committee established the NFFO performance targets for 2019 performance, the Compensation Committee also established the following rTSR modifier levels, which positively or negatively modifies any NFFO performance achieved based on the table below.

rTSR Percentile	Modifier (1)
25th	0.800x
50th	1.000x
75th	1.200x

(1)	In the event that the Company's absolute TSR for the performance period is less than zero, the rTSR modifier shall not exceed 100% for the performance percent.

Our Company’s rTSR was calculated versus a size-adjusted index consisting of all publicly traded equity REITs with a market capitalization of $1B to $6B. The Compensation Committee chose this comparison group as it believes that it represents the most appropriate set of companies on which to base the Company's rTSR performance. The Compensation Committee also believes that comparing our Company's shareholder return against the shareholder return of the companies in this group closely aligns this key compensation metric with the expectations of investors in similarly sized REITs.

The following companies comprised this group:

•Alexandria Real Estate Equities, Inc.

•American Homes 4 Rent

•Americold Realty Trust

•Apple Hospitality REIT, Inc.

•Ashford Hospitality Trust, Inc.

•AvalonBay Communities, Inc.

•Boston Properties, Inc.

•Brixmor Property Group Inc.

•Brookfield Property REIT Inc.

•Colony Capital, Inc.

•Crown Castle International Corp.

•Digital Realty Trust, Inc.

•Diversified Healthcare Trust

•Equinix, Inc.

•Equity Residential

•Essex Property Trust, Inc.

•Extra Space Storage Inc.

•Healthpeak Properties, Inc.

•Host Hotels & Resorts, Inc.

•Invitation Homes Inc.

•Iron Mountain Incorporated

•Kimco Realty Corporation

•Lamar Advertising Company

•Mid-America Apartment Communities, Inc.

•Outfront Media Inc.

•Park Hotels & Resorts Inc.

•Prologis, Inc.

•Public Storage

•Realty Income Corporation

•Regency Centers Corporation

•RLJ Lodging Trust

•Ryman Hospitality Properties, Inc.

•SBA Communications Corporation

•Service Properties Trust

•Simon Property Group, Inc.

•SL Green Realty Corp.

•Sun Communities, Inc.

•Sunstone Hotel Investors, Inc.

•The GEO Group, Inc.

•The Macerich Company

•UDR, Inc., Ventas, Inc.

•VEREIT, Inc.

•Vornado Realty Trust

•Welltower Inc.

•Xenia Hotels & Resorts, Inc.

For 2019, our Company achieved an NFFO of $2.62, resulting in the achievement of an NFFO performance of 145.83%. The Company's one‑year rTSR performance of -11.5%, fell in the bottom quartile, resulting in an rTSR modifier of 0.80x.  As a result of the application of the rTSR modifier, the number of 2019 performance-based RSUs that actually vested amounted to 116.7% of the original grant amount, or 80% of the NFFO performance achieved of 145.83%. The Compensation Committee observed the strong NFFO performance of the Company, which placed the vesting opportunity near the maximum opportunity available under the pre‑established performance targets, and then applied the rTSR modifier to reduce the opportunity so that the ultimate number of RSUs vesting was lower than the NFFO opportunity achieved.

The Compensation Committee believes the amount of these awards was appropriate given our compensation philosophy and objectives. Specifically, noting that achievement of greater than the target level performance in NFFO would have also resulted in a vesting opportunity as high as 150% of the original grant. The Compensation Committee believed that the effect of the combined NFFO and rTSR calculations properly rewarded our CEO and other NEOs because the rTSR modifier applied a braking feature, reducing the effect of the Company’s near maximum achievement of NFFO performance. In 2019, performance-based RSUs represented approximately 32.4% of our CEO’s total compensation package, and on average, 25.5% of our other NEOs’ total compensation package (calculated in the manner described on page 44).

Outstanding Performance-Based RSUs Granted in 2018. In 2018, we granted performance-based RSUs that would only vest if the Company achieved a preset NFFO performance target. The table below sets forth the NFFO performance target for each year in the three-year vesting period for the performance-based RSUs granted in 2018:

Period/Tranche	NFFO Required for Vesting of Tranche Each Year
2018	$1.74
2019	$1.86
2020	$1.98

Outstanding Performance-Based RSUs Granted in 2017. In 2017, we granted performance-based RSUs that are subject to the same vesting principles as the performance-based RSUs granted in 2018. The table below sets forth the NFFO performance target for each year in the three-year vesting period for the performance-based RSUs granted in 2017:

Period/Tranche	NFFO Required for Vesting of Tranche Each Year
2017	$1.70
2018	$1.74
2019	$1.78

Vesting of 2019 Time‑Based RSUs Based on the Passage of Time and 2019, 2018 and 2017 Performance-Based RSUs Based on 2019 Performance. As set forth in the table below, as a result of our NFFO of $2.62 for 2019, the 2019 performance period tranche for outstanding performance-based RSUs granted in 2017, 2018 and 2019 vested. In accordance with the terms of the awards, the vesting occurs and shares are issued on the later of (i) delivery of the audited financial statements by the Company’s independent registered public accountant for the applicable fiscal year (in the Company’s filing of the Annual Report on Form 10-K) and (ii) the applicable anniversary of the grant date. Also, as set forth in the table below, time‑based RSUs granted in 2019 vested on February 20, 2020.

Name	2019 Time-Based RSUs that Vested based on the Elapsing of One Year and Issued in 2020	2019 Performance-Based RSUs that Vested based on 2019 Performance and Issued in 2020	2018 Performance-Based RSUs that Vested based on 2019 Performance and Issued in 2020	2017 Performance-Based RSUs that Vested based on 2019 Performance and Issued in 2020
Damon T. Hininger(1)	16,245	27,892	33,071	—
David M. Garfinkle	7,810	8,940	15,922	10,535
Patrick D. Swindle	7,810	8,940	15,922	6,252
Anthony L. Grande	7,810	8,940	15,922	10,535
Lucibeth N. Mayberry	7,810	8,940	15,922	8,676

(1)	In support of the cost reduction plan we announced in 2016, at Mr. Hininger’s request, our Compensation Committee did not award him any performance-based RSUs in 2017.

Dividend Equivalent Rights. The performance-based RSUs and time‑based RSUs have associated dividend equivalent rights that are earned based on cash dividends paid by the Company while the award is unvested and outstanding. The dividend equivalent rights are paid in cash, and do not vest and are not paid until, and then only to the extent, the associated performance-based RSUs or time‑based RSUs vest and the underlying shares are issued. This further aligns the executive officer’s interests with our stockholders, encourages dividend growth performance and does not result in any unearned compensation.

Substantial Compensation Tied to Our Objective Performance

RSUs granted in 2019 comprised both performance‑based RSUs that vest based on the achievement of a preset NFFO performance target, subject to a positive or negative adjustment by an rTSR modifier, and time-based

RSUs that vest ratably over three years. In 2019, our annual cash incentives were earned based upon our objective performance against pre-established financial performance targets (SC Adjusted EBITDA and Properties NOI) and modified positively or negatively based on our achievement of objective Strategic Business Goals. As a result, a substantial portion of executive compensation is at risk, paid based on our objective performance and tied to the interests of our stockholders and long-term value creation. The following chart and tables illustrate the degree to which the actual total direct compensation of our CEO for 2019 was earned (or forfeited) based on our performance, the passage of time-based vesting periods and the value of performance-based RSUs and associated accumulated dividend equivalent rights (“ADERs”) not granted by our Compensation Committee at the request of our CEO:

In support of the cost reduction plan we announced in 2016, and, at Mr. Hininger’s request, our Compensation Committee did not award him any RSUs in 2017. The table below sets forth the total value of at risk, incentive compensation Mr. Hininger did not receive for 2019 with respect to performance-based RSUs that were not awarded to Mr. Hininger at his request:

Performance-Based RSUs Tranche	Performance- Based RSUs (#)	Disposition	Fair Value on 2020 Vesting Date(1)	Accumulated Dividend Equivalent Rights	Total Compensation Value
2020 Tranche of 2017 RSUs	21,882	Not Awarded (Voluntary)	$376,589	$112,911	$489,500

(1)The performance-based RSUs originally scheduled to vest in 2020 had a value on the date they would have been earned and vested (February 20, 2020) of $17.21 per share.

Non-Direct Compensation

Severance and Change in Control Benefits

We believe reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe a change in control arrangement will provide an executive security that will likely reduce any reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. In addition, we have sought to maintain a high level of consistency in the contractual terms applicable to all members of the executive team. We maintain employment agreements with each of our executive officers that provide cash severance equal to their then-current annual base salary for termination of employment by the Company without “cause” or resignation for “good reason,” and a double trigger payment of 2.99 times their base salary, plus certain other benefits, in the event of termination of employment by the Company without “cause” or resignation for “good reason” in connection with a “change in control.”

The executive employment agreements and the potential costs in the event of a change in control are reviewed periodically by our Compensation Committee, which stays abreast of developments and suggested best practices in compensation structure and design. In 2017, we undertook a comprehensive review of the provisions of the executive employment agreements (including protections provided in the event of a change in control, compliance with applicable law and provisions related to post-termination non-competition, non-solicitation, confidentiality and non-disclosure) and, effective January 1, 2018, we entered into new employment agreements with each of our then‑current senior executives. The new employment agreements provide for an initial term expiring December 31, 2020, with automatic renewal for an additional year absent notice of nonrenewal by the Company or the executive, update the base salary of the executive to the current amount, eliminate the accrual of paid vacation benefits and update post-termination covenants to enhance protections to the Company and ensure compliance with applicable law.

Under our equity award agreements, all outstanding equity awards would accelerate upon a change in control. Our Compensation Committee believes the single trigger equity acceleration encourages management to stay committed towards any potential transaction that may be in the best interests of our stockholders. For a detailed discussion of potential severance and change in control benefits, see Compensation Discussion and Analysis—Potential Payments Upon Termination or Change in Control, beginning on page 68 of this Proxy Statement.

Perquisites and Other Benefits

The Company has paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the NEOs who have relocated to Nashville, Tennessee in order to assume their positions with the Company. We permit limited tax gross up payments to our executives to cover the income tax associated with the taxable portions (if any) of such relocation reimbursement payments.

The NEOs are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, short-term disability insurance and dental insurance. Additionally, the Company pays supplemental life and long-term disability insurance premiums for the NEOs. Pursuant to their employment agreements and in order to encourage community involvement, the named executive officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance. We also pay for physicals for executive officers up to $2,000 per individual on an annual basis and reimburse our NEOs for certain wellness memberships.

Retirement Plans

The Company maintains a qualified 401(k) plan. The Company matches a percentage of eligible employee contributions to our 401(k) Plan. Employer matching contributions are made in cash on a dollar-for-dollar basis up to 5% of the employee’s base salary and are 100% vested immediately.

The Company also maintains a nonqualified deferred compensation plan covering our executive officers and certain key employees (the “Executive Deferred Compensation Plan”). Under the terms of the Executive Deferred Compensation Plan, participants are eligible to defer up to 50% of their annual base salary and 100% of their incentive bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. Any compensation deferred and matching contributions, if any, earn a return based on a fixed rate that is established by the Company based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the Executive Deferred Compensation Plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service, subject to accelerated vesting in the event of a change in control, death, disability or retirement (age 62).

Guidelines and Policies

Executive Officer Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executive officers and non-executive directors. The stock ownership guidelines are designed to align the economic interests of executive officers and our Board with those of stockholders and to discourage excessive risk-taking by management and directors. Under these guidelines, each of our executive officers is expected to own a fixed number of shares of the Company’s common stock equal to three times such executive officer’s base salary on his or her hire or promotion date divided by the Company’s closing common stock price, as reported by the NYSE, on such date. Executive officers are expected to achieve these ownership levels, subject to a limited hardship exemption, within five years following their date of hire or promotion.

The following rules are used in determining share ownership of our executive officers and directors under the guidelines:

•	shares of common stock owned outright by the executive officer or director and his or her immediate family members who share the same household, whether held individually or jointly;
•	shares of restricted stock or RSUs where the restrictions have lapsed, even though such shares may be subject to an election made by the holder to defer receipt of the shares; and
•

shares held in trusts or other legal entities established for estate planning purposes with respect to which the executive officer or director retains beneficial ownership (due to complexities of these arrangements, requests to include shares held in such arrangements must be reviewed and approved by our Compensation Committee).

Based on a review of such programs at Fortune 500 companies, our Board determined that the Company’s ownership requirements were fair, yet challenging, and that five years was a reasonable time period during which executives and directors would be able to comply. Our Board believes these ownership guidelines encourage executive officers of the Company, and the Board to act in the long-term interests of our stockholders, while discouraging excessive risk-taking.

Our guidelines and the compliance status of our NEOs as of the last quarterly review date of February 19, 2020 are shown in the table below:

Name	Shares Required by Guidelines	Number of Shares Held	Compliance Deadline
Damon T. Hininger	87,138	224,758	10/15/2014
David M. Garfinkle	32,777	121,293	5/1/2019
Patrick D. Swindle	53,119	24,216	1/1/2023 (1)
Anthony L. Grande	35,671	75,452	8/21/2013
Lucibeth N. Mayberry	22,340	77,866	11/1/2018

(1)	Mr. Swindle first became subject to the stock ownership guidelines beginning January 1, 2018, with a five-year compliance period.

Grant Timing Policy

•

Grants of equity awards for executive officers are typically made on the date of the February Compensation Committee meeting, after our Compensation Committee has had the opportunity to review full year results for the prior year and consider anticipated results for the current year.

•	Our Compensation Committee occasionally approves additional equity awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by our Compensation Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by our Compensation Committee at the time of approval.

•	The Company strives to ensure equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the tax deductibility of compensation over $1.0 million paid to certain executive officers of the Company. Prior to the enactment of the Tax Cuts and Jobs Act (H.R. 1) (the “TCJA”) on December 22, 2017, Section 162(m) provided an exemption from the deduction limitation for compensation that constituted “qualified performance-based compensation.” However, effective for taxable years beginning after December 31, 2017, the exemption for “qualified performance-based compensation” has been repealed, subject to transitional relief for certain arrangements in place as of November 2, 2017. This change, among others, will cause more of our compensation to be non-deductible under Section 162(m) and will eliminate the Company’s ability to structure performance-based awards to be exempt from the Section 162(m) limitations.

In designing our executive compensation program and determining the compensation of our executive officers, the Compensation Committee considers multiple factors, including the potential impact of the deduction limitation contained in Section 162(m). However, the Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Additionally, interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control will also affect the deductibility of compensation. The Compensation Committee will consider alternative arrangements to preserve the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor any developments regarding Section 162(m).

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in a non-deductible compensation expense.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to our Board that our Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee:

Donna M. Alvarado, Chair

Robert J. Dennis

Mark A. Emkes

Anne L. Mariucci

John R. Prann, Jr.

Summary Compensation Table

The following table summarizes the compensation earned or paid to our Named Executive Officers for service in the fiscal years ended December 31, 2019, 2018 and 2017, with the exception of Mr. Swindle, who first became a Named Executive Officer in 2018:

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Damon T. Hininger	2019	$940,040	$2,600,002	$1,677,556	$19,569	$111,759	$5,348,926
President and Chief Executive	2018	$926,350	$2,145,977	$883,997	$30,115	$131,230	$4,117,669
Officer	2017	$886,830	$—	$1,390,476	$32,303	$64,048	$2,373,657
David M. Garfinkle	2019	$488,335	$1,000,007	$697,170	$4,246	$34,182	$2,223,940
Executive Vice President and	2018	$455,344	$1,033,179	$434,526	$7,069	$47,097	$1,977,215
Chief Financial Officer	2017	$408,285	$1,033,167	$640,157	$7,688	$37,312	$2,126,609
Patrick D. Swindle	2019	$444,334	$1,000,007	$634,352	$—	$27,900	$2,106,593
Executive Vice President and	2018	$413,334	$1,033,179	$394,436	$—	$22,321	$1,863,270
Chief Corrections Officer
Anthony L. Grande	2019	$496,570	$1,000,007	$708,927	$10,795	$65,686	$2,281,985
Executive Vice President and	2018	$463,023	$1,033,179	$441,853	$16,778	$70,031	$2,024,864
Chief Development Officer	2017	$424,452	$1,033,167	$665,506	$18,368	$36,492	$2,177,985
Lucibeth N. Mayberry	2019	$444,334	$1,000,007	$634,352	$3,778	$29,644	$2,112,115
Executive Vice President,	2018	$413,334	$1,033,179	$394,436	$6,367	$25,563	$1,872,879
Real Estate	2017	$346,310	$850,855	$542,985	$7,667	$22,999	$1,770,816

(1)

The amounts shown in this column represent the aggregate grant date fair value of performance-based RSUs and time-based RSUs granted during the given year calculated in accordance with FASB ASC Topic 718. Beginning in 2019 the Compensation Committee began granting a mix of performance-based RSUs and time-based RSUs. Amounts in this column for 2019 also include the target amount awarded by the Compensation Committee for the second and third tranches of performance-based RSU's granted in 2019, which vest annually in three anniversary tranches subject to the achievement of annual NFFO performance targets established at the beginning of each year. As further discussed on page 53 under the heading Compensation Discussion and Analysis—Long Term Incentive Compensation in this Proxy Statement, the 2019 performance-based RSUs are also subject to a rTSR modifier, which increases or reduces the number of performance-based RSUs vesting in accordance with the table presented on page 56 of this Proxy Statement (the amounts presented above do not include the impact of the rTSR modifier). Performance-based RSU's awarded in 2017 and 2018 vest based upon achieving NFFO performance targets that were pre-established by the Compensation Committee on the date of the awards. The table below presents the grant date fair value of the 2019 time-based RSUs and the 2019 performance-based RSUs (the amounts presented below do not include the impact of the rTSR modifier). As a result of the performance criteria for each tranche of the 2019 performance-based RSUs being established on an annual basis, the performance-based RSU amounts presented below are for the first year of the three-year performance period beginning in 2019 based on the target amount awarded.

Name	Time-Based RSUs	Performance-Based RSUs	Stock Awards
Damon T. Hininger	$ 1,040,005	$ 519,999	$ 1,560,004
David M. Garfinkle	$ 499,996	$ 166,670	$ 666,666
Patrick D. Swindle	$ 499,996	$ 166,670	$ 666,666
Anthony L. Grande	$ 499,996	$ 166,670	$ 666,666
Lucibeth N. Mayberry	$ 499,996	$ 166,670	$ 666,666

All grants of equity awards were made under the 2008 Plan and are subject to individual award agreements. RSUs earn dividend equivalent rights that accumulate and are paid in cash when and only to the extent the underlying award vests. In support of the cost reduction plan announced by the Company on September 27, 2016, Mr. Hininger voluntarily requested that our Compensation Committee not award him any equity-based compensation in 2017.

(2)

The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s annual cash incentive plan. A detailed discussion of the amounts paid in 2019 begins on page 50 under the heading Compensation Discussion and Analysis—Annual Cash Incentive Plan Compensation in this Proxy Statement.

(3)

The amounts shown in this column represent above-market earnings on amounts that the Named Executive Officer chose to defer pursuant to the Company’s Executive Deferred Compensation Plan (“DCP”), which is more fully described on page 67 under the heading Compensation Discussion and Analysis—Nonqualified Deferred Compensation in 2019. Amounts shown are based on the excess of the Company’s fixed rate for 2019 of 5.00% over 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Code) of 3.98%.

(4)	The amounts shown as All Other Compensation for 2019 include the following:

Name	401(k) Plan Matching Contributions	DCP Matching Contributions	Life Insurance Premiums	Long-Term Disability Premiums (a)	Other (b)
Damon T. Hininger	$14,000	$77,202	$2,375	$17,642	$540
David M. Garfinkle	$14,000	$—	$3,762	$16,420	$—
Patrick D. Swindle	$14,000	$—	$2,110	$11,790	$—
Anthony L. Grande	$14,000	$32,921	$2,532	$14,949	$1,284
Lucibeth N. Mayberry	$14,000	$—	$2,650	$12,994	$—

(a)	The Company pays the long‑term disability premiums of its executive officers and certain other employees, but does not pay such premiums for all employees.
(b)

During 2019, Mr. Hininger received a taxable perquisite in the form of airfare for his spouse to accompany him on Company‑related travel amounting to $540, and Mr. Grande received a taxable perquisite in the form of a reimbursement for a health club membership amounting to $1,284.  Both amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

Grants of Plan-Based Awards in 2019

The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2019:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards (#)(3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Damon T. Hininger		$470,020	$940,040	$1,410,060	-	-	-	-	-
	2/20/2019	-	-	-	35,862	71,724	107,586	-	$1,559,997
	2/20/2019	-	-	-	-	-	-	48,735	$1,040,005
David M. Garfinkle		$244,168	$488,335	$732,503	-	-	-	-	-
	2/20/2019	-	-	-	11,495	22,989	34,484	-	$500,011
	2/20/2019	-	-	-	-	-	-	23,430	$499,996
Patrick D. Swindle		$222,167	$444,334	$666,501	-	-	-	-	-
	2/20/2019	-	-	-	11,495	22,989	34,484	-	$500,011
	2/20/2019	-	-	-	-	-	-	23,430	$499,996
Anthony L. Grande		$248,285	$496,570	$744,855	-	-	-	-	-
	2/20/2019	-	-	-	11,495	22,989	34,484	-	$500,011
	2/20/2019	-	-	-	-	-	-	23,430	$499,996
Lucibeth N. Mayberry		$212,226	$424,452	$636,678	-	-	-	-	-
	2/20/2019	-	-	-	11,495	22,989	34,484	-	$500,011
	2/20/2019	-	-	-	-	-	-	23,430	$499,996

(1)

The amounts shown in these columns reflect the minimum (62.5% of base salary), target (125% of base salary) and maximum (187.5% of base salary) amounts that the Chief Executive Officer or the minimum (50% of base salary), target (100% of base salary) and maximum (150% of base salary) amounts that each of the Named Executive Officers could have earned for the fiscal year ended December 31, 2019, respectively, pursuant to the Company’s annual cash incentive plan, based on SC Adjusted EBITDA, Properties NOI and Strategic Business Goals, as discussed in detail on page 50 under the heading Compensation Discussion and Analysis—Annual Cash Incentive Plan in this Proxy Statement. The amounts actually awarded to each of the NEOs are reflected in the Summary Compensation Table. The amounts presented in these columns do not include the impact of the Strategic Business Goals modifier, which increases or reduces any payout in accordance with the table presented on page 53.  Because of the impact of this modifier, the actual minimum could be lower and the maximum higher than presented.

(2)

The amounts shown in the threshold column reflect the minimum number (or 50% of the granted amount) of RSUs that could vest if the minimum performance‑based condition of vesting is satisfied. Maximum reflects 150% of the performance-based RSUs granted, which occurs when maximum performance under the Normalized FFO performance targets is achieved for each of 2019, 2020 and 2021. Target reflects 100% of the number of performance-based shares awarded. The performance-based RSUs were awarded pursuant to the Company’s 2008 Plan and have dividend equivalent rights payable in cash, but only to the extent and when the performance-based RSUs vest and the underlying shares are issued. The performance-based RSUs are discussed in detail beginning on page 53 under the heading Compensation Discussion and Analysis—Long Term Incentive Compensation in this Proxy Statement. The amounts presented in these columns do not include the impact of the rTSR modifier, which increases or reduces any vested in accordance with the table presented on page 56.  Because of the impact of this modifier, the actual minimum could be lower and the maximum could be higher than presented.

(3)

The amounts shown in this column represent the time-based RSUs which vest ratably over three years on the later of the anniversary date of the grant or the delivery of audited financial statements by the Company's independent registered public accountant, and generally only if the grantee remains employed on the vesting date.  The time-based RSUs were awarded pursuant to the Company's 2008 Plan and have dividend equivalent rights payable in cash, but only to the extent and when the time-based RSUs vest and the underlying shares are issued.

(4)

The amounts shown in this column represent the target amount awarded by the Compensation Committee on February 20, 2019 (grant date). The targeted number of performance-based RSU awards was based on the grant date fair value determined using a Monte Carlo value of $21.75 per share, and the number of time-based RSU awards was based on the grant date fair value of $21.34 per share reflecting the closing price of the shares of our common stock on the grant date.  Consistent with the presentation in the Summary Compensation Table, amounts in this column include the target amount awarded by the Compensation Committee for the second and third tranches of performance-based RSU's. Performance-based RSUs awarded in 2019 vest annually in three anniversary tranches subject to the achievement of annual NFFO performance targets established at the beginning of each year. For a presentation of the 2019 performance-based RSU amounts for the first tranche of the three-year performance period beginning in 2019 based on the target amount awarded by the Compensation Committee, see footnote 1 to the Summary Compensation Table.

Employment Agreements

Effective January 1, 2018, the Company entered into new employment agreements with each of our NEOs, which replaced existing employment agreements, most of which were scheduled to expire on December 31, 2019. Each agreement has a two-year initial term and is subject to one automatic one-year renewal unless either party provides notice of non-renewal at least 60 days in advance of the expiration of the initial term. Each of these agreements provides for a minimum annual salary. In addition, during the term, the executives are eligible to participate in all compensation or employee benefit plans or programs maintained by the Company for the benefit of its salaried employees or senior executives from time to time. These plans and programs may include health and life insurance. In addition, during the term, these agreements provide for reimbursement for certain professional and civic memberships that are approved in advance by the Company. Each of the employment agreements, provides for severance benefits, which are more fully discussed under the heading Compensation Discussion and Analysis—Potential Payments Upon Termination or Change in Control in this Proxy Statement.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information concerning options and unearned performance-based RSUs for each of the Named Executive Officers that were outstanding as of December 31, 2019:

	Option Awards (1)				RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Damon T. Hininger	126,924		$17.57	2/18/2020
	107,298		$20.78	2/23/2021	66,142	$1,149,548
	139,273		$22.34	3/16/2022	124,443	$2,162,819
David M. Garfinkle	16,314		$20.78	2/23/2021	10,535	$183,098
	21,175		$22.34	3/16/2022	31,844	$553,449
					47,696	$828,956
Patrick D. Swindle					6,252	$108,660
					31,844	$553,449
					47,696	$828,956
Anthony L. Grande					10,535	$183,098
					31,844	$553,449
					47,696	$828,956
Lucibeth N. Mayberry	21,175		$22.34	3/16/2022	8,676	$150,789
					31,844	$553,449
					47,696	$828,956

(1)

Option awards reflect the equitable and proportionate adjustments made to our outstanding options as a result of our REIT conversion special dividend of $6.66 per share paid in May 2013, resulting in an increase in the outstanding number of options and a corresponding reduction in the exercise price.

(2)

Performance-based RSUs granted in 2017 and 2018 vest and are earned based upon achieving NFFO performance targets that are pre-established by our Compensation Committee, with 1/3rd of the amount granted being earned and vested per year if we achieve the NFFO performance targets for that year. If the NFFO performance targets for that year is not achieved, then the 1/3rd tranche would not vest and is forfeited. Based on our NFFO of $2.62 for 2019, 1/3rd of the 2017 and 2018 performance-based RSUs vested. The vesting date does not occur until delivery of the audited financial statements by the Company’s independent registered public accountant for the respective fiscal year, or one-year anniversary of the grant date, whichever is later. As a result, this table includes (a) the 1/3rd tranche of 2017 performance-based RSUs that vested in February 2020 based on 2019 performance; (b) the 1/3rd tranche of 2018 performance-based RSUs that vested in February 2020 based on 2019 performance; (c) the 1/3rd tranche of the 2019 performance‑based RSUs that vested, subject to an rTSR modifier, in February 2020 based on 2019 performance; and (d) all of the time-based RSUs awarded in 2019.  This table also includes the remaining 1/3rd tranches that could vest based on 2020 and 2021 performance, as applicable, from the 2018 and 2019 awards. For further discussion of the performance-based RSUs, see Compensation Discussion and Analysis—Performance-Based Equity Incentive Compensation in this Proxy Statement.

Option Exercises and Stock Vested in 2019

The following table sets forth information regarding the exercise of stock options and the vesting of performance-based RSUs during the fiscal year ended December 31, 2019 for each of the NEOs.

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Damon T. Hininger	—	$—	33,071	$726,570
David M. Garfinkle	—	$—	26,457	$581,260
Patrick D. Swindle	—	$—	22,172	$487,119
Anthony L. Grande	—	$—	26,457	$581,260
Lucibeth N. Mayberry	—	$—	24,598	$540,418

(1)

The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring such shares.

(2)

The value realized on vesting of performance-based RSUs was calculated as the product of the closing price of a share of our common stock on the vesting date, multiplied by the number of units vested. The performance‑based RSUs granted to NEOs in 2016, 2017 and 2018 vested based on the achievement of target NFFO levels established for each of those grants.

Nonqualified Deferred Compensation in 2019

The following table sets forth information concerning contributions made by the Named Executive Officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2019:

Name	Executive Contributions in 2019 (1)	Company Contributions in 2019 (2)	Aggregate Earnings in 2019 (3)	Aggregate Withdrawals/ Distributions in 2019	Aggregate Balance at 12/31/2019 (4)
Damon T. Hininger	$81,801	$77,202	$95,928	$—	$2,076,660
David M. Garfinkle	$—	$—	$20,812	$—	$437,051
Anthony L. Grande	$46,921	$32,921	$52,916	$—	$1,144,018
Lucibeth N. Mayberry	$—	$—	$18,519	$—	$388,891

(1)

Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2019: Mr. Hininger - $37,601; and Mr. Grande - $24,828; the remaining amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2019.

(2)

Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2019: Mr. Hininger - $77,202 and Mr. Grande - $32,921.

(3)

Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2019: Mr. Hininger - $19,569; Mr. Garfinkle - $4,246; Mr. Grande - $10,795; and Ms. Mayberry - $3,778.

(4)

Of the amounts shown in this column, the following amounts were reported as compensation to the NEOs in the Summary Compensation Table for 2019, 2018 and 2017: Mr. Hininger - $134,372 for 2019, $213,460 for 2018 and $172,696 for 2017; Mr. Garfinkle - $4,246 for 2019, $24,622 for 2018 and $37,756 for 2017; Mr. Grande - $10,795 for 2019, $104,698 for 2018 and $82,899 for 2017; and Ms. Mayberry - $3,778 for 2019, $6,367 for 2018 and $7,667 for 2017.

The Executive Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan maintained by the Company for certain of its senior executives and other key employees, including the NEOs. Eligible employees who participate in the Executive Deferred Compensation Plan may defer a portion of their compensation by electing to contribute such compensation to the plan.

Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their annual cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service. Each participant, however, shall become 100% vested in the matching contribution amounts upon termination of employment by reason of death, disability or retirement or upon the occurrence of a change in control; provided, however, that the Participant shall not become vested upon the occurrence of a change in control to the extent such vesting would cause any portion of his or her deferred compensation benefits to constitute an “excess parachute payment” under Section 280G of the Code.

Distributions to senior executives are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.

During 2019, the Company provided a fixed return of 5.00% to participants in the Executive Deferred Compensation Plan, which rate was based on the return received by the Company on the life insurance policies the Company has purchased on the lives of certain participating executives, including each of the Named Executive Officers. The life insurance policies are intended to partially fund distributions from the Executive Deferred Compensation Plans, and the Company is the sole beneficiary of such policies. The Company has established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.

Potential Payments upon Termination or Change in Control

Each of our NEOs is eligible to receive certain payments upon termination of employment under the circumstances described below:

Retirement. In the event of a termination of employment due to retirement (generally after attaining age 62), our equity award agreements provide that:

•

vested options would be exercisable for the remaining stated term of the option (as opposed to a voluntary or for “cause” termination, in which case the NEO would generally have three months following termination to exercise vested options); and

•

if the retirement is effective after December 31 of any fiscal year but prior to the applicable performance-based RSU vesting date with respect to such year (which typically occurs in February of the immediately following fiscal year), the applicable portion of unvested performance-based RSUs, if any, that would vest on such vesting date but for the NEO’s termination of employment would vest and be issued to the NEO despite the fact that the NEO is no longer an employee of the Company on such vesting date.

Furthermore, in the event of an NEO’s retirement, matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

Death or Disability. In the event of death or disability, benefits under our disability plan and payments under our life insurance plan, as applicable, would be payable, which, in the event of death, would equal twice the executive’s compensation subject to certain caps. In addition, matching contributions under the Executive Deferred Contribution Plan would become 100% vested.

In accordance with the terms of our equity award agreements, in the event of the death or disability of a Named Executive Officer (1) all performance-based RSUs will become immediately and fully vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Termination Without Cause or for Good Reason. In accordance with the employment agreements with our current executive officers, if we terminate the employment of the executive without “cause,” or if the executive terminates the employment for “good reason,” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in installments in accordance with the terms of the agreements.

Change in Control. In accordance with the terms of our equity award agreements, in the event of a change of control (1) all performance-based RSUs will become immediately and fully vested and non-forfeitable and (2) all unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and will be exercisable until the expiration of their stated term.

Our Executive Deferred Compensation Plan provides that upon a change in control, the matching contributions would become 100% vested, unless such vesting would cause any portion of the deferred compensation benefits to constitute an “excess parachute payment” under Section 280G of the Code.

Qualifying Termination Within 180 days of a Change in Control. Pursuant to each of the employment agreements with our current executive officers, in the event of a termination by the Company (other than for “cause”) or (subject to certain procedural requirements) termination by the executive for “good reason,” within one-hundred eighty (180) days following a change in control, each NEO would be entitled to receive a lump sum cash payment equal to 2.99 times his or her base salary then in effect, and the NEO would continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. All severance payments are made promptly after the time of termination in order to make a clean separation from, and avoid continued entanglement with, the NEO.

Definitions. Our employment agreements with our current executive officers and our equity plans generally provide for the following definitions:

The definition of “Good Reason” means when the executive terminates employment with the Company due to (i) a material reduction in the duties, powers or authority of the executive as an officer or employee of the Company or (ii) relocation of the Company’s headquarters to a location more than 30 miles outside of the Nashville, Tennessee metropolitan area, in either case without the executive’s consent. A termination under these circumstances shall be due to Good Reason only if (A) the executive notifies the Company of the existence of the condition that otherwise constitutes Good Reason within thirty (30) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following its receipt of executive’s notice of the condition constituting Good Reason (the “Cure Period”) and (C) the Company fails to remedy the condition constituting Good Reason during the Cure Period, and the executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

The definition of “Cause” includes, among other things, the death or permanent disability of the executive, conviction of certain felonies or criminal acts, willful or material wrongdoing (including dishonesty or fraud), material breach by the executive of his employment agreement or of his fiduciary duty to the Company or its stockholders, material violations of the Company’s Code of Conduct or intentional violation of any applicable law or regulation affecting the Company in a material respect, which event, action or breach may be subject to a right of the executive to cure under certain conditions.

The definition of “Change in Control” generally means:

•	a “change in the ownership of the Company”;
•	a “change in the effective control of the Company”; or
•	a “change in the ownership of a substantial portion of the assets of the Company”,

as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

Table of Potential Payments upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such executive’s employment. The amount of compensation payable to each NEO upon a change of control, qualifying termination in connection with a change in control, involuntary termination not for cause, and in the event of disability or death of the executive is shown below. The amounts assume that such event was effective as of December 31, 2019, and thus do not include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the NEOs upon their termination. The amounts shown do not include: (i) benefits earned during the term of our NEOs’ employment that are available to all salaried employees, and (ii) 2019 cash incentives that were earned as of December 31, 2019. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Reference below to RSUs means our performance-based RSUs and includes all dividend equivalent rights.

Name	Change in Control Only	Qualifying Termination upon Change in Control	Involuntary Termination Without Cause	Death or Disability
Damon T. Hininger
Accelerated Vesting of RSUs (1)	$3,761,561	$3,761,561	$—	$3,761,561
Cash Severance (2)	$—	$2,810,720	$940,040	$—
Insurance Benefits (3)	$—	$32,766	$—	$1,500,000
Total:	$3,761,561	$6,605,047	$940,040	$5,261,561
David M. Garfinkle
Accelerated Vesting of RSUs (1)	$1,814,626	$1,814,626	$—	$1,814,626
Cash Severance (2)	$—	$1,481,697	$495,551	$—
Insurance Benefits (3)	$—	$32,717	$—	$1,475,000
Total:	$1,814,626	$3,329,040	$495,551	$3,289,626
Patrick D. Swindle
Accelerated Vesting of RSUs (1)	$1,718,086	$1,718,086	$—	$1,718,086
Cash Severance (2)	$—	$1,376,578	$460,394	$—
Insurance Benefits (3)	$—	$26,572	$—	$1,449,000
Total:	$1,718,086	$3,121,236	$460,394	$3,167,086
Anthony L. Grande
Accelerated Vesting of RSUs (1)	$1,814,626	$1,814,626	$—	$1,814,626
Cash Severance (2)	$—	$1,506,685	$503,908	$—
Insurance Benefits (3)	$—	$30,093	$—	$1,500,000
Total:	$1,814,626	$3,351,404	$503,908	$3,314,626
Lucibeth N. Mayberry
Accelerated Vesting of RSUs (1)	$1,772,723	$1,772,723	$—	$1,772,723
Cash Severance (2)	$—	$1,376,578	$460,394	$—
Insurance Benefits (3)	$—	$28,334	$—	$1,449,000
Total:	$1,772,723	$3,177,635	$460,394	$3,221,723

(1)

Represents the value of accelerated vesting of performance-based RSUs, which occurs upon a change in control (whether or not the executive’s employment is terminated) and upon the death or disability of the executive. Accelerated vesting of performance-based RSUs is calculated using the NYSE closing market price on December 31, 2019 ($17.38 per share), and includes the outstanding dividend equivalents associated with such RSUs that similarly vest on an accelerated basis.

(2)

In the event of an involuntary termination absent a change in control and without cause, represents an amount equal to 100% of current base salary paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2019. In the event of a qualifying termination upon a change in control, represents an amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.

(3)

In the event of a qualifying termination upon a change in control, represents the premiums expected to be paid based upon the types of insurance coverage the Company carried for such executive as of December 31, 2019, and the premiums in effect on such date. In the event of death, represents the payouts under life insurance policies, equal to two times total cash compensation, subject to certain caps. The benefits payable under supplemental long-term disability policies in the event of a disability are not shown in the table. In general, executive officers are entitled to higher payment formulas and higher caps for a potentially longer period of time than other employees under supplemental long-term disability policies.

2019 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K under the Exchange Act, we are disclosing the ratio of CEO pay to the median employee pay of all our employees (other than the CEO) in 2019, calculated in accordance with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of our CEO to the median total compensation of all employees (other than our CEO) for 2019 was 141 to one. This ratio was based on the following:

•	the annual total compensation of our CEO, determined as described in the Summary Compensation Table included in this Proxy Statement, was $5,348,926; and
•	the median of the total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $37,846.

As permitted by the SEC rules, we used the same median employee as in 2017 and 2018, as there were no significant changes to our median employee's status, our employee population or our compensation programs in 2019 that would significantly impact the calculation of the pay ratio above.  The methodology and the material assumptions and estimates we used to determine the median employee in 2017 were as follows:

•	Total Employee Population: We determined that, as of November 30, 2017, the date we selected to identify the median employee, our employee population consisted of approximately 12,600 individuals.
•

Compensation Measure Used to Identify the Median Employee: For purposes of measuring the total compensation of our employees to identify the median employee, we used base salary, including overtime pay, for the period beginning December 1, 2018 and ending November 30, 2019. Compensation for employees hired during the period was annualized as permitted by SEC rules.

•

Total Compensation of Median Employee: In order to determine the total compensation of the median employee, we identified and calculated that employee’s base salary, including overtime pay, for the period beginning December 1, 2018 and ending November 30, 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $37,846.

•

Annual Total Compensation of CEO: With respect to the annual total compensation of our CEO, in accordance with SEC rules, we used the amount reported for Mr. Hininger in the “Total” column for 2019 in the Summary Compensation Table included in this Proxy Statement.

Our reported pay ratio information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions. As a result, our pay ratio may not be comparable to the pay ratio reported by other companies.

Director Compensation

Non-employee directors (i.e., all directors other than Messrs. Hininger and Lappin) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and the 2008 Plan, which for 2019 provided for the following:

•	Annual equity grants;
•	Annual Board, committee and committee chair retainers; and
•	Board and committee unscheduled meeting fees.

Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-executive directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

The retainers paid to our non-employee directors for 2019 are as follows:

Retainers and Fees	2019
Independent Board Chairman retainer	$100,000
Non-Chair Board retainer	$80,000
Audit Committee chair retainer	$20,000
Audit Committee member retainer	$8,000
Another committee chair retainer	$10,000
Another committee member retainer	$4,000
Special Litigation Committee chair retainer	$28,000
Special Litigation Committee member retainer	$20,000
Board and committee unscheduled meeting fee	$1,000

In addition to cash compensation, non-employee directors are granted RSUs with a grant date fair market value of approximately $135,000 per year, generally on the same date as grants of equity awards are made to our executive officers and other employees. Subject to certain exceptions contained in the award agreement, these RSUs vest on the one-year anniversary of the grant date.

2019 Director Compensation Table

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2019 to each of the Company’s directors except Mr. Hininger whose compensation is reflected in the Summary Compensation Table:

Name	Fees Earned or Paid in Cash	Stock Awards(2) (4)	Change in Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total
Donna M. Alvarado	$105,000	$134,990	$—	$—	$239,990
Robert J. Dennis	$86,000	$134,990	$—	$—	$220,990
Mark A. Emkes	$142,000	$184,982	$—	$—	$326,982
Stacia A. Hylton	$115,000	$134,990	$—	$—	$249,990
Harley G. Lappin(1)	$—	$—	$—	$—	$—
Anne L. Mariucci	$94,000	$134,990	$3,420	$—	$232,410
Thurgood Marshall, Jr.	$117,000	$134,990	$—	$—	$251,990
Devin I. Murphy(5)	$90,000	$165,005	$171	$—	$255,176
Charles L. Overby	$117,000	$134,990	$—	$—	$251,990
John R. Prann, Jr.	$107,000	$134,990	$—	$—	$241,990

(1)

Mr. Lappin is employed as a special operations advisor to the leadership team of the Company and is compensated for the services provided in such capacity. Mr. Lappin is not compensated for his services as a director of the Company. In 2019, Mr. Lappin was paid a salary of $175,000 for his services as a special operations advisor to the leadership team of the Company. He also earned $4,388 of above-market earnings on amounts he chose to defer pursuant to the Company’s Deferred Compensation Plan. This amount is based on the excess of the Company’s fixed rate for 2019 of 5.00% over 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Code) of 3.98%. Mr. Lappin is also eligible to participate in various benefit programs generally made available to employees of the Company.

(2)

The amounts shown in this column represent the aggregate grant date fair value of RSUs based on the closing stock price of $21.64 on February 21, 2019, the date of annual grant of 6,238 RSUs. Mr. Emkesʼ stock awards include an award of $49,992 or 2,259 RSUs, which he elected to receive on May 16, 2019 as compensation for 50% of his annual independent Board Chairman retainer. The director RSUs vest on the anniversary date of the grant and have dividend equivalent rights that are payable in cash only when and to the extent the RSUs vest and the underlying shares are issued. All grants of RSUs and dividend equivalents were made under the 2008 Plan.

(3)

The amounts shown in this column represent above-market earnings on fees the director elected to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described under the heading Compensation Discussion and Analysis—Nonqualified Deferred Compensation Plan in 2019 in this Proxy Statement. Amounts shown are based on the excess of the Company’s fixed rate for 2019 of 5.00%, over 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Code) of 3.98%.

(4)	As of December 31, 2019, the aggregate number of unvested stock awards and option awards outstanding for each of the Company’s non-employee directors were as follows:

Name	Aggregate RSU Awards Outstanding as of December 31, 2019	Aggregate Option Awards Outstanding as of December 31, 2019
Donna M. Alvarado	6,238	27,892
Robert J. Dennis	6,238	—
Mark A. Emkes	8,497	—
Stacia A. Hylton	6,238	—
Anne L. Mariucci	6,238	10,952
Thurgood Marshall, Jr.	6,238	13,610
Devin I. Murphy	7,625	—
Charles L. Overby	6,238	—
John R. Prann, Jr.	6,238	13,610
(5)	Mr. Murphy’s aggregate grant date fair value of RSUs included an additional $30,015 representing one-fourth of the awards issued in 2018 as he began service in November 2018.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our executive officers and non-executive directors. The stock ownership guidelines are designed to align the economic interests of executive officers and the Board with those of stockholders and to discourage excessive risk-taking by management and directors. The guidelines as applied to our directors provide that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of the later of March 1, 2012 or the date of their initial election or appointment to the Board, divided by the Company’s closing common stock price, as reported on the NYSE, on such date. The stock ownership guidelines were amended by our Board in May 2013 to increase the number of shares our executive officers and non-executive directors are expected to own to give effect to the REIT conversion special dividend. Non-executive directors are expected to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election or appointment to the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by March 1, 2012. See Compensation Discussion and Analysis—Executive Officer Stock Ownership Guidelines in this Proxy Statement for a description of the shares counted in determining share ownership.

Our guidelines and the compliance status of the Company’s current non-executive directors as of the last quarterly review date of February 20, 2020 are shown in the table below.

Name	Shares Required by Guidelines	Number of Shares Held	Compliance Date
Donna M. Alvarado	9,105	64,899	3/1/2012
Robert J. Dennis	7,112	27,072	2/21/2018
Mark A. Emkes	6,050	58,893	8/14/2019
Stacia A. Hylton	12,353	11,415	8/11/2021
Harley G. Lappin	14,222	51,919	1/1/2023
Anne L. Mariucci	11,909	42,680	12/8/2016
Thurgood Marshall, Jr.	9,105	25,819	3/1/2012
Devin I. Murphy	14,685	300	11/6/2023
Charles L. Overby	9,105	41,247	3/1/2012
John R. Prann, Jr.	9,105	44,042	3/1/2012

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock – Directors and Executive Officers

The following table contains information regarding the beneficial ownership of our common stock as of March 18, 2020 by (i) each current director and nominee, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Shares Acquirable Within 60 Days (3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (4)
Donna M. Alvarado	71,137	27,982	99,119	*
Robert J. Dennis	33,310	—	33,310	*
Mark A. Emkes	65,131	2,259	67,390	*
Damon T. Hininger	271,584	246,571	518,155	*
Stacia A. Hylton	17,653	—	17,653	*
Harley G. Lappin	59,755	—	59,755	*
Anne L. Mariucci	48,918	10,952	59,870	*
Thurgood Marshall, Jr.	32,057	13,610	45,667	*
Devin I. Murphy	7,925	—	7,925	*
Charles L. Overby	47,485	—	47,485	*
John R. Prann, Jr.	50,280	13,610	63,890	*
David M. Garfinkle	149,060	37,489	186,549	*
Anthony L. Grande	103,418	—	103,418	*
Lucibeth N. Mayberry	105,133	21,175	126,308	*
Patrick D. Swindle	50,128	—	50,128	*
All current directors and executive officers as a group (17 persons)	1,141,169	373,648	1,514,817	1.27%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	The address for each listed person is our corporate headquarters.
(2)	Each person in the table has sole voting and investment power over the shares listed.
(3)

Reflects the number of shares that could be purchased upon exercise of stock options that are exercisable within 60 days of March 18, 2020. In addition, Mr. Emkes vests in 2,259 RSUs on May 16, 2020 (59 days from record date).

(4)

The percentages in this column are based on 119,628,697 shares outstanding as of March 18, 2020. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

Ownership of Common Stock – Principal Stockholders

The following table sets forth certain information with respect to the beneficial ownership of our voting securities as of March 18, 2020 by each person who is known by the Company to own beneficially more than 5% of any class of our outstanding voting securities of the Company:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Beneficially Owned (1)
Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	18,204,266	15.22%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	14,726,109	12.31%

(1)	The percentages in this column are based on 119,628,697 shares outstanding as of March 18, 2020.
(2)

Based on the Schedule 13G/A filed with the SEC on February 11, 2020 by Vanguard Group, Inc., which reported sole voting power over 112,903 shares, shared voting power over 39,115 shares, sole dispositive power over 18,065,575 shares and shared dispositive power over 138,691 shares.

(3)	Based on the Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc., which reported sole voting power over 14,541,453 shares and sole dispositive power over 14,726,109 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports. Section 16(a) of the Exchange Act requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2019, except for the following:

•

A Form 4 for Mr. Cole Carter was filed late on February 26, 2019 to report the vesting of 448 restricted stock units on February 16, 2019; 484 restricted stock units on February 19, 2019; and 737 restricted stock units on February 21, 2019.

•	A Form 4 for Ms. Donna Alvarado was filed late on February 21, 2020 to report her option exercise on May 14, 2019.
•

A Form 3 for Mr. David Churchill was filed on May 5, 2019, which inadvertently stated the incorrect amount of Company common stock beneficially owned by Mr. Churchill. The Form 3 was corrected in a subsequently filed amendment to the Form 3 on May 20, 2019.

•	A Form 4 for Mr. Harley Lappin was filed late on December 27, 2019 to report his disposition of common stock on December 23, 2019.

OTHER

No Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” or “Report of the Compensation Committee” will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this Proxy Statement. Information on our website, other than this Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those set forth in the statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve significant risks and uncertainties, including those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and in our most recent periodic reports on Form 10-Q and Form 8-K filed with the SEC, and actual results may vary materially.

By Order of the Board of Directors,

/s/ Cole G. Carter
Cole G. Carter
Executive Vice President, General Counsel & Secretary

APPENDIX A: RECONCILIATION OF NON-GAAP DISCLOSURES

APPENDIX A TO 2020 PROXY STATEMENT

Reconciliation of Non-GAAP Disclosures
($ in thousands, except per share amounts)

For the Year Ended December 31, 2019
Net Income	$188,886
Special items:
Expenses associated with debt refinancing transactions	602
Expenses associated with mergers and acquisitions	1,132
Start-up expenses	9,480
Asset impairments	4,706
Adjusted net income	$204,806
Weighted average common shares outstanding - basic	119,028
Effect of dilutive securities:
Stock options	22
Restricted stock-based awards	114
Weighted average shares and assumed conversions - diluted	119,164
Diluted Earnings Per Share	$1.59
Adjusted Diluted Earnings Per Share	$1.72

For the Year Ended December 31, 2019
Net income	$188,886
Depreciation and amortization of real estate assets	107,402
Impairment of real estate assets	4,428
Gain on sale of real estate assets	(287)
Funds From Operations	$300,429
Expenses associated with debt refinancing transactions	602
Expenses associated with mergers and acquisitions	1,132
Start-up expenses	9,480
Goodwill and other impairments	278
Normalized Funds From Operations	$311,921
Funds From Operations Per Diluted Share	$2.52
Normalized Funds From Operations Per Diluted Share	$2.62

A-1

APPENDIX TO 2020 PROXY STATEMENT

Reconciliation of Non-GAAP Disclosures

($ in thousands)

For the Year Ended December 31, 2019
Net Income	$188,886
Interest expense	86,661
Depreciation and amortization	144,572
Income tax expense	7,839
EBITDA	$427,958
Expenses associated with debt refinancing transactions	602
Expenses associated with mergers and acquisitions	1,132
Start-up expenses	9,480
Asset impairments	4,706
Adjusted EBITDA	$443,878

Adjusted Net Income, EBITDA, Adjusted EBITDA, Funds From Operations (FFO), Normalized FFO and, where appropriate, their corresponding per share metrics, are non-GAAP financial measures. CoreCivic believes these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its properties and their management teams. CoreCivic believes it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management. FFO, in particular, is a widely accepted non-GAAP supplemental measure of REIT performance, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. EBITDA, Adjusted EBITDA and Normalized FFO are useful as supplemental measures of performance of the Company’s properties because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. CoreCivic may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CoreCivic calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt refinancing transactions, mergers and acquisitions (M&A) activity, startup expenses, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented. Startup expenses represent the incremental operating losses incurred during the period we activate idle correctional facilities. Even though expenses associated with M&A activity may be recurring, the magnitude and timing fluctuate based on the timing and scope of M&A activity, and therefore, such expenses, which are not a necessary component of the ongoing operations of the Company, may not be comparable from period to period. Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO and Normalized FFO and, where appropriate, their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

A-2

APPENDIX B: CORECIVIC, INC. 2020 STOCK INCENTIVE PLAN

CORECIVIC, INC.

2020 STOCK INCENTIVE PLAN

CORECIVIC, INC.

2020 STOCK INCENTIVE PLAN

Section 1.	Purpose.

This plan shall be known as the CoreCivic, Inc. 2020 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to promote the interests of CoreCivic, Inc., a Maryland corporation (the “Company”), its Subsidiaries and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b)“Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish or which are required by applicable legal requirements.

(c)“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(d)“Board” means the Board of Directors of the Company.

(e)“Cause” means, unless otherwise defined in the applicable Award Agreement, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Subsidiaries or Affiliates, or (ii) the embezzlement or misappropriation of funds or property of the Company or its Subsidiaries or Affiliates by the Participant. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

(f)“Change in Control” means, unless otherwise defined in the applicable Award Agreement, any of the following events:

(i)any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(ii)as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)during any period of twelve (12) consecutive months, a majority of the members of the Board or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of the Board or equivalent governing body on the first day of such period, (ii) whose election or nomination to the Board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board or equivalent governing body, or (iii) whose election or nomination to the Board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board or equivalent governing body;

(iv)a complete liquidation or dissolution of the Company; or

(v)the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, (x) unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code and solely for the purpose of determining the timing of any payments thereunder, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and (y) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)“Committee” means a committee of the Board composed of not less than two Non-Employee Directors, at least two of whom shall qualify as a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder, and each of whom shall be “independent” within the meaning of the listing standards of the New York Stock Exchange.

(i)“Consultant” means any consultant to the Company or its Subsidiaries or Affiliates.

(j)“Data” has the meaning set forth in Section 15.15 hereof.

(k)“Director” means a member of the Board.

(l)“Disability” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

(m)“Effective Date” has the meaning set forth in Section 16.1 hereof.

(n) “Employee” means a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(p)“Fair Market Value” with respect to the Shares, means, for purposes of a grant of an Award as of any date, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other such exchange or market as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported (or in either case, such other price based on actual trading on the applicable date that the Committee determines is appropriate) or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method, by the Board or Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

(q)“Grant Price” means the base price per Share subject to a Stock Appreciation Right with respect to which the value of such Stock Appreciation Right is determined.

(r)“Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Any Option that is intended to meet the requirements of Section 422 of the Code, but fails to so qualify for any reason, shall be treated as a Non-Qualified Stock Option.

(s)“Non-Qualified Stock Option” means an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

(t)“Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

(u)“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(v)“Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.

(w)“Other Stock-Based Award” means any Award granted under Sections 9 or 10 of the Plan.

(x)“Participant” means any Employee, Director or Consultant who receives an Award under the Plan.

(y)“Performance Award” means any Award granted under Section 8 of the Plan that is subject to the achievement of Performance Objectives.

(z)“Performance Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Performance Objectives that may be used for awards under this Plan includes the following (including ratios or other relationships between one or more, or a combination, of the following examples of Performance Objectives, which may be measured on an absolute basis or relative to peer companies or specific business units of peer companies): earnings before interest, taxes, depreciation and/or amortization (“EBITDA”) or adjusted EBITDA; funds from operations (“FFO”) or adjusted FFO; operating income or profit; operating efficiencies; return on equity, assets, capital, capital employed or investment; after tax operating income; net income; earnings or book value per Share; utilization; net investment income; gross profit; loan loss ratios; stock price or total stockholder return; net asset growth; debt reduction; individual performance; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; any combination thereof.

(aa)“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(bb)“Prior Plan” means the CoreCivic, Inc. Second Amended and Restated 2008 Stock Incentive Plan, as amended.

(cc)“Restricted Share” means any Share granted under Sections 7 or 10 of the Plan.

(dd)“Restricted Share Unit” means any unit granted under Sections 7 or 10 of the Plan.

(ee)“Retirement” means a Participant’s termination of employment in accordance with the provisions of the CoreCivic 401(k) Savings and Retirement Plan on or after such Participant’s Normal Retirement Date, as defined in such plan or, if a Participant is not covered by the CoreCivic 401(k) Savings and Retirement Plan, the Participant’s voluntary termination of employment on or after such Participant’s 62nd birthday.

(ff)“SEC” means the Securities and Exchange Commission or any successor thereto.

(gg)“Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(hh)“Shares” means shares of common stock, $0.01 par value per share, of the Company.

(ii)“Share Reserve” has the meaning set forth in Section 4.1 hereof.

(jj)“Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Section 6 of the Plan that entitles the holder to receive, upon exercise of such stock appreciation right, an amount equal to the product of (i) the excess of (A) the Fair Market Value of one Share on the exercise date (or, if the Committee shall so determine, at any time during a specified period before or after the exercise date), over (B) the Grant Price per Share of such stock appreciation right, multiplied by (ii) the number of Shares covered by the stock appreciation right.

(kk)“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

(ll)“Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(mm)“Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3.	Administration.

3.1Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Section 6.2 or any other provision of the Plan, amend or modify the terms of any Award at or after grant with or without the consent of the holder of the Award; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award.

3.2Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

3.3Action by the Committee. The exercise of an Option or receipt of an Award shall be effective only if an Award Agreement shall have been duly executed and delivered on behalf of the Company following the grant of the Option or other Award by the Committee. Subject to the Committee’s charter and applicable legal requirements (including the rules and regulations of the New York Stock Exchange), the Committee may make such rules and regulations for the conduct of its business as it shall deem advisable.

3.4Delegation. Subject to the terms of the Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section. The Committee delegates the authority for ministerial administration of the Plan and Awards made under the Plan to the Company.

3.5No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Section 4.	Shares Available for Awards.

4.1Shares Available; Share Counting.

Subject to the provisions of Section 4.2 hereof, the maximum aggregate number of Shares which may be issued pursuant to all Awards after the Effective Date of this Plan is equal to (a) the sum of (i) 2,500,000 Shares plus (ii) 2,194,320 Shares which represents the number of Shares available for grant under the Prior Plan as of March 18, 2020, less (b) one (1) Share for every Share that was subject to an Award granted after March 18, 2020 under the Prior Plan (such aggregate amount, as further adjusted pursuant to this Section 4.1, the “Share Reserve”). Following the Effective Date, no further grants shall be made under the Prior Plan. The number of Shares with respect to which Incentive Stock Options may be granted after the Effective Date shall be no more than 1,000,000. Each Share subject to the grant of an Award shall reduce the Share Reserve by one (1) Share. If any Award (or portion thereof) granted under this Plan shall expire, terminate, be settled in cash or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such Award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for Awards under the Plan and the Share Reserve shall be increased in accordance with this Section 4.1. If any Award (or portion thereof) granted under the Prior Plan as of the Effective Date of this Plan shall thereafter expire, terminate, be settled in cash or otherwise be forfeited or canceled for any reason before it has vested or been exercised in full, the Shares subject to such Award shall, to the extent of such expiration, cash settlement, forfeiture, or termination, again be available for Awards under the Plan, and the Share Reserve shall be increased, in accordance with this Section 4.1. Any Shares that again become available for grant pursuant to this Section 4.1 shall be added back as one (1) Share. Notwithstanding the foregoing, Shares relating to any Award under the Plan or the Prior Plan will not again become available for Awards under the Plan in the following circumstances: (i) Shares tendered or withheld in payment of the Option Price of an Option, (ii) Shares tendered or withheld to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, (iii) Shares repurchased by the Company with proceeds received from the exercise of an Option, and (iv) Shares subject to a Stock Appreciation Right that are not issued in connection with the Share settlement of that Stock Appreciation Right upon its exercise. Shares tendered or withheld to satisfy any tax withholding obligation with respect to the settlement or payment of Restricted Shares, Restricted Share Units and Performance Awards and Other Stock-Based Awards denominated in the full value of Shares shall again be available for Awards under the Plan. For purposes of this Section 4.1, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for Awards under the Plan; provided, however, that the number of Shares covered by a Performance Award or to which such Performance Award relates shall be counted against the aggregate number of Shares available for Awards under the Plan on the date such Performance Awards vest.

4.2Adjustments. In the event that any unusual or non-recurring transactions, including an unusual or non-recurring dividend or other distribution (whether in the form of an extraordinary cash dividend, dividend of Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner (and, as applicable, in such equitable and proportionate manner as is consistent with Sections 422 and 409A of the Code, either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan; and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

4.3Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.

4.4Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5.	Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

Section 6.	Stock Options and Stock Appreciation Rights.

6.1Grant. Subject to the provisions of the Plan, including, without limitation, Section 3.4 and Section 6.6, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each such Award, the Option Price (or Grant Price) and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee shall have the authority to grant Incentive Stock Options and to grant Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with

Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine.

6.2Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted. The Option Price of an Option may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of such Option. The Committee in its sole discretion shall establish the Grant Price at the time each SAR is granted. The Grant Price of an SAR may not be less than one hundred percent (100%) of the Fair Market Value of the Shares with respect to which the SAR is granted on the date of grant of such SAR. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price of such Options or the Grant Price of such SARs, (ii) cancel such Options or SARS in exchange for a cash payment or any other Award, including substitute Options or SARs with a lower Option Price than the canceled Options or a lower Grant Price than the canceled SARs, or (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange or such other principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

6.3Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.4, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing and except as provided in Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4Exercise.

(a)Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine, subject to Section 6.5 herein, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. The Committee may provide, at or after grant, that the period of time over which an Option, other than an Incentive Stock Option, or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, (i) that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date, (ii) that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws, and (iii) if such extension is not provided by the original Award Agreement, such extension shall not extend beyond the tenth anniversary of the applicable grant date.

(b)The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c)An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(d)Payment of the Option Price shall be made (i) in cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of such cash (or cash equivalents) and Shares, or (iv) at the discretion of the Committee and subject to applicable securities laws, by (A) delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes or (B) the Company withholding Shares otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price together with any applicable withholding taxes, subject to Section 15.6. Until the Participant has been issued the Shares subject to such Option exercise, they shall possess no rights as a stockholder with respect to such Shares.

(e)At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR, but a cash payment will be made in lieu thereof.

6.5Transferability of Options. Except as provided in this Section 6.5, no Options or SARs shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Participant by anyone other than the Participant. Non-Qualified Stock Options granted to a Participant may be transferred by such Participant to a permitted transferee (as defined below), provided that (i) such Non-Qualified Stock Options shall be fully vested; (ii) there is no consideration for such transfer (other than receipt by the Participant of interest in an entity that is a permitted transferee); (iii) the participant (or such Participant’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Non-Qualified Stock Options; (iv) the Participant shall notify the Company in writing prior to such transfer and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Participant; and (v) such transfer shall be effected pursuant to transfer documents in a form approved by the Company. A permitted transferee may not further assign or transfer any such Non-Qualified Stock Options otherwise than by will or the laws of descent and distribution. Following the transfer of Non-Qualified Stock Options to a permitted transferee, such Non-qualified Options shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Participant, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Participant. For the purposes of the Plan, the term “permitted transferee” means, with respect to a Participant, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including adoptive relationships, and (ii) a trust, partnership or other entity in which the Participant or the persons described in clause (i) above have more than fifty percent of the beneficial interest.

6.6Minimum Vesting Period. Except for Substitute Awards, or in connection with the death or Disability of the Participant, or in the event of a Change in Control, Options and SARs shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Committee has the discretion to waive this requirement with respect to an Award at or after grant, so long as the total number of Shares that are issued pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the Share Reserve.

Section 7.	Restricted Shares and Restricted Share Units.

7.1Grant.

(a)Subject to the provisions of the Plan, including, but not limited to, Section 7.5, and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b)Each Restricted Share Award and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines or the Award Agreement so provides, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share Award or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions under which restrictions on the Shares may lapse or that will subject the Shares to forfeiture and transfer restrictions, including the Performance Objectives. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share Awards and Restricted Share Unit Awards.

7.2Delivery of Restricted Shares and Transfer Restrictions.

(a)At the time of grant of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the Participant receiving the Award. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

(b)Unless otherwise provided in the applicable Award Agreement, a Participant receiving an Award of Restricted Shares shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant or as provided in the applicable Award Agreement, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment (or other service-providing capacity) of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Any dividends payable with respect to the Restricted Shares (whether in the form of cash, Shares, other securities of the Company or any other property) shall be subject to the same restrictions, terms and conditions as such Restricted Shares and paid to the Participant only if, when and to the extent the restrictions on such Restricted Shares lapse.

7.3Termination of Restrictions on Restricted Shares. At the end of the restricted period and provided that any other restrictive conditions of a Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.4Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Except as otherwise provided herein, a Participant receiving a grant of Restricted Share Units shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed and any Shares payable thereunder have been delivered to the Participant. The applicable Award Agreement will specify whether a Participant will be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to stockholders on Shares. If the applicable Award Agreement specifies that a Participant will be entitled to receive dividend equivalent rights, (i) the amount of any such dividend equivalent right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Restricted Share Units then credited to the Participant, and (ii) no dividend equivalents shall be paid on unvested Restricted Share Units until such Restricted Share Units have vested. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of. In addition, except as otherwise determined by the Committee at or after grant or as may otherwise be provided in any Award Agreement (but in any event subject to Section 7.5) all Restricted Share Units and all rights of the Participant to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment (or other service-providing capacity) of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

7.5Minimum Vesting Period. Except for Substitute Awards, or the death or Disability of the Participant, or in the event of a Change in Control, Restricted Share Awards and Restricted Share Unit Awards (including those issued as or as payment for Performance Awards) shall have a Vesting Period of not less than one (1) year from the date of grant (inclusive of any performance periods related thereto); provided, that the Committee has the discretion to waive this requirement with respect to an Award at or after grant, so long as the total number of Shares that are issued pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (inclusive of any performance periods related thereto) shall not exceed 5% of the Share Reserve.

Section 8.	Performance Awards.

8.1Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such Performance Objectives during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Objectives to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment without the consent of the affected Participant; provided further, that the minimum Vesting Period requirements set forth in Section 6.6 and Section 7.5 shall apply to grants of Performance Awards hereunder. No Performance Award shall have a term in excess of ten (10) years.

8.3Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of employment (or other service-providing capacity) prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. The Committee may, in its discretion, waive any Performance Objectives and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Section 9.	Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Section 6, Section 7 or Section 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award; provided further, that the minimum Vesting Period requirements set forth in Section 6.6 and Section 7.5 and the treatment of dividends and dividend equivalents as set forth in Section 15.2 shall apply to Other Stock-Based Awards. No Other Stock-Based Award shall have a term in excess of ten (10) years.

Section 10.	Non-Employee Director Awards.

10.1The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed five hundred thousand dollars ($500,000) in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board may make exceptions to the applicable limit in this Section 10.2 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 11.	Transfers and Leaves of Absence.

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment or other service-providing capacity without an intervening period of separation among the Company or any other Subsidiary shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of the Company (or other Subsidiary) during such leave of absence.

Section 12.	Termination of Employment.

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment (or other service-providing capacity) with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

Section 13.	Change in Control.

Unless otherwise provided in an Award Agreement at or after grant, or by the Committee by resolution prior to a Change in Control, a Change in Control shall not affect the vesting or exercisability of, or restrictions applicable to, outstanding Awards.

Section 14.	Amendment and Termination.

14.1Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement (including the rules and regulations of the New York Stock Exchange) for which or with which the Board deems it necessary or desirable to comply.

14.2Amendments to Awards. Subject to the restrictions of Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant under any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

14.3Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles, subject to any restrictions otherwise set forth in the Plan.

14.4Recoupment of Awards. Any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, (ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

Section 15.	General Provisions.

15.1Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution and/or as may be provided by the Committee in its discretion, at or after grant, in the Award Agreement, but in no event shall an Award be transferred to a third party for consideration. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

15.2Dividend Equivalents. In the sole and complete discretion of the Committee, an Award (excluding Options and SARs other than in connection with Section 4.2) may provide the Participant with dividends or dividend equivalents. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest or be reinvested into additional Shares. In the case of dividends or dividend equivalents credited in connection with Performance Awards or Other Stock‑Based Awards, dividends or dividend equivalent rights, if any, shall be credited as additional Performance Awards or Other Stock-Based Awards (including cash if so determined by the Committee) and paid to the Participant only if and when, and to the extent that, payment is made pursuant to such Award.

15.3Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable performance period and the last day of the “applicable 2 ½ month period” as defined therein. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.

15.4No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.5Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.6Withholding. The Company shall have the right to deduct from any payment made under the Plan, or from any compensation or other amount owing to a Participant by the Company, any Affiliate or any Subsidiary, any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise, vesting or payment of any Award that the Participant pays to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes; provided however, that the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time (if any) as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment or other relevant date as determined by the Committee. In no event will the Fair Market Value of the Shares to be withheld and delivered pursuant to this Section 15.6 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Stock Options. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

15.7Award Agreements. Each Award hereunder shall be evidenced by a form of Award Agreement approved by the Board that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units or other types of Awards provided for hereunder.

15.9No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares.

15.11Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

15.12Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.14No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.15Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 15.5 by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance or other identification number; salary; nationality; job title(s); any shares held in the Company or its Subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipient’s country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 15.15 in writing, without cost, by contacting the local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 15.15. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

15.16Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16.	Term of the Plan.

16.1Effective Date. The Plan shall become effective as of May 14, 2020, provided that the Plan has been approved by the Company’s stockholders at the Company’s 2020 annual meeting of stockholders (the “Effective Date”). The Plan will supersede and replace the Prior Plan. Outstanding awards under the Prior Plan and all other prior stock incentive plans of the Company, however, will continue to be governed by the stock incentive plans and agreements under which they were granted.

16.2Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth (10th) anniversary of the Effective Date.

2020 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS RESERVATION REQUEST FORM

If you wish to view CoreCivic, Inc.’s 2020 virtual Annual Meeting of Stockholders webcast at the offices of Miles & Stockbridge (located at 100 Light Street, 5th Floor, Baltimore, Maryland 21202), please complete the following information and return to CoreCivic, Inc., Attention: Secretary, 5501 Virginia Way, Suite 110, Brentwood, Tennessee 37027. Your Reservation Request Form must be received by the Secretary of CoreCivic no later than May 8, 2020. Reservation Request Forms received after that date will not be processed. In addition, you must bring a valid, government‑issued photo identification, such as a driver’s license or passport to Miles & Stockbridge’s office. Please note that no members of management or of the Board of Directors will be present at Miles & Stockbridge’s offices.

Your name and address:

Number of Shares of CXW
Common Stock You Hold:

If the shares listed above are not registered in your name, please identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered Stockholder:

(Name of Your Bank, Broker or Other Nominee)

THIS IS NOT A PROXY CARD

CORECIVIC, INC. ATTN: CORPORATE SECRETARY 5501 Virginia Way, Suite 110 Brentwood, TN 37027	VOTE BY INTERNET Before the Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2020, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting -Go to
www.virtualshareholdermeeting.com/CXW2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2020, the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D05930-P36850	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

CORECIVIC, INC.

The Board of Directors recommends you vote FOR the election of the following nominees:

NomineesForAgainstAbstain 1a. Donna M. Alvarado ☐☐☐ 1b. Robert J. Dennis ☐☐☐ 1c. Mark A. Emkes ☐☐☐ 1d. Damon T. Hininger ☐☐☐ 1e. Stacia A. Hylton ☐☐☐ 1f. Harley G. Lappin ☐☐☐	ForAgainstAbstain 1g. Anne L. Mariucci☐☐☐ 1h. Thurgood Marshall, Jr. ☐☐☐ 1i. Devin I. Murphy☐☐☐ 1j. Charles L. Overby☐☐☐ 1k. John R. Prann, Jr.☐☐☐
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
ForAgainstAbstain
2.Non-Binding Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐☐☐
3.Advisory vote to approve the compensation of our Named Executive Officers.	☐☐☐

4. Vote to approve the CoreCivic, Inc. 2020 Stock Incentive Plan.	☐☐☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

CXW’s 2020 Annual Meeting of Stockholders will be on Thursday, May 14, 2020, at 10:00 a.m., Central Time, to be held virtually via a live webcast at www.virtualshareholdermeeting.com/CXW2020.  Please see your proxy statement for instructions should you wish to attend the virtual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Letter to Stockholders and Annual Report on Form 10-K are available at www.proxyvote.com.

D05931-P36850

PROXY

CORECIVIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Damon T. Hininger and David M. Garfinkle, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of CoreCivic, Inc., a Maryland corporation (the “Company”), the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of the Company on Thursday, May 14, 2020, at 10:00 a.m., Central Time, to be held virtually via a live webcast at www.virtualshareholdermeeting.com/CXW2020, and at any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:
`

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side